                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

      Filed by the Registrant /X/
      Filed by a Party other than the Registrant / /

      Check the appropriate box:
      /X/        Preliminary Proxy Statement
      / /        CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED
                 BY RULE 14a-6(e)(2))
      / /        Definitive Proxy Statement
      / /        Definitive Additional Materials
      / /        Soliciting Material Pursuant to Section240.14a-12

                                NETWORK SIX, INC.
      -----------------------------------------------------------------------
                 (Name of Registrant as Specified In Its Charter)

      -----------------------------------------------------------------------
           (Name of Person(s) Filing Proxy Statement, if other than the
                                    Registrant)

Payment of Filing Fee (Check the appropriate box):

/ /        No fee required.
/X/        Fee computed on table below per Exchange Act Rules 14a-6(i)(4)
           and 0-11.
           (1)  Title of each class of securities to which transaction applies:
                Common Stock and Series A Convertible Preferred Stock
                ------------------------------------------------------------
           (2)  Aggregate number of securities to which transaction applies:
                816,991 shares of Common Stock, options to receive 30,000
                shares of Restricted Stock Units, options exercisable for
                222,875 shares of Common Stock, and 714,285.71 shares of
                Series A Convertible Preferred Stock
                ------------------------------------------------------------
           (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
                The proposed maximum aggregate value of the transaction for purposes of calculating the filing fee is $5,849,773. The
                filing fee was determined by adding (a) the product of the
                816,991 shares of Common Stock that are proposed to be
                retired in the merger multiplied by the merger consideration of $3.60 per share of Common Stock, plus (b) $2,500,000 to be paid for the 714,285.71 shares of Series A Convertible
                Preferred Stock, plus (c) $300,605 expected to be paid upon cancellation of all outstanding options to purchase Common
                Stock, plus (d) $108,000 expected to be paid upon
                cancellation of options to acquire Restricted Stock Units
                (the sum of (a), (b), (c) and (d) being the "Total
                Consideration"). The filing fee equals one-fiftieth of one percent of the Total Consideration.
                ------------------------------------------------------------
           (4)  Proposed maximum aggregate value of transaction:
                $5,849,773
                ------------------------------------------------------------
           (5)  Total fee paid:
                $1,170
                ------------------------------------------------------------

/ /        Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

           (1)  Amount Previously Paid:
                ------------------------------------------------------------
           (2)  Form, Schedule or Registration Statement No.:
                ------------------------------------------------------------
           (3)  Filing Party:
                ------------------------------------------------------------
           (4)  Date Filed:
                ------------------------------------------------------------

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                           TO BE HELD AUGUST   , 2001

TO OUR SHAREHOLDERS:

    NOTICE IS HEREBY GIVEN that a special meeting of shareholders of Network Six, Inc., a Rhode Island corporation ("Network Six") will be held at
            .m. local time on August   , 2001, at the Crowne Plaza Hotel at the
Crossings, 801 Greenwich Avenue, Warwick, Rhode Island, for the following purposes:

    1. To consider the approval and adoption of the Agreement and Plan of Merger, dated as of June 6, 2001, by and among Network Six, TRW Inc., an Ohio corporation ("TRW"), and NSI Systems Inc., a Rhode Island corporation ("Acquisition Corp.") which was organized to effect the merger and related transactions, pursuant to which Acquisition Corp. will be merged with and into Network Six, with Network Six continuing as the surviving corporation, and pursuant to which each outstanding share of Network Six common stock will be converted into the right to receive $3.60 in cash, without interest, as more fully described in the accompanying proxy statement and the merger agreement which is attached as Appendix A to this proxy statement.

    2. To consider and act upon any other matters which may properly come before the special meeting or any adjournment thereof.

    The board of directors has fixed the close of business on June 29, 2001, as the record date for the determination of shareholders entitled to notice of, and to vote at, the special meeting and at any adjournments thereof.

    If the merger is completed, each share (other than those held by shareholders who have perfected their dissenters' rights) of Network Six common stock, par value $0.10 per share, outstanding at the closing of the merger will be canceled and converted into the right to receive $3.60 in cash, without interest. The accompanying proxy statement contains detailed information about the merger and the actions to be taken in connection with the merger. The terms of the merger are more fully described in the merger agreement which is attached as APPENDIX A to the accompanying proxy statement.

    In order to evaluate the advisability of the merger, your board of directors formed a special committee of the Network Six board of directors, consisting of two independent directors. The special committee has recommended to your board of directors, and your board of directors recommends to you that the merger and the merger agreement be approved and adopted. In its evaluation of the merger, the special committee and the board of directors considered, among other things, the written opinion of Delta Financial Group, Inc., the financial advisor of the special committee, which states that, as of the date of the opinion, the cash merger consideration of $3.60 per share to be received by the common shareholders of Network Six is fair to such holders from a financial point of view. Delta Financial Group's opinion is subject to the assumptions and qualifications set forth in its written opinion, which is attached as APPENDIX B to the enclosed proxy statement.

    Shareholders who properly demand dissenters' rights prior to the shareholder vote at the special meeting, who do not vote in favor of adoption of the merger agreement and who otherwise comply with the provisions of Section 7.1.1-74 of the Rhode Island Business Corporation Act will be entitled, if the merger is completed, to statutory appraisal of the fair value of their shares of common stock. See the section entitled "Special Factors--Dissenters' Rights" in the accompanying proxy statement and the full text of Sections 7.1.1-73 and 7.1.1-74 of Rhode Island Business Corporation Act, which is attached as APPENDIX C to the accompanying proxy statement, for a description of the procedures that you must follow in order to exercise your dissenters' rights.

    EACH OF THE MEMBERS OF THE BOARD OF DIRECTORS OF NETWORK SIX, UPON THE RECOMMENDATION OF THE SPECIAL COMMITTEE, AND THE SPECIAL COMMITTEE DETERMINED THAT THE MERGER AGREEMENT AND MERGER CONTEMPLATED THEREBY ARE FAIR TO, ADVISABLE AND IN THE BEST INTERESTS OF NETWORK SIX AND ITS COMMON SHAREHOLDERS AND RECOMMENDS THAT YOU VOTE TO APPROVE AND ADOPT THE MERGER AGREEMENT AND MERGER.

    The attached proxy statement provides you with detailed information about the proposed merger and merger agreement. We urge you to read the entire document carefully. The affirmative vote of holders of a majority of our outstanding shares of common stock and our outstanding shares of preferred stock, voting with the common shares on an as converted basis, and a majority of our outstanding preferred shares, voting as a separate class, are required to adopt the merger agreement and the merger.

    REGARDLESS OF THE NUMBER OF SHARES YOU OWN, YOUR VOTE IS VERY IMPORTANT. Therefore, whether or not you plan to attend the meeting, please complete your proxy and return it in the enclosed envelope, which requires no postage if mailed in the United States. If you attend the meeting and wish to vote in person, your proxy will not be used.

    Please do not send any certificates for your shares at this time. Instructions for the purpose of exchanging your shares for the consideration to be received upon consummation of the merger will be sent to you following the consummation of the merger.

Dated: July   , 2001                           By order of the Board of Directors,

                                               --------------------------------------------
                                               Kenneth C. Kirsch, Chairman, President and
                                               Chief Executive Officer

                               NETWORK SIX, INC.
                               475 KILVERT STREET
                          WARWICK, RHODE ISLAND 02886
                                 (401) 732-9000

                            ------------------------

                                PROXY STATEMENT

                            ------------------------

                              GENERAL INFORMATION

    The enclosed proxy is solicited on behalf of the board of directors of Network Six, Inc. ("Network Six") for use at the special meeting of our
shareholders to be held on August   , 2001 at         .m., local time, at the
Crowne Plaza Hotel at the Crossings, 801 Greenwich Avenue, Warwick, Rhode Island, and at any adjournments or postponements thereof. This proxy statement and enclosed form of proxy are first being mailed to our shareholders on or
about July   , 2001.

    Our principal executive office is located at 475 Kilvert Street, Warwick, Rhode Island 02886.

    You may revoke your proxy at any time prior to its use by giving written notice to our corporate secretary; by executing a revised proxy at a later date; or by attending the special meeting, notifying us in writing that you are revoking and voting in person. Proxies in the form enclosed, unless previously revoked, will be voted at the special meeting in accordance with the specifications made by you thereon or, in the absence of such specifications, in favor of the proposal to adopt the agreement and plan of merger by and among Network Six, NSI Systems Inc., a Rhode Island corporation ("Acquisition Corp."), and TRW Inc., an Ohio corporation ("TRW"), in order to effect the merger and the related transactions contemplated therein and with respect to any other business which may properly come before the special meeting, in the discretion of the named proxies.

    Only the holders of our common stock, par value $0.10 per share, and the Series A Convertible Preferred Stock, par value $3.50 per share, on the close of business on June 29, 2001 will be entitled to vote at the special meeting. On June 6, 2001, 816,991 shares of common stock and 714,285.71 shares of preferred stock were outstanding. Each share of common stock is entitled to one vote on each matter to be voted upon at the special meeting. Holders of shares of preferred stock are entitled to one vote for every four shares held by them on each matter to be voted upon at the special meeting. A majority of shares entitled to vote is required to be represented at the special meeting to constitute a quorum for the special meeting. The failure of a quorum to be represented at the special meeting will necessitate adjournment and subject us to additional expense. It is our policy to count abstentions and broker non-votes for purposes of determining the presence of a quorum at the special meeting. Abstentions and broker non-votes will have the effect of a vote "AGAINST" the merger for purposes of determining results on the proposal. A broker non-vote occurs when a broker votes on some matters on the proxy card but not on others, usually because he does not have the authority to do so.

    The cost of soliciting proxies in the enclosed form will be borne by Network Six. In addition to solicitation by mail, our officers, employees or agents may solicit proxies personally, or by telephone, facsimile transmission or other means of communication. We will request banks and brokers or other similar agents or fiduciaries to transmit the proxy material to the beneficial owners for their voting instructions and will reimburse them for their expenses in so doing.

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THIS TRANSACTION, OR DETERMINED IF THIS PROXY STATEMENT IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               SUMMARY TERM SHEET

    THE FOLLOWING SUMMARY BRIEFLY DESCRIBES THE MATERIAL TERMS OF THE PROPOSED MERGER. THIS SUMMARY DOES NOT CONTAIN ALL THE INFORMATION THAT MAY BE IMPORTANT FOR YOU TO CONSIDER WHEN EVALUATING THE MERGER. WE ENCOURAGE YOU TO READ THIS PROXY STATEMENT IN ITS ENTIRETY BEFORE VOTING. WE HAVE INCLUDED SECTION REFERENCES TO DIRECT YOU TO A MORE COMPLETE DESCRIPTION OF THE TOPICS DESCRIBED IN THIS SUMMARY.

    - THE COMPANIES. Network Six, Inc. ("Network Six") is a Rhode Island corporation providing information technology services primarily to state government health and human services agencies.

    NSI Systems Inc. ("Acquisition Corp.") is a Rhode Island corporation newly formed for the sole purpose of effecting the merger. Acquisition Corp. is a wholly-owned subsidiary of TRW Inc., an Ohio corporation ("TRW"). At the closing of the merger, Acquisition Corp. will be merged with and into Network Six and Network Six will become a wholly-owned subsidiary of TRW. Please read "Special Factors--Structure of the Transaction; Participants."

    - REQUIRED VOTE. Two class votes are required to approve the merger and adopt the merger agreement. The first required class vote is a majority of our outstanding shares of common stock voting together with our outstanding shares of preferred stock (on an as-converted-to-common stock basis). The second required class vote is a majority of our outstanding shares of preferred stock voting as a separate class. Please read "The Special Meeting--Required Vote."

    - MERGER CONSIDERATION. If the merger is completed, our common shareholders, except dissenting shareholders who perfect their dissenters' rights, will receive $3.60 per share in cash for each of their shares of common stock. Please read "Questions and Answers About the Merger," and "Special Factors--Dissenters' Rights," and "Special Factors--Structure of the Transaction; Participants."

    - EFFECTS OF THE MERGER.  As a result of the merger:

     - Our shareholders will no longer have any equity interest in Network Six.

     - Our common stock will no longer be quoted on The Nasdaq Small Cap Market and the registration of our common stock under the Securities Exchange Act of 1934 will be terminated. Please read "Questions and Answers About the Merger," and "Special Factors--Structure of the Transaction; Participants."

     - TAX CONSEQUENCES. The receipt of cash in the merger by you may be a taxable transaction to you. Please read "Special Factors--Material Federal Income Tax Consequences of the Merger."

    - OTHER CONSIDERATIONS.

     - The board of directors appointed a special committee, consisting of two independent directors, to evaluate the proposed merger. The board of directors, upon the recommendation of the special committee, and the special committee unanimously determined that the merger, the merger agreement, and the other transactions contemplated by the merger agreement are fair to, advisable, and in the best interests of Network Six and our common shareholders and recommend that you approve and adopt the merger and merger agreement. Please read "Special Factors--Background of the Merger;" "Special Factors--Recommendation of the Special Committee and the Board of Directors and Reasons for the Merger."

     - The special committee and the board of directors received a written opinion from Delta Financial Group, Inc. to the effect that, subject to certain assumptions and qualifications set forth in its opinion, as of the date of the opinion, the cash merger consideration of $3.60 per share to be received by our common shareholders is fair from a financial point of view. Please read "Special Factors--Opinion of Delta Financial
       Group, Inc."

     - DISSENTERS' RIGHTS. If you do not wish to vote in favor of the merger and you fulfill several procedural requirements, including not voting in favor of the merger agreement, Rhode Island law entitles you to an appraisal of the fair value of your shares. Please read "Special Factors--Dissenters' Rights."

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

    We intend the following questions and answers to provide brief answers of frequently asked questions regarding the merger. These questions and answers do not and are not intended to address all questions that may be important to you. You should carefully read this entire proxy statement as well as all appendices.

Q: WHAT AM I BEING ASKED TO VOTE UPON?

A: You are being asked to vote to approve and adopt the merger agreement and the transactions contemplated by the merger agreement including the merger of Acquisition Corp. with and into Network Six. As a result of the merger, Network Six will become a wholly-owned subsidiary of TRW.

Q: WHY SHOULD OUR COMMON SHAREHOLDERS APPROVE THE MERGER?

A: For our common shareholders, the merger provides a purchase price for their shares at a premium of approximately 24% over the average closing price for the thirty calendar-day period immediately preceding the date that the proposed merger was first publicly announced. Your board of directors, upon recommendation of the special committee, and the special committee, unanimously determined that the merger, the merger agreement, and the other transactions relating to the merger are fair to, advisable, and in the best interest of Network Six and our common shareholders and recommends that you approve and adopt the merger and merger agreement. See "Special Factors--Recommendation of the Special Committee and the Board of Directors and Reasons for the Merger."

Q: WHAT WILL I RECEIVE IN THE MERGER?

A: Each share of Network Six common stock other than shares owned by shareholders who have demanded dissenters' rights and satisfied the procedures relating to dissenters' rights will be automatically converted into the right to receive $3.60 cash per share, without interest. "See "Special Factors--Structure of the Transaction; Participants" and "Summary of the Merger Agreement."

Q: WHAT WILL THE HOLDERS OF THE SERIES A CONVERTIBLE PREFERRED STOCK RECEIVE IN
    THE MERGER?

A: On June 6, 2001, the holder of all of the outstanding Network Six preferred stock entered into a purchase and sale and voting agreement with TRW and Acquisition Corp. and agreed to sell all of its shares of preferred stock to Acquisition Corp. for $2,500,000 ($3.50 per share) to be paid in the form of a promissory note. The agreement also provides that any accrued but unpaid dividends will be paid to the holder in cash immediately prior to the closing of the merger. The holder of the preferred stock also agreed to vote in favor of the merger and the merger agreement and granted TRW and Acquisition Corp. a proxy to vote its shares in favor of the merger and merger agreement. See "Special Factors--Interests of Certain Persons in the Merger."

Q: WHO IS ACQUISITION CORP.?

A: Acquisition Corp. is a Rhode Island corporation formed at the direction of TRW, the parent of Acquisition Corp., for the sole purpose of merging with and into Network Six.

Q: WHY WAS THE SPECIAL COMMITTEE FORMED?

A: Your board of directors formed a special committee consisting of two outside directors, Mr. Henry Huta and Mr. Edward Braks, to review and advise the entire board with respect to a specific offer to purchase Network Six and other strategic alternatives available to Network Six to maximize shareholder value. The special committee was also formed to review and advise the entire board regarding the rights and privileges of our preferred shareholders. Mr. Huta and Mr. Braks are neither employees of Network Six nor affiliated in any way with the holder of the outstanding Network Six preferred stock. The special committee independently selected and retained legal counsel and a financial advisor to assist it. For further details about the special committee, see "Special Factors--Special Committee," and "Special Factors--Background of the Merger."

Q: WHAT WAS THE OPINION OF THE FINANCIAL ADVISOR?

A: The special committee and the board of directors each considered the opinion of the special committee's financial advisor, Delta Financial Group, Inc. Delta presented a written opinion to the effect that, subject to certain assumptions and qualifications set forth in its opinion, the cash merger consideration of $3.60 per share to be received by the common shareholders of Network Six is fair from a financial point of view.

Q: WHERE AND WHEN IS THE SPECIAL MEETING?

A: The special meeting will be held at       , local time, on August   , 2001 at
    the Crowne Plaza Hotel at the Crossings, 801 Greenwich Avenue, Warwick, Rhode Island.

Q: WHAT IS THE SPECIAL COMMITTEE'S AND THE BOARD'S RECOMMENDATION?

A: The board of directors, upon the recommendation of the special committee, and the special committee recommend that you vote your shares "FOR" the adoption of the merger agreement and the transactions contemplated by the merger agreement. See "Special Factors--Recommendation of the Special Committee and the Board of Directors and Reasons for the Merger."

Q: HOW WILL I BE TAXED ON THE MERGER?

A: For income tax purposes, generally the receipt of cash by our shareholders will be a taxable transaction. We urge all shareholders to consult their tax advisors to determine the effect of the merger under federal tax law (or foreign tax law where applicable), and under their own state and local tax laws. See "Special Factors--Material Federal Income Tax Consequences of the Merger."

Q: WHAT WILL HAPPEN TO NETWORK SIX AFTER THE MERGER?

A: After the merger, our common stock will no longer be publicly traded, and Network Six will be a wholly-owned subsidiary of TRW.

Q: ARE OUR SHAREHOLDERS ENTITLED TO DISSENTERS' RIGHTS?

A: Yes. Under the Rhode Island Business Corporation Act, our shareholders are entitled to dissenters' rights. The rules governing satisfaction of the requirements for exercising dissenters' rights must be strictly complied with or a shareholder's dissenters' rights may be lost. For a description of these rights and how to satisfy the applicable requirements, see "Special Factors--Dissenters' Rights."

Q: WHO CAN VOTE AT THE SPECIAL MEETING?

A: Holders of our common stock and preferred stock at the close of business on June 29, 2001, the record date, may vote at the special meeting. Each share of common stock is entitled to one vote and the holder of the preferred stock is entitled to one vote for every four shares of preferred stock. The holder of the preferred stock will also vote as a separate class. See "The Special Meeting--Required Vote."

Q: WHAT VOTE IS REQUIRED?

A: The merger and the merger agreement must be approved and adopted by the holders of a majority of the shares of our outstanding common and preferred stock. The preferred stock will vote (on an as converted basis) with the common stock as a combined class and will also vote as a separate class. A majority vote of each such class will be required. The holder of the preferred stock and certain common shareholders have already entered into voting agreements with TRW and Acquisition Corp. As a result of these agreements, 43% of the class consisting of the combined common shares and preferred shares, and 100% of the class consisting of only the preferred shares, will vote in favor of the merger agreement and merger. See "Special Meeting--Required Vote," and "Special Factors--Interests of Certain Persons in the Merger."

Q: WHEN WILL THE MERGER BE COMPLETED AND WHEN WILL I RECEIVE THE MERGER
    CONSIDERATION?

A: We expect to complete the merger as quickly as possible once all the conditions to the merger are fulfilled. These conditions include approval by our shareholders of the merger and merger agreement, consents by any governmental authorities or third parties, and the absence of any court actions seeking to prohibit the merger. For a more complete description of the merger agreement and conditions to the merger, See "Summary of Merger" and Appendix A. We currently expect to complete the merger in the third quarter of 2001. If the merger agreement and merger are approved by our shareholders, you will receive detailed written instructions from the exchange agent regarding the delivery of your share certificates in order to receive the per share cash consideration. Upon your delivery of certificates and/or completion of the exchange agent's instructions, the exchange agent will promptly pay you the merger consideration to which you are entitled. See "Summary of Merger Agreement."

Q: IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY
    SHARES FOR ME?

A: No. The law does not allow your broker to vote your shares on the merger at the special meeting without your direction. You should have received instructions from your broker regarding how to vote your shares. Please follow the directions your broker provided to you. Shares that are not voted because you do not instruct your broker are called "broker non-votes," and will have the effect of a vote "AGAINST" the merger. See "Special Meeting--Voting Shares Held in "Street Name" by Proxy."

Q: IF I SEND IN MY PROXY CARD BUT FORGET TO INDICATE MY VOTE, HOW WILL MY SHARES
    BE VOTED?

A: If you sign and return your proxy card but do not indicate how your shares are to be voted at the special meeting, the shares represented by your proxy will be voted "FOR" the merger agreement and merger. See "Special Meeting--Voting Your Shares" by Proxy."

Q: WHAT SHOULD I DO NOW TO VOTE AT THE SPECIAL MEETING?

A: Sign, mark, and mail your proxy card indicating your vote on the merger in the enclosed return envelope as soon as possible, so that your shares of stock can be voted at the special meeting.

Q: MAY I CHANGE MY VOTE AFTER I MAIL MY PROXY CARD?

A: Yes. You may change your vote at any time before your proxy is voted at the special meeting. You can do this in three ways. First, you can send a written statement that you would like to revoke your proxy (which to be effective must be received by us prior to the vote at the special meeting). Second, you can send a new proxy card prior to the vote at the special meeting (which to be effective must be received by us prior to the vote at the special meeting). You should send your revocation or new proxy card to the corporate secretary of Network Six at the address on the cover of this proxy statement. Third, you can attend the special meeting, notify us in writing that you are revoking your proxy and vote in person. However, your attendance alone will not revoke your proxy; you must attend, notify us in writing of your intention to revoke and cast your vote at the special meeting. IF YOUR SHARES ARE HELD BY A BROKER, YOU MUST FOLLOW THE DIRECTIONS PROVIDED BY YOUR BROKER TO HAVE YOUR SHARES VOTED OR TO CHANGE YOUR INSTRUCTIONS. See "The Special Meeting--Revoking Your Proxy" and "The Special Meeting--Voting Shares Held in "Street Name" by Proxy."

Q: DO I SEND IN MY STOCK CERTIFICATES NOW?

A: No. Assuming the merger is completed, you will receive written instructions for delivering your stock certificates in order to receive the $3.60 merger consideration in the merger, without interest, from the exchange agent, Equiserve Limited Partnership. DO NOT SEND YOUR CERTIFICATES NOW.

Q: ARE ANY GOVERNMENTAL APPROVALS REQUIRED FOR THE MERGER?

A: No. See "Special Factors--Regulatory Filings and Approvals Required to
    Complete the Mergers."

Q: WHOM SHOULD I CALL WITH MY QUESTIONS?

A: If you would like additional copies of this document or if you have more questions about the merger, including the procedures for obtaining the cash payment for your shares, please contact:

             Network Six, Inc.
             475 Kilvert Street
             Warwick, RI 02886
             Attention: James J. Ferry, Corporate Secretary
             Telephone: (401) 732-9000
             Facsimile: (401) 732-9004

               GENERAL INFORMATION AND SUMMARY OF THE TRANSACTION

    This summary may not contain all of the information that is important to you to evaluate the terms of the merger. For a more complete understanding of the merger and the other information contained in this document, you should read this entire document carefully, as well as the additional documents to which it refers. For instructions on obtaining more information, see "Questions and Answers About the Merger."

    GENERAL INFORMATION

    All information contained in this proxy statement specifically relating to Acquisition Corp. and TRW has been supplied by them for inclusion and has not been independently verified by us. No persons have been authorized to give any information or to make any representations other than those contained in this proxy statement.

    THE MEETING

    TIME, DATE, AND PLACE.  The special meeting will be held on August   , 2001
at       a.m., local time, at the Crowne Plaza Hotel at the Crossings, 801
Greenwich Avenue, Warwick, Rhode Island.

    PURPOSE OF THE MEETING. At the special meeting, holders of our capital stock entitled to vote at the close of business on the record date, which is June 29, 2001, will consider and vote upon a proposal to adopt the merger agreement and approve the transactions relating to the merger. In addition, the holders of our capital stock entitled to vote at the special meeting will be entitled to consider and vote upon such other business as may properly come before the meeting. We are not aware of any matters other than those referenced to in this proxy statement that will be presented at this special meeting.

    VOTING AND RECORD DATE. The board of directors has fixed the close of business on June 29, 2001 as the record date for determining the holders of common shares and preferred shares entitled to notice of and to vote at the special meeting. Accordingly, only holders of record at the close of business on the record date are entitled to vote at the special meeting on the approval of the merger agreement and the merger. As of the record date, there were [816,991] shares of common stock and 714,285.71 shares of preferred stock issued and outstanding and entitled to vote on the approval of the merger agreement and the merger.

    VOTING REQUIREMENTS. Each holder of record of common shares on the record date is entitled to one vote per share, exercisable in person or by properly executed proxy with respect to the approval and adoption of the merger agreement and the merger. The holders of preferred stock are entitled to one vote for
every four shares held by them. As of the record date, there were   record
holders of our common stock and one record holder of the preferred stock.

    Under Rhode Island law, the affirmative vote of at least a majority of all of the outstanding shares of our voting stock is required to approve the merger agreement and the merger. A majority of shares entitled to vote is required to be represented at the special meeting to constitute a quorum. The failure of a quorum to be represented at the special meeting will necessitate adjournment and subject us to additional expense. It is our policy to count abstentions and broker non-votes in determining the presence of a quorum. Abstentions and broker non-votes will have the effect of a vote "AGAINST" the merger for purposes of determining results on proposals. A broker non-vote occurs when a broker votes on some matters on the proxy cards but not on others, usually because he does not have the authority to do so.

    As of June 6, 2001, the holder of all of the 714,285.71 shares of preferred stock representing 178,571.42 votes of the combined class of common and preferred stock entered into a purchase and sale and voting agreement with TRW and Acquisition Corp. and (i) agreed to vote in favor of the merger and merger agreement, and (ii) granted TRW and Acquisition Corp. a proxy to vote its shares in favor of the merger and the merger agreement. Shareholders owning 253,181 shares of common stock have also entered into a voting agreement with TRW and Acquisition Corp. and they also (i) agreed to vote in favor of the merger and merger agreement, and (ii) granted TRW and Acquisition Corp. a proxy to vote their shares in favor of the merger and the merger agreement. Accordingly, at least 431,752.42 shares or approximately 43% of the outstanding shares of the combined class of common and preferred stock, and all of the preferred stock, entitled to vote will be voted for the approval of the merger agreement and the merger at the special meeting.

    PROXIES. A proxy card is enclosed for your use in voting by mail. A proxy may be revoked at any time prior to its exercise at the special meeting. Stock entitled to vote represented by properly executed proxies received at or prior to the special meeting, and which have not been revoked, will be voted in accordance with the instructions indicated on the proxy.

    YOU SHOULD NOT SEND ANY CERTIFICATES REPRESENTING SHARES OF STOCK WITH YOUR PROXY CARD. IF THE MERGER IS CONSUMMATED, INFORMATION OUTLINING THE PROCEDURE FOR THE EXCHANGE OF YOUR CERTIFICATES WILL BE SENT TO YOU.

    NETWORK SIX

    Network Six is a Rhode Island corporation with its principal executive offices located at 475 Kilvert Street, Warwick, Rhode Island 02886. We provide information technology solutions to enable our customers to operate more efficiently and effectively. Our services include applications development and implementation, e-commerce planning, and technology consulting. We have historically focused on providing our services to state governments, particularly health and human services agencies. See "Information with Respect to Network Six; Business and Selected Financial Data."

    TRW AND ACQUISITION CORP.

    TRW is an Ohio corporation with its principal executive offices located at 1900 Richmond Road, Cleveland, Ohio, 44124. TRW is an international company that provides advanced technology products and services. TRW and its subsidiaries' principal businesses are the design, manufacture and sale of products and the performance of systems engineering, research, and technical services for industry and the United States government in the aerospace, information systems and automotive markets.

    Acquisition Corp., a Rhode Island corporation and a wholly-owned subsidiary of TRW, was organized on June 6, 2001 in connection with the merger and has not engaged in any business activities since its organization. All outstanding shares of capital stock of Acquisition Corp. are owned by TRW. The principal office of Acquisition Corp. is located at the principal executive offices of TRW.

    RECOMMENDATION TO SHAREHOLDERS

    Our board of directors established a special committee consisting of two independent directors to evaluate and negotiate proposals to acquire Network Six because management, to the extent they serve on the board, and representatives of the holder of the preferred stock who serve on our board, may have interests in the merger that differ from those of shareholders generally. Our board of directors, upon the recommendation of the special committee, and the special committee have unanimously determined that the merger agreement, the merger, and the transactions relating to the merger are fair to, advisable, and in the best interests of Network Six and its shareholders and unanimously recommends that you vote "FOR" approval of the merger and the adoption of the Merger Agreement. See "Special Factors--Recommendation of the Special Committee and the Board of Directors and Reasons for the Merger."

    FAIRNESS OPINION

    Delta Financial Group, Inc. served as financial advisor to the special committee. Delta has delivered a written opinion to the special committee and our board of directors to the effect that, subject to certain assumptions and qualifications set forth in its opinion, as of the date of the opinion, the cash merger consideration of $3.60 per share to be received by the common shareholders of Network Six is fair to such shareholders from a financial point of view. A copy of Delta's opinion is attached to this proxy statement as APPENDIX B. You should read this opinion in its entirety, as well as the other information described under "Special Factors--Opinion of Delta Financial
Group, Inc."

    THE MERGER

    The merger agreement is the legal document that governs the merger. We have attached the merger agreement as APPENDIX A to this proxy statement, and we encourage you to read it carefully. See "Summary of the Merger."

    Acquisition Corp. will be merged with and into Network Six with Network Six being the surviving corporation.

    In the merger, each outstanding share of Network Six's common stock, except for those shareholders perfecting dissenters' rights, will be converted into the right to receive $3.60 in cash, without interest. In addition, Network Six has agreed to accelerate the vesting of all non-vested options immediately prior to the merger in exchange for the cancellation of all options and the payment by the surviving corporation to the option holders of an amount equal to the excess, if any, of $3.60 per share over the exercise price of each cancelled option. See "Special Factors--Treatment of Options," and "Summary of the Merger."

    DISSENTERS' RIGHTS

    Under Rhode Island law, our shareholders are entitled to demand the fair value of their shares of common stock and have it paid to them in cash. To do this, the holders of our common stock who choose to exercise their dissenters' rights must follow the following required procedures:

     - You must deliver a written objection to us before the vote is taken at the special meeting;

     - You must not vote in favor of the merger;

     - If the merger is approved by the required vote at the special meeting, you must within ten (10) days after the vote, make a written demand on us for payment of the fair value of your shares; and

     - Within twenty (20) days after demanding payment, you must submit your certificate or certificates representing your shares to us for notation on the certificates that you have exercised your dissenters' rights and made demand on us for payment of the fair value of your shares.

    If a shareholder follows the required procedures, the shares owned by the shareholder will not be converted in the merger into the right to receive the $3.60 per share in cash. Instead, the shareholder's only right will be to receive the fair value of the shares as determined by Section 7-1.1-74 of the Rhode Island Business Corporation Act. See "Special Factors--Dissenters' Rights."

    INTEREST OF OFFICERS AND DIRECTORS IN THE MERGER

    You should be aware that some of our officers and directors may have interests in the merger that may be different from or in addition to your interests. See "Special Factors--Interests of Certain Persons in the Merger."

    CONDITIONS OF COMPLETION OF THE MERGER

    The obligations of each of Network Six, TRW, and Acquisition Corp. to complete the merger and the other transactions contemplated by the merger agreement are subject to the satisfaction or waiver of numerous conditions. See "Summary of the Merger Agreement."

    REGULATORY APPROVALS

    We do not believe that there are any material governmental or regulatory approvals required for completion of the merger, other than compliance with applicable corporate laws of Rhode Island and rules and regulations administered by the Securities Exchange Commission including the solicitation of proxies.

    MERGER FINANCING

    TRW or Acquisition Corp. intends to provide to the exchange agent prior to the merger sufficient funds to consummate the transaction.

    NOTE REGARDING FORWARD-LOOKING STATEMENTS

    This proxy statement may include "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended, including, but not limited to, Network Six's expected future revenues, operations and expenditures. Investors are cautioned that forward-looking statements are inherently uncertain. Actual performance and results of operations may differ materially from those projected or suggested in the forward-looking statements due to certain risks and uncertainties. The forward-looking statements contained herein represent our judgment as of the date of this statement, and we caution readers not to place undue reliance on such statements.

                         HISTORICAL MARKET INFORMATION

    Our common stock is traded on The NASDAQ Small Cap Market under the symbol "NWSS." The following table sets forth the high and low sale prices on The NASDAQ Small Cap Market for our shares of common stock for the periods indicated:

                                                                 HIGH       LOW
                                                               --------   --------
2001  First Quarter..........................................   $3.19      $1.38
      Second Quarter thru June 6,............................   $3.99      $2.60

2000  First Quarter..........................................   $4.75      $3.00
      Second Quarter.........................................    4.66       2.56
      Third Quarter..........................................    4.22       2.63
      Fourth Quarter.........................................    3.00       1.19

    The number of registered holders of record of our common stock as of
June 29, 2001 was approximately       .

    We have not paid a dividend with respect to our common stock and we do not anticipate paying dividends in the foreseeable future.

    On June 6, 2001, the last trading day prior to the day that we issued a press release announcing the merger transaction, the closing price of our common stock on The NASDAQ Small Cap Market was $2.65.

    On June 19, 2001, the closing price of our common stock was $3.50 per share. Our shareholders are urged to obtain a current market quotation for the shares.

                              THE SPECIAL MEETING

    GENERAL

    This proxy statement is being furnished to our shareholders as part of the solicitation of proxies by our board of directors for use at a special meeting
to be held on August   , 2001, starting at         .m. local time, at the Crowne
Plaza Hotel at the Crossings, 801 Greenwich Avenue, Warwick, Rhode Island or any adjournment or postponement thereof.

    The purpose of the special meeting is for our shareholders to consider and vote upon the approval and adoption of the merger and merger agreement and such other business as may properly come before the special meeting or any adjournment or postponement of the special meeting. A copy of the merger agreement is attached to this proxy statement as APPENDIX A.

    RECORD DATE AND VOTING; QUORUM

    The holders of record of Network Six shares entitled to vote as of the close of business on June 29, 2001, the record date, are entitled to receive notice of, and to vote at, the special meeting. On the record date, there were [816,991] shares of our common stock outstanding and 714,285.71 shares of preferred stock outstanding. The holders of a majority of the outstanding shares entitled to vote on the record date will constitute a quorum for purposes of the special meeting. Any shares of our common stock held in treasury are not considered to be outstanding for purposes of determining a quorum. Once a share is represented at the special meeting, it will be counted for the purpose of the special meeting, unless the holder is present solely to object for purposes of exercising dissenters' rights.

    REQUIRED VOTE

    Each share of our common stock outstanding on June 29, 2001, the record date, entitles the holder to one vote at the special meeting. The holder of the preferred stock is entitled to one vote for every four shares of preferred stock. Completion of the merger requires the adoption of the merger agreement and approval of the merger by the affirmative vote of the holders of a majority of the outstanding shares of our common stock voting together with the outstanding preferred stock on an as converted basis. In addition, the merger and merger agreement must be approved by a majority of the issued and outstanding shares of preferred stock voting as a separate class. You may vote your shares by returning the enclosed proxy or by appearing at the special meeting and voting.

    As of June 6, 2001, the preferred shareholder is entitled to 178,571.42 votes with respect to the preferred stock held or 18% of the total voting shares of common and preferred stock, voting together as a combined class. The holder of the preferred stock entered into a purchase and sale and voting agreement with TRW and Acquisition Corp. on June 6, 2001. Other common shareholders who have also entered into voting arrangements with TRW and Acquisition Corp. are entitled to vote 253,181 shares of common stock or 25% of the total voting shares of common and preferred stock, voting together as a combined class. Accordingly, the preferred shareholder and the other common shareholders who are parties to these voting agreements have agreed to vote their shares in favor of the merger agreement and the merger, and have granted a proxy to TRW and Acquisition Corp. to vote a total of 43% of the combined class of common and preferred stock (and 100% of the preferred class) in favor of the merger and the merger agreement.

    VOTING SHARES HELD IN "STREET NAME" BY PROXY

    Under applicable rules, brokers who hold shares in street name for customers have the authority to vote on "routine" proposals when they have not received instructions from beneficial owners. Under these rules, brokers are precluded from exercising their voting discretion with respect to the approval of non-routine matters such as the merger proposal and thus, absent specific instructions from the beneficial owner of such shares, brokers may not vote such shares with respect to the approval of such proposals (i.e. "broker non-votes"). Abstentions and properly executed broker non-votes will be treated as shares that are present and entitled to vote at the special meeting for purposes of determining whether a quorum exists and will have the effect of a vote "AGAINST" the merger in determining results on the proposals.

    DISSENTING HOLDERS

    Our shareholders have the right to dissent from approval of the merger agreement, and subject to strict compliance with certain requirements and procedures set forth in Section 7-1.1-74 of the Rhode Island Business Corporation Act, to receive payment of the "fair value" of their shares of common stock. Failure to follow such procedures precisely could result in a loss of dissenters' rights. See "Special Factors--Dissenters' Rights."

    VOTING YOUR SHARES BY PROXY

    If you vote your shares by signing a proxy, your shares will be voted at the special meeting as you indicate on your proxy card. If no instructions are indicated on your signed proxy card, your shares will be voted "FOR" the approval of the merger agreement and the merger. If any matter not specifically listed in the notice of special meeting is presented at the special meeting, Messrs. Kenneth C. Kirsch and James J. Ferry will vote your shares in accordance with their best judgment. At the time we began printing this proxy statement, we knew of no matters that needed to be acted on at the meeting other than those discussed in this proxy statement.

    REVOKING YOUR PROXY

    A proxy that is properly submitted to us may be revoked at any time before it is exercised. For a shareholder "of record" (meaning one whose shares are registered in his or her own name) to revoke a proxy, the shareholder may either:

     - send in another signed proxy card with a later date;

     - submit a written revocation to our corporate secretary at the address on the cover of this proxy statement; or

     - attend the special meeting, notify us in writing that you are revoking your proxy and vote in person. However, simply attending the special meeting will not revoke a proxy.

    A "beneficial holder" whose shares are registered in another name (for example in "street name") must follow the procedures required by the holder of record, which is usually a brokerage firm or bank, to revoke a proxy. You should contact the holder of record directly for more information on these procedures.

    COSTS OF SOLICITING THESE PROXIES

    All expenses incurred in connection with solicitation of the enclosed proxy will be paid by Network Six. Officers and employees of Network Six may solicit proxies by telephone or in person. However, they will not be paid for soliciting proxies. We will also request that persons and entities holding shares in their names or in the names of their nominees that are beneficially owned by others send proxy materials to and obtain proxies from those beneficial owners, and we will reimburse those holders for their reasonable expenses in performing those services.

    ADJOURNMENTS OR POSTPONEMENTS

    Although it is not expected, the special meeting may be adjourned or postponed for the purpose of soliciting additional proxies or to satisfy certain conditions to closing the merger as specified in the merger agreement. Any adjournment or postponement of the special meeting may be made without notice, other than by an announcement made at the special meeting, by approval of the holders of a majority of the shares of stock present in person and entitled to vote or represented by proxy at the special meeting, whether or not a quorum exists. Any signed proxies received by us will be voted in favor of an adjournment or postponement of the special meeting in these circumstances, unless either a written note on the proxy delivered by the shareholder directs otherwise or the shareholder has voted against the merger agreement and merger. Thus, proxies voting against the merger will not be used to vote for adjournment of the special meeting for the purpose of providing additional time. Any adjournment or postponement of the special meeting will allow shareholders who have already sent in their proxies to revoke them at any time prior to their use.

    OTHER MATTERS TO BE CONSIDERED

    The board of directors is not currently aware of any other business to be brought before the special meeting. If, however, other matters are properly brought before the special meeting or any adjournment or postponement of the special meeting, the persons appointed as proxies will have discretionary authority to vote the shares represented by duly executed proxies in accordance with their discretion and judgment.

                                SPECIAL FACTORS

STRUCTURE OF THE TRANSACTION; PARTICIPANTS

    If the merger is approved and the merger agreement is adopted by our shareholders and the other conditions to the closing of the merger are either satisfied or waived, Acquisition Corp. will be merged with and into Network Six, with Network Six being the surviving corporation. After the merger, TRW will own Network Six.

    When the merger is completed, except with respect to those shares held by persons who perfected their dissenters' rights, each share of Network Six common stock issued and outstanding at the closing of the merger will be cancelled and converted into the right to receive $3.60 in cash, without interest. Immediately prior to the merger, Acquisition Corp. will acquire all of the outstanding shares of preferred stock at a purchase price of $2,500,000 payable in the form of a promissory note. The preferred shareholder will also receive all accrued and unpaid dividends in cash.

    As a result of the merger, Network Six will become a subsidiary of a publicly held company and there will be no public market for our common stock, which will no longer be quoted on the NASDAQ Small Cap Market. In addition, the registration of Network Six common stock under the Securities Exchange Act of 1934, as amended, will be terminated.

    For income tax purposes, generally, the receipt of the merger consideration by holders of common stock will be a taxable sale of the holders' common stock. See "Special Factors--Material Federal Income Tax Consequences of the Merger."

    The principal benefits of the merger to our common shareholders after the merger include the following:

     - the receipt of $3.60 per share in cash, representing a premium of 36% over the average closing market price for our common stock over the previous 12 months; and

     - the avoidance of the risk associated with any decrease in the future earnings, growth, or value of Network Six following the merger.

    The principal detriments to our common shareholders after the merger include the following:

     - you will cease to have an interest in Network Six and therefore will no longer benefit from increases, if any, in the future earnings, growth, or value of Network Six or payment of dividends by Network Six, if any; and

     - generally, the receipt of cash in the merger will be a taxable transaction for U.S. federal income tax purposes under the Internal Revenue Code of 1986, as amended, and may also be a taxable transaction under applicable state, local, foreign, and other tax laws.

BACKGROUND OF THE MERGER

    The decision of the special committee and the board of directors to approve and recommend the merger agreement was the result of an extended evaluation process to enhance shareholder value that began in early 2000.

    On April 1, 2000, pursuant to approval of our board of directors, we engaged Bentley Associates, L.P. ("Bentley") as a financial advisor for the purpose of exploring a variety of strategic alternatives to enhance shareholder value, including potential merger and acquisition transactions.

    Initially, in accordance with our strategic plan to expand the scope of our business to include a variety of commercial "information technology" services, Bentley concentrated its efforts on identifying suitable acquisition candidates. Between April and August, 2000, Bentley identified approximately 32 potential acquisition candidates, the majority of which submitted financial data and business plans for our consideration. Management also visited several of these candidates but did not enter into substantive negotiations with any candidates for a variety of reasons relating to strategic fit, valuation, timing, and other business difficulties and perceived risks. Bentley continued to identify a small number of additional acquisition candidates during the fall of 2000, and discussions and preliminary valuations were exchanged with several of these candidates, but no agreements could be reached.

    As the summer progressed into the fall and it became apparent to Network Six that many commercial information technology service providers were continuing to experience business difficulties and falling stock prices, we shifted our emphasis from locating potential sellers to locating a potential buyer. Between July and October 2000, Bentley made initial contact with several potential acquirors of Network Six, resulting in expressions of interest from two companies but no meetings or offers. We determined in November 2000 to broaden our contacts to reach other major state government information technology providers including some competitors. By the end of December 2000, Bentley had directly contacted 23 potential acquirors including both direct competitors and others in the commercial information technology services field. Only three entities had advanced to express significant interest in acquiring Network Six, one of which was TRW.

    On November 2, 2000, Bentley made an initial inquiry to TRW about the possibility of a transaction with Network Six. Bentley subsequently spoke with representatives of TRW's planning and development group and TRW's global information technology division, respectively. On December 22, 2000, we entered into a non-disclosure agreement with TRW. Representatives of TRW visited our offices in Rhode Island on January 23, 2001.

    On January 8, 2001, we entered into a non-disclosure agreement with one of the other potential acquirers of Network Six who had expressed significant interest in December. On January 29, 2001, after a series of meetings and conferences with this party, we received a non-binding written offer from this party to acquire Network Six. After discussion, our board of directors, by unanimous written consent dated January 29, 2001, voted to form a special committee of the board, for a term of three months, consisting of two outside directors, Mr. Braks and Mr. Huta. The purpose of the committee was to review and advise the entire board with respect to this written offer and other strategic alternatives available to Network Six to maximize shareholder value, and also to review and advise the board regarding the rights and privileges of our preferred shareholders.

    On February 1, 2001, the special committee met with representatives of Duffy & Sweeney, LTD. The representatives of Duffy & Sweeney indicated that the firm was prepared to act as legal counsel for the special committee. After due inquiry, the special committee determined that Duffy & Sweeney was independent from Network Six and the parties proposing transactions and engaged Duffy & Sweeney as its legal counsel. At this meeting, the special committee then provided its counsel with extensive background information about Network Six and the events leading up to the formation of the special committee.

    The special committee through Duffy & Sweeney then contacted four separate investment banking firms which had been recommended to the special committee for the purpose of serving as financial advisor and preparing a fairness opinion with respect to any potential merger, sale or other similar transaction. The special committee selected Delta Financial Group, Inc. after due inquiry because of Delta's qualifications, third party references, and experience. Additionally, the special committee determined that Delta Financial Group, Inc. was independent from Network Six and the parties proposing transactions and represented the best economic value for the services proposed to be provided as compared to the cost estimates provided by the other investment banking firms under consideration. The special committee engaged Delta as its financial advisor on February 15, 2001.

    On March 9, 2001, Mr. Huta of the special committee met with Delta and Duffy & Sweeney in Providence to review Delta's methodology for valuing Network Six.

    Between January 29 and March 21, 2001, the special committee and its advisors communicated extensively by electronic mail, engaged in numerous telephonic and in-person meetings and received additional written proposals from the potential acquiror (not TRW) who had made the January 29th offer as well as from TRW and the third potential acquiror.

    On March 21, 2001, Mr. Huta and Mr. Braks participated in a telephonic meeting with Duffy & Sweeney and Delta regarding a detailed analysis of each of the three proposals and a determination of which proposal maximized shareholder value. The special committee decided that the revised proposal from the entity that originally made the January 29th offer provided greater value to our shareholders and on March 21, 2001 recommended to the board of directors, at a meeting of the entire board held at our headquarters, that we proceed to reach a definitive agreement with this entity. The board authorized the special committee to proceed with the negotiation.

    On April 6, 2001, the entity that made the January 29th offer informed the special committee for the first time that its offer was now contingent on acquiring certain financing. The special committee held a telephone conference call on April 9, 2001 to review this development with its advisors. The special committee expressed concern over this development and noted that the absence of any financing contingency together with assurances from this entity of its ability to fund the acquisition from its own resources were significant factors in its initial recommendation to the board on March 21, 2001 to proceed with this party. The special committee and its advisors determined that this offer was no longer preferable during the April 9th telephone conference because of the financing contingency. They decided that Delta should speak with the party to more fully understand its revised position, and if no new information was uncovered, that the party should be advised that its offer was no longer acceptable. When Delta called the party to get a fuller understanding of its revised position, the party indicated that it had decided to discontinue its efforts to acquire Network Six. This information was then conveyed to the special committee.

    On April 10, 2001, the special committee met with our board of directors via telephonic conferencing to advise the board with respect to recent developments with the entity that had originally made the January 29th offer. The special committee informed the board that two other companies were still interested in pursuing the acquisition of Network Six, including TRW which had recently increased its written offers dated March 15 and March 22 with a new offer dated March 27, 2001. These TRW offers ranged from $3.25 to $3.75 per share in cash to the common shareholders and $1,500,000 in cash to $2,500,000 in the form of a promissory note bearing 5% annual interest to the preferred holder. These written offers reflected the efforts of the special committee to identify terms acceptable to the preferred shareholder and at the same time maximize value to the common shareholders. The offers by TRW to purchase Network Six were conditioned upon the holder of the preferred stock agreeing to sell all of its shares to TRW or its nominee. The special committee recommended that the board pursue entering into a transaction with TRW and to enter into an exclusivity agreement with TRW to allow TRW to complete its due diligence and to allow the parties to negotiate a definitive agreement.

    Subsequently, Delta contacted TRW's representatives to inquire as to TRW's continued interest in Network Six, and TRW responded with a letter dated
April 12, 2001 requesting certain due diligence items. TRW subsequently provided written offers dated April 26, 2001 and April 30, 2001. These TRW offers included $3.60 per share in cash to the common shareholders, and $2,500,000 in the form of a promissory note bearing 6% annual interest to the preferred holder. The final offer also reduced the then-current dividend rate of the preferred stock from approximately 14.5% (prime plus 5% for each quarterly period) to 6% for the period April 1, 2001 to closing of the merger. During this period the special committee and its advisors held a series of telephone conference calls, coordinated the initial due diligence process between Network Six and TRW, communicated frequently with all interested parties by electronic mail with respect to the negotiations, and also apprised our senior management as to the status of the negotiations.

    On April 25, 2001, the board of directors voted to extend the term of the special committee through May 31, 2001. The special committee also advised the board as to the progress of its negotiations with TRW.

    On May 3, 2001, based on the written offer received from TRW dated
April 30, 2001 offering to acquire all of the outstanding common stock of Network Six for a purchase price of $3.60 per share, the board of directors voted to enter into an exclusivity agreement with TRW through May 31, 2001. Later, on May 3, 2001, we entered into an exclusivity agreement with TRW for a term of four weeks.

    On May 9, May 11, May 17 and May 22, 2001 counsel to the special committee received drafts of a definitive merger agreement to be entered into by and among TRW, an acquisition subsidiary of TRW and Network Six. The committee and its counsel reviewed and responded to each of the draft agreements and management of Network Six prepared disclosure schedules, and negotiations over the terms of such agreement continued, including negotiations concerning representations and warranties, termination provisions, stock options, and closing conditions.

    On May 31, 2001, by unanimous written consent of the board of directors, the board authorized the extension of the exclusivity agreement with TRW through June 7, 2001 and also authorized the extension of the term of the special committee through June 7, 2001. We then entered into an amendment to the exclusivity agreement with TRW to extend its term through June 7, 2001.

    On June 6, 2001, our entire board of directors met by conference call. The board was apprised of the final negotiations leading up to the final form of the definitive merger agreement, and counsel specifically reviewed the termination conditions set forth in the agreement. At this meeting, Delta presented the board with its opinion that the per share consideration to be received by the common shareholders upon consummation of the merger was fair from a financial point of view. The board then unanimously approved the form of the merger agreement and authorized the president and chief executive officer of Network Six to enter into the agreement and to direct submission of the merger proposal to a vote of its shareholders, with the board's recommendation of approval, at a special meeting of shareholders called to consider and approve the merger. The merger agreement was executed by the parties on the evening of June 6, and TRW and Network Six each issued a press release prior to the opening of the stock market on June 7, 2001 to announce the signing of the merger agreement.

RECOMMENDATION OF THE SPECIAL COMMITTEE AND THE BOARD OF DIRECTORS AND REASONS FOR THE MERGER.

    The special committee and the board of directors unanimously recommend that the shareholders approve the merger and adopt the merger agreement. The special committee and the board of directors have each determined that the merger and the merger agreement are fair to, advisable, and in the best interests of Network Six shareholders.

    REASONS FOR RECOMMENDATION OF THE SPECIAL COMMITTEE

    During the course of its deliberations and in recommending approval of the merger and the merger agreement, the special committee considered, with the assistance of its financial and legal advisors, a number of factors, including the following material factors:

    - Information with respect to the results of operations, financial condition, business, and prospects of Network Six and the industry, including specifically the continuing challenge of competing in the government services arena against larger companies and the scope of the services currently provided and the markets currently served by Network Six.

    - The presentation by Delta Financial Group, Inc. to the board of directors and the special committee on June 6, 2001 and its oral opinion as of that date, which was confirmed in writing in a letter dated June 6, 2001, to the effect that, subject to the assumptions and qualifications described in the written opinion, the $3.60 per share cash merger consideration to be received by Network Six common shareholders is fair from a financial point of view. In its review of the analyses prepared by Delta, the special committee did not weigh each of the analyses separately, but considered them as a whole. The special committee considered the Delta presentation to be a factor that weighed in favor of the merger.

    - The $3.60 per share cash merger consideration represents a premium of approximately 36% over the average closing price at which the shares have traded over the previous 12 months prior to the public disclosure of the proposed merger on June 7, 2001. The historical market prices of the shares were deemed relevant because they indicate the arm's length trading prices of shares as determined in the open market. Additionally, the $3.60 per share merger consideration represented a premium of approximately 48% and 21%, respectively, over the per share average closing market price for the quarter ended March 31, 2001 and the period from April 1, 2001 to June 6, 2001. The special committee considered this to be a factor that weighed in favor of the merger.

    - The conclusion of the special committee, based upon the extensive negotiations by and on behalf of the special committee with TRW and its advisors, that Network Six has obtained the highest price per share that TRW and Acquisition Corp. are willing to pay. This determination was the result of the special committee's arm's-length negotiations with TRW and its advisors in an attempt to obtain the highest possible price.

    - The likelihood that a third party would not be willing to offer a higher per share price than TRW and Acquisition Corp. in light of the following factors, the combination of which weighed in favor of the merger:

       (1) the fact that for a period of nearly one year prior to the June 7, 2001 public disclosure of the merger proposal, Network Six has solicited indications of interest regarding a possible sale of Network Six, and did not receive any significant indication from any potential acceptable buyer, other than TRW, the January 29th offering entity and one other party; and

       (2) the fact that, as discussed in detail under "Special
           Factors--Background of the Merger," several offers were made by the January 29th offering entity and that negotiations between Network Six and this entity terminated with specific concern with respect to a financing contingency.

    - In light of the relatively thin trading market, the merger will allow shareholders an opportunity to dispose of their shares without the possible diminution of value resulting from the lack of an active trading market. The special committee considered this to be a factor that weighed in favor of the merger.

    - Under Rhode Island law, the merger agreement requires a vote of a majority of the outstanding shares entitled to vote and shareholders have dissenters' rights. The special committee considered the right of shareholders to demand fair value to be a factor that weighed in favor of the merger.

    - The consideration to be received in the merger is payable in cash. The special committee considered this to be a factor that weighed in favor of the merger.

    - The merger agreement does not unduly deter a third party from making an acquisition proposal, inhibit the special committee from withdrawing or modifying its approval or recommendation of the merger or merger agreement, or inhibit the board of directors from approving, recommending, or accepting an acquisition proposal that it or the special committee determines to be of a higher price per share and more favorable to the shareholders of Network Six than the merger. Specifically, the merger agreement includes provisions which permit withdrawal of the merger recommendation because of a receipt of a more favorable proposal and limit expenses payable to TRW and Acquisition Corp. to $50,000 with a termination fee of $300,000 payable to TRW. The special committee considered this to be a factor that weighed in favor of the merger.

    - If the merger is completed, the members of the special committee will receive (solely in their capacities as holders of options) $9,170 in the aggregate of merger consideration. The special committee, however, believes that their interests are consistent with the interests of all other common shareholders. The members of the special committee will also receive compensation for their services as members of the board as well as the special committee. See "Special Factors--Special Committee." The special committee believes that these payments do not present a conflict of interest because this compensation is payable for serving whether or not the merger is completed. The special committee considered this to be a neutral factor with respect to the merger.

    - The likelihood that although some Network Six shareholders may prefer to receive cash for their shares, others may prefer to continue as shareholders of Network Six or to receive shares of TRW. If the merger is consummated, it will not be possible for current shareholders of Network Six to continue as shareholders. The special committee considered this to be a factor that weighed against the merger.

    - The $3.60 per share cash merger consideration represents an amount in excess of the net book per share of $0.21 as of December 31, 2000. The special committee considered this to be a factor that weighed in favor of the merger.

    The foregoing discussion of the information and factors considered by the special committee includes all of the material factors considered by the special committee in reaching its conclusions and recommendation but it is not meant to be exhaustive. In view of the variety of factors considered in reaching its determination, the special committee did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its conclusion and recommendation.

REASONS FOR RECOMMENDATION OF THE BOARD OF DIRECTORS

    The board of directors consists of six directors, two of whom served on the special committee. At the June 6, 2001 meeting of the board of directors, during which all directors attended in person or participated by teleconferencing, the special committee, with its legal and financial advisors participating, reported to the other members of the board on its review of the merger agreement and the factors taken into account by the special committee in reaching its determination that the merger and the merger agreement are fair to, advisable, and in the best interests of Network Six's common shareholders. Accordingly, the same factors considered by the special committee were taken into account by the entire board of directors. In addition, Network Six's board of directors considered the conclusions and recommendations of the special committee and believes that these factors supported the board of directors' fairness determination. Furthermore, the board of directors considered the fact that the $3.60 per share merger consideration and the terms and conditions of the merger agreement were the result of arm's-length negotiations among the special committee, TRW, and their respective advisors. The board of directors believes that this factor supports its fairness determination.

    The board of directors, including the members of the special committee, also believes that the merger is procedurally fair because, among other things:

     - The special committee consisted of two, non-employee directors, appointed by the board to represent the interests of Network Six's common shareholders.

     - The special committee retained and received advice from independent financial and legal advisors.

     - The special committee devoted substantial time and effort in evaluating the terms and conditions of the merger.

     - Neither the special committee nor any of its advisors have a financial interest in the merger that could present them with actual or potential conflicts of interest.

    The board of directors believes that each of these factors supports its recommendation to approve the merger and merger agreement.

    The members of the entire board of directors evaluated the merger in light of their knowledge of the business, financial condition, and prospects of Network Six, and based upon the advice of financial and legal advisors to the special committee. In light of the number and variety of the factors considered in evaluating the merger, the board did not find it practicable to assign relative weight to any of the foregoing factors.

OPINION OF DELTA FINANCIAL GROUP, INC.

    The special committee of the Network Six board of directors retained Delta Financial Group, Inc. to render an opinion to as to the fairness from a financial point of view of the consideration to be paid to the common shareholders of Network Six pursuant to the merger with TRW. The special committee also retained Delta to act as the financial advisor to the special committee in analyzing any acquisition offers received by Network Six and negotiating the terms of any such offers. Delta was selected by the special committee to provide such services due to the qualifications of Delta, its references from third parties, the level of its fees, and its experience in performing the types of services required by the special committee. Delta had not provided investment banking services to Network Six or its major shareholders prior to this engagement.

    On June 6, 2001, the day the board of directors of Network Six met to consider the merger and the merger agreement, Delta delivered its opinion orally to the board of directors. Delta stated that in its opinion, as of such date, the consideration to be received by the common shareholders of Network Six pursuant to the merger agreement with TRW was fair from a financial point of view to such shareholders. A letter from Delta to the board of directors of Network Six dated June 6, 2001, was subsequently delivered to Network Six. While the Delta opinion was one of the factors considered by the board of directors in electing to accept the terms of the merger, the decision to proceed with the merger and to accept the terms of the merger agreement was made by the board of directors.

    A copy of the letter containing Delta's opinion is included with this proxy statement as APPENDIX B. Shareholders are urged to read this opinion in its entirety. Delta's opinion, which was directed to the board of directors of Network Six, was for the information of the board of directors of Network Six and does not constitute a recommendation to any shareholder of Network Six. The summary of Delta's opinion set forth below is qualified in its entirety by the text of Delta's opinion letter set forth in APPENDIX B.

    In preparation for delivering its opinion Delta conducted a review of Network Six, the competitive environment in the markets in which Network Six operates, and the proposed merger with TRW. This review included:

    - a review of the merger agreement;

    - a review and analysis of the audited financial statements of Network Six for the year ended December 31, 2000;

    - a review and analysis of the unaudited financial statements of Network Six for the three months ended March 31, 2001;

    - a review of the financial projections for the year 2001 prepared by the management of Network Six;

    - a review of the price and volume history of the common stock of Network Six over the past year;

    - a review of the discussions that the management of Network Six and its agents had had with potential acquirors during the past twelve months;

    - a review of the competitive environment for companies engaged in providing information technology services to federal, state and local governments and their agencies;

    - consideration of the prospects for Network Six as an independent company; and

    - a review of the terms of recent acquisitions of companies similar to Network Six.

This list of information reviewed is not all-inclusive.

    In connection with Delta's review, Delta relied upon the accuracy and completeness of the financial and other information that was provided by Network Six for the purposes of developing its opinion of the fairness of the consideration to the common shareholders of Network Six. Delta did not attempt to independently verify such information. Delta also assumed that the financial forecasts prepared by the management of Network Six that were provided to it were reasonably prepared and reflected the best judgments and estimates of the management of Network Six at the time such forecasts were prepared. Delta also assumed that all the transactions contemplated by the merger and the merger agreement are in compliance with all laws and regulations that apply to Network Six and TRW.

    In developing its opinion of the fairness of the consideration to be received by the common shareholders of Network Six, Delta performed a variety of financial analyses and considered several valuation methodologies. Delta believes that all these reviews and analyses must be considered in their totality and that it would be incorrect to rely on a single analysis for purposes of reaching an opinion of the fairness of the consideration. Moreover, in addition to the quantitative analysis that Delta performed related to Network Six and the merger, Delta also considered various qualitative characteristics of Network Six.

    Included in the data reviewed by Delta in developing its opinion of the fairness of the consideration to be received by the common shareholders was a comparison of the terms of certain other acquisitions of companies similar to Network Six that occurred in 1999 and 2000. This review included the following transactions: the acquisition of Nichols Research Corp. by Computer Sciences Corp. in late 1999; the acquisition of Services Design Associates, Inc. by Tier Technologies, Inc. in mid-1999; the acquisition of First Coast, Inc. by Keane, Inc. in December 1999; the acquisition of Crawford Consulting Corp. by Keane, Inc. in mid-2000; and the acquisition of Technology Management
Resources, Inc. by Maximus Corp. in mid-2000. While none of the acquired companies were identical to Network Six, the terms of these acquisitions provided useful guidance in assessing the acquisition values of companies in the information technology services industry. The results of the review of these transactions had to be analyzed in light of the specific characteristics and circumstances of Network Six and also in light of changes in the public market valuation of technology companies between the time these transactions were negotiated and June 6, 2001, the valuation date applicable to Delta's fairness opinion. While this review was just one of several performed by Delta in connection with developing its opinion, Delta concluded that the information provided by this review of other acquisitions was supportive of Delta's opinion that the consideration to be received by the common shareholders of Network Six in connection with the merger was fair from a financial point of view.

    Delta is being paid a fee of $40,000 for providing the fairness opinion described above. Delta is also being paid a fee for its services as financial advisor to the special committee. Delta's fee for its services as financial advisor is based on the time Delta's professionals devote to these services. Delta has billed $36,918 for its services as financial advisor through May 31, 2001.

PLANS FOR NETWORK SIX

    TRW and Network Six expect that, following the merger, the business of Network Six will be conducted substantially as currently conducted. Neither Network Six nor TRW has any present plans or proposals that relate to or would result in an extraordinary corporate transaction involving Network Six's corporate structure or business. However, after the merger, Network Six and TRW will continue to evaluate the business and operations and may propose or develop new plans and proposals which they consider to be in the best interest of Network Six.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

    In considering the recommendations of the special committee and the board of directors with respect to the merger, employee directors, certain executive officers and directors who represent the holder of the preferred stock have interests in the merger that are different from the interests of the common shareholders in general. The members of the special committee and the board of directors were aware of such interests when deciding to approve and recommend the merger. These interests include those described below.

    Ms. Donna Guido is currently a director and the vice president of information systems of Network Six. She entered into a two year employment agreement with TRW, effective at the closing of the merger, to serve as vice-president of information systems of Network Six (her current office).
Ms. Guido will continue to earn not less than her current salary of approximately $130,000, a cash bonus of $20,000 for 2001, and possible future annual bonuses equal to 15% of her base salary beginning in 2002. Ms. Guido will also be entitled to certain "retention bonuses" if she continues to be employed by TRW through January 31, 2002, January 31, 2003 and January 31, 2004.
Ms. Guido will also receive various health and other benefits offered by TRW to Network Six employees. Ms. Guido also entered into a common shareholders agreement with TRW and Acquisition Corp., dated as of June 6, 2001, in which she
(i) agreed to vote any shares held by her in favor of the merger and the merger agreement, and (ii) granted TRW and Acquisition Corp. a proxy to vote her shares of common stock in favor of the merger and the merger agreement. Ms. Guido will also receive $54,000, less applicable withholding taxes, in exchange for the cancellation of a right to receive 15,000 shares of restricted common stock of Network Six that would otherwise be issuable at the closing of the merger under her current employment arrangements. Like all other employees of Network Six holding options to acquire Network Six common stock under its option plans, Ms. Guido's options to purchase common stock will be vested at the closing of the merger and she will receive a cash payment equal to the excess, if any, of $3.60 per share over the exercise price of such options, in exchange for cancellation of all such options. This option payment will be approximately $47,155, less applicable withholding taxes. Ms. Guido is also entitled to certain indemnification rights like all other directors and to director and officer liability insurance that will be continued after the merger. See "Summary of Merger--Indemnification." Additionally, like all other shareholders, Ms. Guido is entitled to receive the merger consideration for any shares of common stock owned by her as reflected in the beneficial ownership table contained elsewhere in this proxy statement.

    Saugatuck Capital Company Limited Partnership III, the holder of the preferred stock entered into a purchase and sale and voting agreement with TRW and Acquisition Corp. dated as of June 6, 2001. On the date hereof Saugatuck owns all 714,285.71 outstanding shares of preferred stock. Saugatuck agreed to vote for the approval of the merger and the merger agreement and granted TRW and Acquisition Corp. a proxy to vote its shares in favor of the merger and the merger agreement. In addition, it agreed to sell all of its shares to Acquisition Corp. immediately prior to the closing of the merger transaction. The purchase price for the preferred stock is $2,500,000 ($3.50 per share) to be paid in the form of a promissory note. Under its agreement with TRW, Saugatuck is entitled to receive an amount in cash equal to any accrued and unpaid dividends on the shares of preferred stock through the closing of the merger transaction at the floating annual rate of prime plus 5% in accordance with the formula specified in our charter through and including March 31, 2001 and at a rate of six percent per annum from March 31, 2001 through the closing date. As of the date hereof, Network Six has paid all dividends accrued as of March 31, 2001 to Saugatuck. Saugatuck agreed to not exercise its redemption option with respect to a change of control which would have resulted in an additional
$1.5 million payment to Saugatuck for the repurchase of its preferred stock at the closing of the merger.

    Two of our six directors are representatives of Saugatuck. The members of the board of directors and the special committee were aware of the interests of Saugatuck in the merger transaction when it approved and recommended the merger and the merger agreement.

    On June 6, 2001, TRW and Acquisition Corp. entered into a shareholders agreement with Alliance Capital Investment Corp. and its president, Stacie Greene, and Jericho Capital Corp., SEP FBO Kenneth Greene, and Kenneth Greene. These shareholders agreed to (i) vote the 184,696 shares of common stock held by them in the aggregate in favor of the merger and the merger agreement, and
(ii) grant TRW and Acquisition Corp. a proxy to vote such shares in favor of the merger and the merger agreement.

    On June 6, 2001, TRW entered into a voluntary termination and severance agreement with Kenneth C. Kirsch, the Chairman, President and Chief Executive Officer of Network Six. The terms of this agreement are comparable to what
Mr. Kirsch would have received if he had been terminated without cause under his current employment agreement. Mr. Kirsch agreed to resign his positions with Network Six at the closing of the merger in exchange for a lump sum payment of $202,500, his current annual base salary, less applicable taxes, to be paid within 10 business days of the closing. In addition, Mr. Kirsch will receive a lump sum bonus equal to $253,125, 125% of his current annual base salary, with 75% of that amount paid within six months after the closing of the merger and the remaining 25% to be paid within six months after the first payment is made. TRW will also provide medical and dental benefits for a period of one year and will pay Mr. Kirsch $10,000 within 10 business days of the closing to cover certain other benefits. Mr. Kirsch agreed to noncompetition, nonsolicitation and confidentiality provisions for a period of 12 months, which are comparable to his existing agreement. Mr. Kirsch is also a party to a common shareholders agreement with TRW and Acquisition Corp., dated June 6, 2001, in which he
(i) agreed to vote any shares of common stock owned or controlled by him in favor of the merger and the merger agreement, and (ii) granted TRW and Acquisition Corp. a proxy to vote such shares in favor of the merger and the merger agreement. Like all other employees of Network Six holding options to acquire Network Six common stock under its option plans, Mr. Kirsch's options to purchase common stock will be vested at the closing of the merger and he will receive a cash payment equal to the excess, if any, of $3.60 per share over the exercise price of such options, in exchange for cancellation of all such options. This option payment will be approximately $55,156, less applicable withholding taxes. Mr. Kirsch is also entitled to certain indemnification rights like all other directors and to director and officer liability insurance that will be continued after the merger. See "Summary of Merger--Indemnification." Additionally, like all other shareholders, Mr. Kirsch is entitled to receive the merger consideration for any shares of common stock owned by him as reflected in the beneficial ownership table contained elsewhere in this proxy statement.

    On June 6, 2001, TRW entered into a voluntary termination and severance agreement with James J. Ferry, the chief financial officer, vice president of financial administration, treasurer, and corporate secretary of Network Six.
Mr. Ferry agreed to resign his positions with Network Six at the closing of the merger in exchange for a lump sum payment of $126,000, less applicable taxes, within 10 business days of the closing of the merger. This agreement replaces a similar agreement Mr. Ferry had with Network Six. In addition, Mr. Ferry will receive a lump sum bonus equal to $25,200 with 50% of that amount paid six months after the closing and the remaining 50% to be paid within six months after the first payment. TRW will provide certain medical and dental benefits for a period of one year. Mr. Ferry will also receive $54,000, less applicable withholding taxes, in exchange for the cancellation of a right to receive 15,000 shares of restricted stock. Mr. Ferry is entitled to receive under his employment arrangement with Network Six in exchange for cancellation of this right. Mr. Ferry also agreed to noncompetition, nonsolicitation and confidentiality provisions for a period of 12 months which are comparable to his existing agreement with Network Six. Like all other employees of Network Six holding options to acquire Network Six common stock under its option plans, Mr. Ferry's options to purchase common stock will be vested at the closing of the merger and he will receive a cash payment equal to the excess, if any, of $3.60 per share over the exercise price of such options, in exchange for cancellation of all such options. This option payment will be approximately $32,190, less applicable withholding taxes.

SPECIAL COMMITTEE

    Because the board of directors realized that management and directors representing Saugatuck may have interests in acquisition proposals that differ from the interests of common shareholders in general, it appointed a special committee consisting of two outside directors, Mr. Huta and Mr. Braks. Neither Mr. Huta nor Mr. Braks have interests in the merger that differ from common shareholders generally. They each hold options to purchase 5,000 shares of common stock which equal the options granted to other non-employee members of the board during the prior two years pursuant to the Network Six non-employee director stock option plan. Like employees of Network Six holding options to acquire Network Six common stock under its option plans, Mr. Huta's and Mr. Braks' options to purchase common stock will be vested at the closing of the merger and each will receive a cash payment equal to the excess, if any, of $3.60 per share over the exercise price of such options, in exchange for cancellation of all such options. These option payments will be approximately $4,585 to Mr. Huta and $4,585 to Mr. Braks. They are also entitled to certain indemnification rights like all other directors and to director and officer liability insurance that will be continued after the merger.

    Mr. Huta and Mr. Braks were each paid $29,500 for serving on the special committee.

    The board of directors and the special committee believe that the foregoing arrangements do not affect the special committee's independence or impartiality.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

    The following discussion summarizes the material U.S. federal income tax considerations relevant to the merger that are generally applicable to holders of our common stock. This discussion is based on currently existing provisions of the Internal Revenue Code of 1986, existing and proposed U.S. Treasury Regulations, and current administrative rulings and court decisions, all of which are subject to change. Any such change, which may or may not be retroactive, could alter the tax consequences. Special tax consequences not described below may be applicable to particular classes of taxpayers, including financial institutions, broker-dealers, persons who are not citizens or residents of the United States or who are foreign corporations, foreign partnerships, or foreign estates or trusts as to the United States, and holders who acquired their stock through the exercise of an employee stock option or otherwise as compensation.

    Your receipt of the merger consideration in the merger will generally be a taxable transaction for U.S. federal income tax purposes. Your gain or loss per share will be equal to the difference between $3.60 and your adjusted basis in that particular share of common stock. Such gain or loss generally will be a capital gain or loss. In the case of individuals, trusts, and estates, such capital gain will be subject to a maximum U.S. federal income tax rate of twenty percent (20%) for shares of common stock held for more than twelve months prior to the date of the merger.

    You may be subject to backup withholding at the rate of thirty-one percent (31%) with respect to the merger consideration received by you, unless you
(1) are a corporation or fit within certain other exempt categories and when required, demonstrate this fact, or (2) provide a correct taxpayer identification number, certify as to no loss of exemption from backup withholding, and otherwise comply with applicable requirements of the backup withholding rules. To prevent the possibility of backup U.S. federal income tax withholding on payments made pursuant to the merger, you must provide the paying agent with your correct taxpayer identification number by completing a Form W-9 or substitute Form W-9. If you do not provide the paying agent with your correct taxpayer identification number, you may be subject to penalties imposed by the Internal Revenue Service as well as backup withholding. Any amount withheld under these rules will be creditable against your U.S. federal income tax liability. Network Six (or its agent) will report to you and the Internal Revenue Service the amount of any "reportable payments," as defined in Section 3406 of the Internal Revenue Code, and the amount of tax, if any, withheld with respect thereto.

    The foregoing tax discussion is included for general information only and is based upon present law. The foregoing discussion does not discuss tax consequences under the laws of states or local governments or of any other jurisdiction or tax consequences to categories of shareholders that may be subject to special rules, such as foreign persons, tax-exempt entities, insurance companies, financial institutions, and dealers in stocks and securities. The foregoing discussion may not be applicable to a shareholder who acquired his or her shares of common stock pursuant to the exercise of stock options or otherwise as compensation. You should consult your own tax advisor as to the specific tax consequences of the merger to you, including the application and effect of U.S. federal, state, local, and other tax laws and the possible effect of changes in such tax laws.

REGULATORY FILINGS AND APPROVALS REQUIRED TO COMPLETE THE MERGERS

    We do not believe there are any material governmental or regulatory approvals required for completion of the merger, other than compliance with applicable corporate laws of Rhode Island and rules and regulations administered by the Securities and Exchange Commission, including the proxy solicitation rules.

DISSENTERS' RIGHTS

    If the merger is consummated, holders of shares of common stock are entitled to dissenters' rights under Section 7-1.1-73 of the Rhode Island Business Corporation Act, provided that they comply with the conditions established by Sections 7-1.1-73 and 7-1.1-74 of the Rhode Island Business Corporation Act.

    Sections 7-1.1-73 and 7-1.1-74 of the Rhode Island Business Corporation Act are reprinted in their entirety as APPENDIX C to this proxy statement. The following discussion is not a complete statement of the law relating to dissenters' rights and is qualified in its entirety by reference to APPENDIX C. This discussion and APPENDIX C should be reviewed carefully by any holder who wishes to exercise statutory dissenters' rights or who wishes to preserve the right to do so, as failure to comply with the required procedures may result in the loss of rights.

    A record holder of the common stock who makes the objection described below with respect to such shares, who otherwise complies with the statutory requirements of Section 7.1.1-74 and who neither votes in favor of the merger nor consents to the merger in writing will be entitled to the fair value of his or her shares of common stock. Except as set forth herein, shareholders will not be entitled to dissenters' rights in connection with the merger.

    Holders of shares who desire to exercise their dissenters' rights must not vote in favor of the merger and must deliver a separate written objection to us prior to the vote by the shareholders with respect to the merger at the special meeting. If the merger is approved at the special meeting and you did not vote in favor of it, within ten days after the vote, you must deliver to us a written demand for payment of the fair value of your shares. A proxy or vote against the merger will not by itself constitute such a demand. A shareholder who elects to exercise dissenters' rights should mail or deliver his or her written objection and demand to: Corporate Secretary c/o Network Six, 475 Kilvert Street, Warwick, Rhode Island 02886. We will not give you notice of the results of the special meeting and you must, therefore, comply with the 10 day demand notice time frame by taking affirmative action to determine the outcome of the vote.

    Within ten days after the effective time of the merger, we must provide notice of the effective time to all shareholders who have complied with
Section 7.1.1-74 and demanded payment, together with a written offer to each dissenting shareholder to pay for his/her/its shares at a specified price deemed by Network Six to be fair as of the day prior to the day the vote approving the merger was taken.

    A person having a beneficial interest in shares of Network Six common stock that are held of record in the name of another person, such as a broker, fiduciary, depositary or other nominee, must act promptly to cause the record holder to follow the steps summarized herein properly, and in a timely manner, to perfect dissenters' rights. If the shares of common stock are owned of record by a person other than the beneficial owner, including a broker, fiduciary (such as a trustee, guardian, or custodian), depositary or other nominee, such demand must be executed by or for the record owner. If the shares of common stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, such demand must be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a shareholder of record; however, the agent must identify the record owner and expressly disclose the fact that, in exercising the demand, such person is acting as agent for the record owner. If a shareholder holds shares of common stock through a broker who in turn holds the shares through a central securities depository nominee, such as Cede & Co., a demand for appraisal of such shares must be made by or on behalf of the depository nominee and must identify the depository nominee as record holder.

    A record holder, such as a broker, fiduciary, depositary or other nominee, who holds shares of common stock as a nominee for others, may exercise dissenters' rights with respect to the shares held for all or less than all beneficial owners of shares as to which such person is the record owner. In such case, the written demand must set forth the number of shares covered by such demand. Where the number of shares is not expressly stated, the demand will be presumed to cover all shares of common stock outstanding in the name of such record owner.

    If within 30 days after the effective time of the merger, the dissenting shareholder and Network Six agree on value, payment by Network Six will be made within 90 days of the effective time of the merger. If within 30 days after the effective time of the merger the parties do not agree on value, the dissenting shareholder may file a written request to Network Six within 60 days of the effective time of the merger, requesting that Network Six file a petition in a court in Providence County in the State of Rhode Island demanding a determination of the fair value of the shares of all dissenting shareholders. Network Six within 30 days of receiving such request shall, or at its election at any time within the 60 days, may file such petition. If Network Six fails to institute this proceeding, any dissenting shareholder may do so in the name of Network Six. Shareholders seeking to exercise dissenters' rights should not assume that we will file such a petition Accordingly, holders of common stock who desire to have their shares appraised should initiate requests as necessary for the perfection of their dissenters' rights within the time periods and in the manner prescribed in Section 7.1.1-74.

    Within 20 days of demanding payment under Section 7.1.1-74, each shareholder who had demanded payment for their shares and who holds stock represented by certificates must submit their certificates of stock to Network Six for notation thereon of the pendency of the demand proceedings.

    Although we believe that the merger consideration is fair, no representation is made as to the outcome of the determination of fair value and shareholders should recognize that such a determination could result in a determination of a value higher or lower than, or the same as, the merger consideration. Moreover, we do not anticipate offering more than the merger consideration to any shareholder exercising dissenters' rights and reserve the right to assert, in any dissenters' proceeding, that, for purposes of Section 7.1.1-74, the fair value of shares of our common stock is less than the merger consideration.

    HOLDERS OF SHARES OF COMMON STOCK CONSIDERING EXERCISING DISSENTERS' RIGHTS SHOULD RECOGNIZE THAT THE FAIR VALUE OF THEIR SHARES DETERMINED UNDER
SECTION 7.1.1-74 COULD BE MORE THAN, THE SAME AS, OR LESS THAN THE CONSIDERATION THEY ARE ENTITLED TO RECEIVE UNDER THE MERGER AGREEMENT IF THEY DO NOT EXERCISE THEIR DISSENTERS' RIGHTS.

    Any holder of shares of common stock who has duly demanded fair value in compliance with Section 7.1.1-74 will not, after the effective time of the merger, be entitled to vote for any purpose any shares subject to such demand or to receive payment of dividends or other distributions on such shares, except for dividends or distribution payable to shareholders of record at a date prior to the effective time.

    A shareholder may withdraw a demand under Section 7.1.1-74 only with the consent of Network Six.

TREATMENT OF OPTIONS

    Immediately prior to the effective time of the merger, we will accelerate the vesting of outstanding, unexercised options to purchase our common stock. Effective with the merger, we will then cancel all options in consideration of a cash payment, if applicable, from the surviving corporation in an amount equal to the product of multiplying (a) the excess, if any, of (x) $3.60 less the per share exercise price of such option, by (b) the number of shares subject to the option. Any cash payment shall be net of any required withholding taxes. No payment shall be made in respect of options exercisable at a price greater than $3.60 per share. The obligation to make any cash payment for options shall be subject to obtaining any necessary consents of the optionees to the cancellation of such options.

                        SUMMARY OF THE MERGER AGREEMENT

    The following describes the material terms of the merger agreement. The full text of the merger agreement is attached to this proxy statement as APPENDIX A and is incorporated by reference. We encourage you to read the entire merger agreement. It is the legal document that governs the merger. The following description is not intended to be a complete statement regarding the contents of the merger agreement and is qualified in its entirety by reference to Appendix A.

    EFFECTIVE TIME OF THE MERGER. The merger agreement provides that the closing of the merger will take place as soon as practicable after the satisfaction or waiver of the conditions to the merger. At the closing, the parties will file the necessary documents with the Secretary of State of the State of Rhode Island to complete the merger. We expect that, if all conditions to the merger have been satisfied or waived, the effective time will occur in the third quarter of 2001.

    GENERAL. The merger agreement provides that, subject to satisfaction of several conditions, Acquisition Corp. will be merged with and into Network Six, and that following the merger, the separate existence of Acquisition Corp. will cease and Network Six will continue as the surviving corporation. At the effective time, and subject to the terms and conditions set forth in the merger agreement, each of the following will occur:

    - the common shareholders of Network Six will receive $3.60 in cash, without interest, for each share of Network Six common stock that they own, other than shares owned by shareholders who have perfected their dissenters' rights. Shares held in the treasury of Network Six or any common or preferred shares held by TRW or Acquisition Corp. will be canceled in the merger; and

    - each outstanding, unexercised option to purchase Network Six's common stock issued pursuant to our stock option plans will be accelerated to the extent not vested, canceled and converted into the per share consideration of a cash payment equal to the excess, if any, of $3.60 per share over the exercise price of the option, less any required taxes.

    SURRENDER AND EXCHANGE OF STOCK CERTIFICATES. Prior to the effective time of the merger, TRW will deposit with an exchange agent, cash equal to the amount to be paid to holders of Network Six common stock as a result of the merger. Promptly after the effective time of the merger, the exchange agent will send to each record holder of Network Six common stock instructions how to exchange such holder's Network Six common stock certificate for $3.60 in cash. Upon surrender to the exchange agent of an outstanding certificate or certificates, or appropriate proof of lost certificates, which represent Network Six common stock and acceptance of such certificate or certificates or proof by the exchange agent, the exchange agent will deliver to the holder of such certificate or certificates the amount of merger consideration owed to the holder. No interest will be paid or accrue on any cash payable to any holder of Network Six common stock.

    Any portion of the merger consideration payable to holders of Network Six common stock which remains undistributed for 180 days after the effective time will be delivered to the surviving corporation. After that the period of time, any holder of Network Six common stock who has not previously exchanged his certificates may only look to the surviving corporation and only as a general creditor for payment of that portion of the merger consideration owed to him under the merger agreement.

    STOCK OPTIONS AND RELATED MATTERS. Network Six has agreed to enter into agreements with all option holders to accelerate the vesting of all options immediately prior to the closing of the merger in exchange for the cancellation of all options and a cash payment promptly after the closing of the merger. For each canceled option to purchase common stock, the holder will receive a cash payment equal to the excess, if any, of $3.60 per share over the exercise price of the option, less any required taxes.

    REPRESENTATIONS AND WARRANTIES. The merger agreement contains customary representations and warranties of Network Six relating to various aspects of its business and financial statements and other matters, including among other things:

    - its organization, qualification, standing and power;

    - its articles of incorporation and bylaws;

    - its capital structure;

    - the absence of any subsidiaries;

    - its authority to enter into and the validity and effectiveness of the merger agreement;

    - the absence of conflicts, violations, or defaults under its articles of incorporation; bylaws and certain other agreements in connection with the merger;

    - the consents and approvals required of certain governmental entities relating to the merger;

    - the documents and reports filed with the Securities and Exchange Commission and the accuracy and completeness of the information contained therein;

    - the absence of defaults under certain contracts;

    - its compliance with applicable laws;

    - the absence of certain changes since December 31, 2000;

    - the absence of undisclosed liabilities;

    - its employee benefit plans;

    - the absence of labor organization;

    - any litigation or other third-party claims relating to the merger or the transactions contemplated thereby;

    - this proxy statement filed with the Securities and Exchange Commission and the accuracy and completeness of the information contained herein and therein;

    - environmental matters;

    - the inapplicability or waiver of any business combination under the Rhode Island Business Combination Act;

    - the fairness opinion; and

    - the identity of and fees relating to financial advisors.

    The merger agreement also contains customary representations and warranties of TRW and Acquisition Corp. relating to various aspects of its businesses, including among other things:

    - its organization, qualification, standing and power;

    - its authority to enter into and the validity and effectiveness of the merger agreement;

    - the absence of conflicts, violations or defaults under their organizational documents and certain other agreements in connection with the merger;

    - the absence of required consents and approvals of certain governmental entities relating to the merger;

    - the absence of any brokers, finders or investment banker fees;

    - the accuracy and completeness of information contained in the proxy statement supplied by it;

    - absence of a financing condition;

    - absence of certain undisclosed litigation; and

    - absence of activities of Acquisition Corp. outside of the merger.

    The representations and warranties expire at the effective time of the merger, or upon the termination of the merger agreement in accordance with its terms, unless waived earlier by either party.

    CONDUCT OF BUSINESS PRIOR TO THE MERGER. Network Six has agreed that prior to the merger it will operate its business in the ordinary course consistent with past practices and will use its reasonable efforts to preserve intact its business organization, retain the services of its current officers and employees and preserve in tact its present commercial relationships with third parties.

    In addition, the merger agreement places specific restrictions on the ability of Network Six to:

    - amend its articles of incorporation or bylaws (or other charter documents);

    - authorize for issuance, issue, deliver, grant, sell, or pledge, dispose of or propose to issue, deliver, grant, sell, pledge or dispose of any shares of, or any options, warrants, commitments, subscriptions, or rights of any kind to acquire or sell any shares of, capital stock, or other securities, of Network Six, including, but not limited to, stock appreciation rights, phantom stock, any securities convertible into capital stock or equivalents, or amend any of the terms of the foregoing, other than the issuance of common stock upon the exercise of outstanding rights under its stock option agreements;

    - split, combine, or reclassify any shares of Network Six capital stock, or authorize or propose the issuance or authorization of any other securities in respect of, in lieu of, or in substitution for shares of Network Six capital stock, or declare, set aside or pay any dividend or other distribution (whether in cash, stock, or property or any combination thereof) in respect of Network Six capital stock, adopt or approve any rights plan, or repurchase, redeem or otherwise acquire any of Network Six's securities, (except that Network Six may pay accrued and unpaid dividends through March 31, 2001 on the preferred stock);

    - Other than in the ordinary course of business consistent with past practice, (i) assume, guarantee, endorse, or otherwise become liable or responsible for obligations of any person, or (ii) make loans, advances, or capital contributions to, or investments in any other person (other than customary travel, relocation, or business advances to employees);

    - acquire the stock or the assets of, or merge or consolidate with, any other person;

    - voluntarily incur any material liability or obligation other than in the ordinary course of business in a manner consistent with past practice;

    - sell, transfer, mortgage, pledge, or otherwise dispose of, or encumber any assets or properties of Network Six other than in the ordinary course of business and in a manner consistent with past practice;

    - incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse or otherwise become responsible for, the obligations of any person, or make any loans, advances or capital contributions to or investments in any other person;

    - make capital expenditures with respect to any single expenditure in excess of $5,000, or enter into commitments to make capital expenditures during any two-month periods which are, in the aggregate, in excess of $10,000;

    - increase in any manner compensation, other than in the ordinary course of business consistent with past practice with respect to employees who are not officers, directors, or other significant employees;

    - change accounting practices except as required by law or generally accepted accounting principles;

    - compromise or settle any pending or threatened suit, action, or claim which is material or relates to the merger;

    - adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, reorganization or recapitalization of Network Six other than the merger contemplated by this proxy statement;

    - make any material tax election, settle, or compromise any material federal, state, local, or foreign tax liability or waive any statute of limitations for any tax claim or assessment or change its fiscal year;

    - pay, discharge or satisfy any claims, liabilities, or obligations other than the payment, discharge or satisfaction (i) in the ordinary course of business and consistent with past practice of liabilities reflected on Network Six's financial statements and (ii) of liabilities required to be paid, discharged or satisfied pursuant to the terms of an existing contract;

    - permit the cancellation of any insurance policy except in the ordinary course of business and consistent with past practice; or

    - pay the legal fees or other expenses of the holder of the preferred stock or otherwise reimburse the holder for fees and expenses in excess of $50,000.

    NO SOLICITATION.  In the merger agreement, Network Six has agreed that:

    - it will not, and will not authorize or permit any of its directors, officers, employees, or other representatives (including all of its advisors) to directly or indirectly, solicit, initiate, encourage, or take any other action to facilitate (including by way of providing information) any inquiries or the making of any proposal which constitutes or may reasonably be expected to lead to any "takeover proposal" (as defined below) or participate in any discussions or negotiations regarding any takeover proposal;

    - it will immediately communicate to TRW orally and in writing any request for non-public information, any takeover proposal, and any decision by Network Six to furnish information regarding Network Six to a third party who has made a takeover proposal and plans to participate in discussions regarding the takeover proposal, including the material proposed terms of the takeover proposal and the identity of the third party, and subject to certain specified confidentiality obligations, will keep TRW reasonably informed of the status of such request or takeover proposal and will keep TRW promptly advised of all significant developments which could reasonably be expected to culminate in the board withdrawing, modifying, or amending its recommendation of the merger; and

    - it will take action relating to entering into an acquisition agreement related to a "superior proposal" (as defined below), no sooner than five business days after notifying TRW of such proposal.

    However, the merger agreement does not prohibit:

    - the Network Six board of directors from determining, in good faith, after consulting with outside counsel, that in order to act in a manner consistent with its fiduciary duties to the Network Six shareholders under applicable law, that Network Six may, following receipt from a third party of a superior proposal:

       - furnish information about Network Six pursuant to a confidentiality agreement with such third party which contains certain terms specified in the merger agreement; and

       - participate in discussions or negotiations regarding a superior proposal with the party making the superior proposal; or

    - the Network Six board of directors from determining, in good faith, after consulting with outside counsel, or its financial advisor, that in order to act in a manner consistent with its fiduciary duties to the Network Six shareholders under applicable law, the board must:

     - withdraw or modify its approval or recommendation of the merger agreement and the merger;

     - approve or recommend a superior proposal; or

     - cause Network Six to enter into an agreement related to a superior proposal, provided TRW has received five (5) business days prior written notice of the superior proposal as discussed above.

    The term "takeover proposal" means any inquiries or the making of any proposal or offer from any third party relating to any direct or indirect acquisition or purchase of ten percent (10%) or more of the assets of Network Six or ten percent (10%) or more of any class of equity securities of Network Six, any tender offer or exchange offer that if consummated would result in any person beneficially owning ten percent (10%) or more of any class of equity securities of Network Six, any merger, consolidation, share exchange, recapitalization, business combination, liquidation, dissolution, or similar transaction involving Network Six.

    The term "superior proposal" means a bona fide written takeover proposal which (i) a majority of the disinterest members of the board of directors of Network Six determines, in their good faith judgment (based on the opinion of independent financial advisors) that the value of the consideration provided for in such proposal exceeds one hundred ten percent (110%) of the consideration to be received in the transaction with TRW and Acquisition Corp., and considering all relevant factors, is as or more favorable to Network Six and its shareholders and (ii) for which financing is fully committed or which, in the good faith judgment of a majority of the disinterested members of the board of directors (based on the advice of independent financial advisors), is reasonably capable of being financed by such third party.

    CONDITIONS TO THE MERGER. The respective obligations of each party to complete the merger are subject to the satisfaction prior to the effective time of the following conditions:

    - adoption and approval of the merger agreement and the transactions contemplated thereby by the requisite vote of Network Six shareholders in accordance with the Rhode Island Business Corporation Act and Network Six's articles of incorporation, which vote shall be (i) a majority of Network Six's common shareholders voting together as a class with the preferred shares on an as converted basis, and (ii) a majority of the preferred shares voting as a separate class;

    - no order, statute, rule, regulation, executive order, stay, decree, judgment, or injunction shall have been enacted, entered, promulgated, or enforced by any court or other government authorizing which temporarily, preliminarily, or permanently prohibits or prevents the consummation of the merger which has not been vacated, discussed, or withdrawn prior to the effective time; and

    - any consents specified in the merger agreement shall have been obtained prior to the effective time.

    The obligations of TRW and Acquisition Corp. to effect the merger is further subject to the following conditions:

    - Network Six will have performed all of its obligations under the merger agreement;

    - the representations and warranties of Network Six shall be true and correct both as of the date of the merger agreement and the merger closing date (except for any representations and warranties that address matters only as of a particular date which shall be true and correct as of such date);

    - Network Six shall have obtained all required consents to the merger;

    - Network Six shall have obtained written acknowledgments from certain parties that have contracted with Network Six that they are aware of the proposed transaction and that the transaction will not cause the party to terminate the contract;

    - the holders of Network Six options and restricted stock units shall have executed an amendment to their agreements to effect the cancellation of their options or restricted stock units in exchange for a cash payment;

    - the certain shareholders shall have delivered the common shareholders agreement;

    - the holder of the preferred stock shall have executed and delivered a purchase and sale and voting agreement;

    - the financial advisor has not withdrawn or modified its opinion;

    - Acquisition Corp. shall have acquired all of the shares of preferred stock;

    - warrant holders have agreed in writing to the cancellation of their warrants;

    - the employees referenced in the merger agreement have executed and delivered employment agreements; and

    - TRW's receipt of compliance certificates and a legal opinion.

    The obligation of Network Six to effect the merger is further subject to the following conditions:

    - the representations and warranties of TRW and Acquisition Corp. set forth in the merger agreement will be true and correct both as of the date of the merger agreement and as of the closing date of the merger, except for any representations and warranties that address matters only as of a particular date (which shall remain true and correct as of such particular date);

    - TRW and Acquisition Corp. will have performed all of their respective obligations under the merger agreement at or prior to the closing date; and

    - TRW and Acquisition Corp. will have obtained all required consents form governmental authorities or third parties.

    TERMINATION. The merger agreement may be terminated at any time prior to the merger as follows:

    - by mutual written consent of TRW and Network Six;

    - by either TRW or Network Six if any court of competent jurisdiction in the United States or other governmental entity issues a final and non-appealable order, decree or ruling, or takes any other action restraining, enjoining or otherwise prohibiting the merger;

    - by either TRW or Network Six if there has been a material breach by the other party of any representation, warranty, covenant, or agreement contained in the merger agreement, unless the breach has not been cured in all material respects by the date that is one business day before the special meeting;

    - by TRW if any court of competent jurisdiction in the United States or other government entity issues a final and non-appealable order, decree or ruling, or takes any other action restraining, enjoining, or otherwise prohibiting voting agreements executed by the preferred and certain common shareholders or limits or restricts its ownership or operation of Network Six or seeks material damages as a result thereof;

    - by TRW if Network Six's board of directors or any committee thereof,
      (i) has withdrawn or modified in a manner adverse to TRW its approval or recommendation of the merger or (ii) has failed to reconfirm its recommendation with two business days after a written request to do so or
      (iii) has approved or recommended a takeover proposal;

    - by Network Six in order to enter into an agreement with respect to a superior proposal;

    - by TRW, if Network Six or its officers and directors or advisors fail to comply with the non-solicitation provisions of the merger agreement;

    - by either TRW or Network Six if the merger agreement fails to be adopted and approved by the requisite shareholder vote required under Rhode Island law and Network Six's articles of incorporation;

    - by TRW, if a third party other than TRW, acquires more than twenty-five percent of the outstanding shares of common stock of Network Six; provided that for the Schedule 13D filers prior to the date of the merger agreement the percentage shall be thirty-five percent;

    - by TRW if a material adverse effect shall have occurred or be reasonably likely to occur with respect to Network Six; or

    - by either TRW or Network Six if the closing of the merger shall not have occurred by December 4, 2001.

    TERMINATION FEES AND EXPENSES. Whether or not the merger is consummated, most expenses incurred in connection with the merger agreement and the merger will be paid by the party incurring those expenses. In the event of the termination of the merger agreement, additional expenses outlined below will be paid by the relevant party.

    Network Six will reimburse TRW for all its reasonable out-of-pocket expenses incurred in connection with the merger and the consummation of the transactions contemplated by the merger (including, reasonable attorneys' fees and disbursements, depository fees and expenses, the fees of accountants and financial advisors, and filing fees and printing costs) up to $50,000 and Network Six will pay TRW a termination fee of $300,000 as liquidated damages if the merger agreement is terminated:

    - by TRW, if Network Six breaches its representations and warranties;

    - by TRW because Network Six's board of directors withdraws or adversely modifies its recommendation of approval or fails to reconfirm within two business days of being requested or approves a takeover proposal or if Network Six fails to comply with its proxy filing requirements;

    - by Network Six, in order to enter into a superior proposal;

    - by TRW because Network Six or its officers or advisors or directors fail to comply with the non-solicitation provisions;

    - by TRW, if a third-party acquires twenty-five percent ownership (an existing party, thirty-five percent); or

    - by Network Six on or after December 4, 2001 if within nine months of such termination, Network Six enters into a definitive agreement with respect to a takeover proposal made prior to such termination.

    INDEMNIFICATION. The merger agreement provides that the surviving corporation will indemnify the present and former officers, directors, employees, and agents of Network Six from liabilities arising out of actions or omissions in their capacity as such prior to or at the effective time of the merger, to the full extent provided for in Network Six's articles of incorporation and bylaws, and as provided in any indemnity agreements which shall be assumed by the surviving corporation. Furthermore, none of these documents will be amended to limit the indemnity rights of the above persons. In addition, the surviving entity will maintain directors' and officers' insurance coverage for six years after the effective time on terms no less favorable to such indemnified parties than existing insurance coverage, but the surviving corporation will not be required to pay aggregate annual premiums in excess of two hundred percent of the last premium paid prior to the date of the merger agreement as long as it maintains coverage for a minimum of three years from the effective time.

    AMENDMENT. The merger agreement may be amended, modified, or supplemented, only by written agreement of Acquisition Corp., TRW and Network Six at any time prior to the effective time.

 INFORMATION WITH RESPECT TO NETWORK SIX; BUSINESS AND SELECTED FINANCIAL DATA

BUSINESS.

    GENERAL. We are a full service provider of information technology solutions that enable our customers to operate more efficiently and effectively. Our services include applications development and implementation, e-commerce planning and technology consulting. Incorporated in 1976 under the name National E-F-T, Inc., we have historically focused on providing our services to state governments, particularly health and human services agencies. Although we have targeted additional markets (such as higher education, health care and network services), we derived substantially all of our revenues in 2000 from contracts with state government health and human service agencies.

CONTRACTS AND SERVICES PROVIDED

    Our contracts with state agencies have covered four basic types of projects:
(i) the transfer of an entire automated information system currently in use by another state, which may involve the development of substantial modifications to that system and installation of the modified system; (ii) the development of an entirely new system; (iii) the development and installation of enhancements to an agency's existing system; and (iv) the provision of support services with respect to an existing system. The following table sets forth information as of December 31, 2000 relating to our significant contracts with state agencies since December 1998:

                              PROGRAM
STATE                          AREA                  PROJECT         CONTRACT DATE     STATUS
-----                  ---------------------  ---------------------  -------------   ----------
Maine                  Child Welfare          Support Services       April 1998      In Process
Rhode Island           Temporary assistance   Support Services
                       for needy families/
                       CSE                                           July 1999       In Process
Rhode Island           Child Welfare          Support Services       February 2000   In Process

    CONTRACT PROCESS. Because most health and human services agency contracts involve federal funding, they originate with a federally required Advanced Planning Document (APD) submitted by the state agency to the federal government for approval. The federal government reviews APDs to ensure that the system proposed by the agency incorporates minimum functional requirements and will otherwise meet federal, state, and user needs in a cost effective manner. Following approval of the APD, the state agency prepares a request for proposals
(RFP) from private industry for software services and for equipment, or hardware, by which the system will operate. Each RFP, which is also subject to approval by the federal government, is usually divided into two parts, one soliciting technical proposals and the other soliciting price proposals. There may be separate RFP's for hardware and software or the RFP may be a "bundled" bid that includes both hardware and software.

    RFPs essentially define the procuring agency's functional requirements, and proposals submitted in response thereto by us and our competitors are extensive, detailed descriptions of the manner in which the system proposed would satisfy those requirements and the experience and qualifications of those who would design and implement the system. Our cost of preparing such proposals ranges between $10,000 and $100,000, and we have submitted proposals both as a prime contractor and as a subcontractor to others. Contracts are usually awarded on the basis of a combination of technical considerations and price, although price can be the determinative factor between technically acceptable proposals.

    SERVICES. Our contracts with state agencies are usually fixed price agreements, except for support services which are generally time and materials contracts, and typically involve most or all of the following services provided by us:

    - customizing and modifying an existing system to be transferred or designing a new system;

    - writing computer programs;

    - installing the system;

    - converting data from computer or manual files;

    - testing the system;

    - training personnel to operate the system;

    - providing computers and related equipment; and

    - maintaining the system.

    As a result, the services we provide in performing a contract vary in terms of technical complexity. Moreover, they require emphasis on carefully defining the needs of the staffs of the agencies that administer the programs involved and adapting existing technology to satisfy those needs. Change orders and enhancements under existing contracts are also usually performed on a fixed-price basis and may result in substantial additions to the base contract price. Contract performance generally occurs over a period of 12 to 36 months.

    FEDERAL CERTIFICATION. When system development and installation are complete, the contracting state agency is generally required to obtain federal certification that the system meets federal requirements. There are generally no fixed time requirements for obtaining certification, and certification of the systems we installed has generally been received between 6 and 12 months following completion of installation. Many state agencies require the contractor to provide a performance bond, ranging from 10% to 50% of the contract price, to be released upon completion of the warranty period or upon certification. Total-systems contracts also often provide for a warranty period following completion of the contract.

    Following certification of a newly installed system, it is not unusual for state agencies to contract for support services. Services provided under support contracts are usually paid for on the basis of an hourly rate plus expenses with an overall limitation. We estimate that automated information systems currently being installed have a useful technological life of approximately five to ten years and that the systems require revisions and upgrades almost every year to keep up with changing technology, legislation and regulations.

    TERMINATION. As with government contracts generally, our contracts with state agencies may be terminated upon relatively short notice, often with no obligation upon the agency other than to reimburse us for our costs of performance through the date of termination. Such contracts also generally impose substantial penalties for default, such as failure to obtain federal certification of the completed system.

COMPETITION

    We operate in a highly competitive market. Our competitors for significant state health and human services agency contracts include firms such as Accenture (formerly Andersen Consulting), Unisys, Dynamics Research Corporation, American Management Systems, Covansys (formerly Complete Business Solutions, Inc.), Keane, TRW, MAXIMUS, and Deloitte & Touche LLP. These competitors have substantially greater financial, technical, and marketing resources than we have. A number of smaller companies also compete for smaller state government contracts. These companies vary by state.

BACKLOG

    Substantially all of our revenues are derived from work to be performed under contracts of expected duration exceeding one year. Such contracts may be terminated on relatively short notice and may be subject to or are contingent upon state or federal funding. At May 31, 2001, we had the following contracts to provide services which, if fully performed, would result in the revenues shown:

                                                             AMOUNT RECOGNIZED AS CONTRACT   BACKLOG AS OF
CONTRACT TITLE                         CONTRACT AMOUNT (1)   REVENUES EARNED THRU 05/31/01   05/31/00 (2)
--------------                         -------------------   -----------------------------   -------------
Rhode Island Support (InRHODES)            $ 7,023,312                 $6,365,158             $  658,154
Maine Child Welfare (MACWIS)                 2,720,802                  1,684,831              1,035,971
Rhode Island Support (RICHIST)               1,584,700                    480,873              1,103,827
                                           -----------                 ----------             ----------
  Totals                                   $11,328,814                 $8,530,862             $2,797,952

------------------------

(1) Contract amounts for the above contracts have been adjusted to reflect change orders for enhancements or additional functionality.

(2) We expect that substantially all of our backlog at May 31, 2001 will be realized by the end of 2001. There can be no assurance, however, that we ultimately realize all of these revenues from such contracts. See Note 10 to Financial Statements included in this proxy statement.

EMPLOYEES

    As of May 31, 2001, we had approximately 103 employees. None of our employees is represented by a labor union. We believe our relations with our employees are excellent.

PROPERTIES

    Our principal offices are located in Warwick, Rhode Island, approximately twelve miles from Providence. We lease approximately 9,500 square feet of office space at this location under a lease with an average annual cost including utilities of approximately $200,500 that expires in October 2003. However, we have given notice of our intention to terminate this lease and intend to secure a new location when this lease termination becomes effective on November 1, 2001. We also lease 3,600 square feet in Augusta, Maine to support project activities. This lease expires in June 2001.

LEGAL PROCEEDINGS

    As of the date of this proxy statement, we were not involved in any litigation.

    On November 12, 1996, the State of Hawaii filed a lawsuit against Network Six and Aetna Casualty and Surety and Federal Insurance Company for damages due to an alleged breach of a child support enforcement contract between Network Six and the State of Hawaii. We denied the State's allegation and filed a counter-clam alleging the State breached the contract. In addition, on December 13, 1996, Covansys filed a lawsuit against Network Six seeking damages relating to Covansys subcontract with Network Six to the Hawaii child support enforcement contract. We disputed Covansys claims and filed a number of counterclaims. On February 3, 1997, we filed a third-party complaint against MAXIMUS Corporation, Hawaii's contract supervisor and advisor on the Hawaii child support enforcement contract, alleging, among other things, that MAXIMUS tortiously interfered in that contract. On May 11, 1999, we reached a settlement agreement to end our lawsuits with the State of Hawaii and Covansys. Per the settlement, we agreed to pay the State of Hawaii $1 million over four years and received $300,000 from Covansys. As of the date of this filing, we have paid $500,000 to the State of Hawaii. The settlement resulted in a one-time charge to pre-tax earnings during the quarter ended June 30, 1999 of $3.1 million
($1.9 million after-tax), which included the write-off of Hawaii related receivables, work in process and liabilities. On October 29, 1999, MAXIMUS agreed to pay Network Six $50,000 in exchange for dismissal of our third-party complaint.

SELECTED FINANCIAL DATA

    The following selected financial data are qualified by reference to, and should be read in conjunction with, our financial statements and notes thereto, included in and made a part of this proxy statement, and "Management's Discussion and Analysis of Financial Condition and Results of Operation" contained elsewhere herein. The selected financial data for each of the five years for the period ended December 31, 2000 are derived from our audited financial statements.

    The interim financial statements have been prepared without audit, pursuant to the rules and regulations of the Securities and Exchange Commission (SEC). Certain information and footnote disclosures, normally included in financial statements prepared in accordance with generally accepted accounting principles, have been condensed or omitted pursuant to SEC rules and regulations; nevertheless, management believes that the disclosures herein are adequate to make the information presented not misleading. These financial statements should be read in conjunction with the financial statements and notes thereto, included in and made a part of this proxy statement. In the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the financial position of Network Six as of March 31, 2001, and the statements of income and cash flows for the three month periods ended
March 31, 2001 and 2000, have been included herein. The results of operations for the interim periods are not necessarily indicative of the results for the full years.

INCOME STATEMENT DATA:

                                                                                                     QUARTER ENDED
                                                YEAR ENDED DECEMBER 31,                                MARCH 31,
                           ------------------------------------------------------------------   -----------------------
                              2000          1999          1998          1997          1996         2001         2000
                           -----------   -----------   -----------   -----------   ----------   ----------   ----------
Contract revenue
  Earned.................  $11,008,158   $10,225,676   $10,399,979   $11,460,437   $7,344,380   $2,946,953   $2,856,038
Cost of revenue Earned...    7,157,821     6,178,286     6,418,678     8,620,097    7,359,649    1,892,908    1,783,529
                           -----------   -----------   -----------   -----------   ----------   ----------   ----------
Gross Profit(loss).......    3,850,337     4,047,390     3,981,301     2,840,340      (15,269)   1,054,045    1,072,509
Selling, general and
  admin. expense.........    2,778,360     2,920,352     2,260,418     2,071,294    2,240,073      708,566      730,822
Litigation Settlement....           --     3,126,665            --            --           --           --           --
Income(loss) from
  operations.............    1,071,977    (1,999,627)    1,720,883       769,046   (2,135,906)     345,479      341,687
Income(loss) before
  income taxes...........    1,106,868    (2,064,615)    1,674,006       534,950   (2,533,368)     367,794      339,635
Net Income(loss).........      653,868    (1,221,615)    1,061,006       406,950   (1,758,345)     216,969      200,384
Net Income(loss) per
  share
Basic....................         0.37         (1.96)         0.96          0.25        (2.71)        0.16         0.15
Diluted..................         0.37         (1.96)         0.96          0.25        (2.71)        0.16         0.15
Shares used in Computing
  net income(loss) per
  share
Basic....................      805,809       787,638       758,547       729,927      719,317      814,891      795,725
Diluted..................      805,809       787,638       758,547       729,927      719,317      814,891      795,725

    Balance Sheet Data:

                                                                                                       QUARTER ENDED
                                                     YEAR ENDED DECEMBER 31,                             MARCH 31,
                                  --------------------------------------------------------------   ---------------------
                                     2000         1999         1998        1997         1996         2001        2000
                                  ----------   ----------   ----------   ---------   -----------   ---------   ---------
Working capital.................  $3,245,933   $2,853,369   $1,416,200   $  22,117   $(1,073,671)  3,401,397   2,949,561
Hawaii contract Receivables.....          --           --    3,459,382   3,459,382     3,571,824          --          --
Total Assets....................   5,995,418    6,160,188    8,700,782   9,292,103     8,273,564   6,147,352   6,071,833
Long-term Obligations...........     858,857    1,317,875    1,566,590   1,422,725       235,479     832,034   1,292,346
Total Stockholders' Equity......   2,676,741    2,330,945    3,808,883   2,955,420     2,748,777   2,809,726   2,439,082

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
  OPERATION.

    The following analysis of the financial condition and results of operations of Network Six should be read in conjunction with our financial statements and notes thereto included, as included in and made a part of this proxy statement.

RESULTS OF OPERATIONS

    The following table sets forth for the years indicated, information derived from our financial statements expressed as a percentage of our contract revenue earned:

                                                                        YEAR ENDED DECEMBER 31,
                                                              --------------------------------------------
                                                                2000       1999          1998       1997
                                                              --------   --------      --------   --------
Contract revenue earned.....................................   100.0%     100.0%        100.0%     100.0%
Cost of revenue earned......................................    65.0%      60.4%         61.7%      75.2%
Gross profit................................................    35.0%      39.6%         38.3%      24.8%
Selling and administrative expenses.........................    25.2%      28.6%         21.7%      18.1%
Income (loss) before income taxes...........................    10.1%     (20.2)%        16.1%       4.7%
Net income(loss)............................................     5.9%     (11.9)%        10.2%       3.6%

YEAR ENDED DECEMBER 31, 2000 COMPARED TO YEAR ENDED DECEMBER 31, 1999

    Contract revenue earned increased $782,482, or 8%, from $10,225,676 in the year ended December 31, 1999 to $11,008,158 in the year ended December 31, 2000. This was primarily due to the addition of the State of Rhode Island Department of Children, Youth and Families maintenance and support contract known as RICHIST in February, 2000. This increase was partially offset by lower contract revenue from certain private sector accounts.

    Cost of revenue earned, consisting of direct employee labor, direct contract expense and subcontracting expense, increased $979,535, or 16%, from $6,178,286 in 1999 to $7,157,821 in 2000 due to increased contract revenues and startup costs associated with the RICHIST contract.

    Gross profit decreased $197,053 from $4,047,390 in 1999 to $3,850,337 in
2000. Gross profit, as a percentage of revenue, was 40% for 1999 and 35% for 2000. The decrease in gross profit percentage is due to higher costs relating to the RICHIST contract.

    Selling, general and administrative expenses ("SG&A") decreased $141,992, or 5%, from $2,920,352 in 1999 to $2,778,360 in 2000 primarily due to lower staffing and lower bad debt expenses.

    Interest expense decreased $24,033, or 16%, from $153,765 in 1999 to $129,732 in 2000 due to a reduction in long-term debt.

    As a result of the foregoing, income before income taxes was $1,106,868 in 2000, an increase of $3,171,483 from a loss before taxes of $2,064,615 in 1999.

    Net income increased $1,875,483 in 2000 from a loss of $1,221,615 in 1999 to net income of $653,868 in 2000.

YEAR ENDED DECEMBER 31, 1999 COMPARED TO YEAR ENDED DECEMBER 31, 1998

    Contract revenue earned decreased $174,303, or 2%, from $10,399,979 in the year ended December 31, 1998 to $10,225,676 in the year ended December 31, 1999. This was primarily due to the completion of the Maine Automated Child Welfare Information System (MACWIS), lower maintenance and support services at MIM Corporation, and the completion of a contract with GTECH Corporation.

This decrease was offset by increased revenues from the installation of a web-based application and related work in support of a "Performance Based Transcript" system for a local university.

    Cost of revenue earned, consisting of direct employee labor, direct contract expense and subcontracting expense, decreased $240,392, or 4%, from $6,418,678 in 1998 to $6,178,286 in 1999. This was primarily due to a lower reliance on subcontractor labor, which is generally at a higher cost than the Company's internal staff.

    Gross profit increased $66,089 from $3,981,301 in 1998 to $4,047,390 in
1999. Gross profit, as a percentage of revenue, was 38% for 1998 and 40% for 1999. This was primarily because of the Company's improved margins on the Maine MACWIS support project compared to the initial Maine MACWIS development and implementation project which included substantial subcontract labor.

    Selling, general and administrative expenses increased $659,934, or 29%, from $2,260,418 in 1998 to $2,920,352 in 1999 primarily due to an increase in marketing and business development staff and related activities. On a percentage of contract revenue earned, SG&A expenses increased from 22% in 1998 to 29% in 1999.

    The effect of the litigation settlement in 1999 before taxes consisting of
(1) the write off of Hawaii related receivables, work in process and liabilities, (2) the present value of the payment due to Hawaii, (3) a $300,000 payment from CBSI and (4) a $50,000 payment from MAXIMUS is $3,126,665. See Notes 11 and 12 in Notes to Financial Statements included in and made a part of this proxy statement.

    Interest expense increased $28,451, or 23%, from $125,314 in 1998 to $153,765 in 1999 due to the imputed interest on the note payable to the State of Hawaii.

    As a result of the foregoing, loss before income taxes was $2,064,615 in 1999, a decrease of $3,738,621 from income before taxes of $1,674,006 in 1998.

    Net income decreased $2,282,621 in 1999 from $1,061,006 in 1998 to a net loss of $1,221,615 in 1999.

QUARTER ENDED MARCH 31, 2001 COMPARED TO QUARTER ENDED MARCH 31, 2000

RESULTS OF OPERATIONS--THREE MONTHS ENDED MARCH 31, 2001 COMPARED TO 2000

    Contract revenue increased $90,915 or 3% from $2,856,038 in the three months ended March 31, 2000 to $2,946,953 in the three months ended March 31, 2001, primarily due to increased billings on the State of Rhode Island Department of Human Services maintenance and support contract known as InRHODES ("InRHODES"). This revenue was partially offset by lower contract revenues from certain private sector accounts.

    Cost of revenue earned, consisting of direct employee labor, direct contract expense and subcontracting expense, increased $109,379 or 6% from $1,783,529 in the three months ended March 31, 2000 to $1,892,908 in the three months ended March 31, 2001. This was primarily related to higher revenues and a higher reliance on subcontract labor, which is generally at a higher cost than our internal staff.

    Gross profit decreased $18,464 or 2%, from $1,072,509 for the three months ended March 31, 2000 to $1,054,045 for the three months ended March 31, 2001. Gross profit as a percentage of revenue earned decreased from 38% for the three months ended March 31, 2000 to 36% for the three months ended March 31, 2001. The decrease in gross profit percentage is due to higher costs relating to increased use of subcontract labor, which is generally at a higher cost than our internal staff.

    Selling, general and administrative ("SG&A") expenses decreased $22,256, or 3%, from $730,822 in the three months ended March 31, 2000 to $708,566 in the three months ended March 31, 2001, due to a decrease in marketing and business development staff and activities as a result of our strategy to re-focus primarily on the state government health and human services market. This was offset by expenses incurred in exploring strategic options for Network Six. On a percentage of revenues basis, SG&A expenses decreased from 26% for the three months ended March 31, 2000 to 24% for the three months ended March 31, 2001.

    Interest expense decreased $11,155, or 30%, from $37,386 for the three months ended March 31, 2000 to $26,231 for the three months ended March 31, 2001 primarily due to a reduction in long-term debt.

    Interest income increased $13,212, or 37%, from $35,334, for the three months ended March 31, 2000 to $48,546 for the three months ended March 31, 2001 due to increased cash and short term investments.

    Income before income taxes increased $28,159, or 8%, from $339,635 for the three months ended March 31, 2000 to $367,794 for the three months ended
March 31, 2001 primarily due to the lower SG&A expenses described above.

    Net income increased $16,585, or 8%, from $200,384 for the three months ended March 31, 2000 to $216,969 for the three months ended March 31, 2001.

LIQUIDITY AND CAPITAL RESOURCES

    In order to finance bid preparation costs and to obtain sufficient collateral to support performance bonds required by some customers, we have, in the past, entered into joint ventures with other firms with greater financial resources when bidding for contracts.

    We have historically not received the first contract progress payments until approximately three to six months after contract award, which itself was as much as 12 months after proposal preparation commences. We were therefore required to fund substantial costs well before the receipt of related income, including marketing and proposal costs and the cost of a performance bond.

    We have funded our operations through cash flows from operations, bank borrowings, borrowings from venture partners, and private placements of equity securities. Net cash provided by operating activities was $1,478,361, $1,584,094 and $1,066,014 in the years ended December 31, 2000, 1999, and 1998, respectively. Fluctuations in net cash provided by operating activities are primarily the result of changes in net income, accounts receivable and income tax receivable and payable, accounts payable and costs and estimated earnings in excess of billings on contracts due to differences in contract milestones and payment dates.

    On September 21, 1998 we entered into two five-year term loans, each for $250,000. One lender was the Small Business Loan Fund Corporation, ("SBLFC"), a subsidiary of the Rhode Island Economic Development Corporation. The other lender was the Business Development Corporation of Rhode Island ("BDC"). The SBLFC loan carries an annual interest rate of 9.5% and must be repaid over five years. The BDC loan carries an annual interest rate of 10.25%, and an annual deferred fee of $5,000, and must be paid back over five years. Both term loans are secured by substantially all of our assets, subordinated to the revolving line of credit with the commercial bank. The BDC was also issued five-year warrants to purchase 11,500 unregistered shares of our common stock at a price of $4.50 per share. The warrants expire on September 20, 2003. The fair value of the warrants was estimated to be $36,806 using the Black-Scholes model and is being amortized ratably over the exercise period. Such amount is included in other non-current assets on the accompanying balance sheet. We have recently entered into an agreement to repurchase such warrants at the closing of the merger.

    On November 15, 1999, we entered into a revolving line of credit with a commercial bank. This $1 million revolving line of credit is secured by all of our assets. We can borrow up to 80% of certain qualified accounts receivable at an interest rate of prime plus 1/4%. On December 31, 2000, the revolving line of credit had an outstanding balance of zero.

    We believe that cash flow generated by operations will be sufficient to fund continuing operations through the end of 2001. We believe that inflation has not had a material impact on its results of operations to date.

FACTORS THAT MAY AFFECT FUTURE RESULTS

LABOR CONSIDERATIONS

    Due to the technical and labor-intensive nature of our business, our continued success depends largely upon the ability of management to attract and retain highly-skilled information technology professionals and project managers possessing the technical skills and experience necessary to deliver our services. There is a high demand for qualified information technology professionals worldwide and they are likely to remain a limited resource for the foreseeable future. We have no assurance that qualified information technology professionals will continue to be available in sufficient numbers, or at wages, which will enable us to retain current or future employees. A material adverse effect on our business, operating results, and financial condition would be expected if we fail to attract or retain qualified information technology professionals in sufficient numbers.

TECHNOLOGICAL CONSIDERATIONS

    Rapid technological change, evolving industry standards, changing client preferences and new product introductions characterizes the information technology industry. Our success will depend in part on our ability to develop technological solutions that keep pace with changes in the industry. There can be no assurance that products or technologies developed by others will not render our services noncompetitive or obsolete or that we will be able to keep pace with the expected continued rapid changes in technology. Our failure to address these developments could have a material adverse effect on our business, operating results and financial condition.

YEAR 2000 CLIENT CONSIDERATIONS

    Our contracts, including year 2000 projects, often involve projects that are critical to the operations of its clients' businesses and provide benefits that may be difficult to measure. There can be no assurance that despite our attempts to contractually limit its liability for damages arising from errors, mistakes, omissions or negligent acts in rendering its services, these attempts will be successful. Our inability to meet a client's expectations in the delivery of its services could result in a material adverse effect to the client's operations and, therefore, could potentially give rise to claims against is or damage our reputation, detrimentally affecting its business, operating results and financial condition. We believe that we have successfully completed all client year 2000 projects and as of the date of this filing we are s not aware of any issues relating year 2000 projects undertaken by us on behalf of clients.

LONG TERM CONTRACT CONCERNS

    The typical contract with a client is for a term of one to three years. Generally, there is no assurance that a client will renew its contract when it terminates. Under such contracts, clients may reduce the use of our services without penalty. Our failure to retain our existing clients could materially adversely affect our results of operations.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL
  DISCLOSURE

    We have not had any changes in or disagreements with our accountants on accounting and financial disclosures during the past two years.

RECENT DEVELOPMENTS

    On June 15, 2001, we paid in cash all accrued and unpaid dividends on the preferred stock in an amount equal to $1.6 million.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                                 AND MANAGEMENT

    The following table sets forth certain information, as of June 15, 2001, concerning beneficial ownership of our voting securities by (i) each person who is known by us to be the beneficial owner of more than 5% of our voting securities, (ii) each director of Network Six, (iii) each executive officer of Network Six, and (iv) all directors and executive officers of Network Six as a group. We believe that the beneficial owners of the voting securities listed below, based on information furnished by such owners, have sole voting and investment power with respect to such shares, subject to community property laws where applicable and the information contained in the footnotes to the table below.

                                     CONVERTIBLE
                                      PREFERRED                            SHARES UNDER        TOTAL SHARES      PERCENTAGE OF
        NAME OF BENEFICIAL           BENEFICIALLY                           EXERCISABLE     BENEFICIALLY OWNED   VOTING STOCK
               OWNER                  OWNED (1)        SHARES OWNED (1)   OPTIONS (1) (6)          (1)                (7)
-----------------------------------  ------------      ----------------   ---------------   ------------------   -------------
Saugatuck Capital Company (2) .....      714,286(3)             --                --               178,572              18%
  Limited Partnership III
  One Canterbury Green
  Stamford, CT 06901
Saugatuck Associates II (2) .......           --                --             5,000                 5,000               *
  One Canterbury Green
  Stamford, CT 06901
Alliance Capital Investment Corp.             --           150,696                --               150,696              15%
  (4) .............................
  125 West Shore Road
  Huntington, NY 11743
Jericho Capital Corp. SEP f/b/o               --            34,000                --                34,000               3%
  (4) .............................
  Kenneth Greene
  125 West Shore Road
  Huntington, NY 11743
Henry N. Huta .....................           --                --             5,000                 5,000               *
  50 Princess Pine Drive
  East Greenwich, RI 02818
Edward J. Braks ...................           --                --             5,000                 5,000               *
  18 Eagle Drive
  North Kingstown, RI 02852
Owen S. Crihfield .................           --                --             5,000                 5,000               *
  6 Ledge Road
  Greenwich, CT 06870
TRW Inc. ..........................      714,286(8)             --                --               496,127(8)         46.8%
  1900 Richmond Road
  Cleveland, Ohio 44124
NSI Systems Inc. ..................      714,286(8)             --                --               496,127(8)         46.8%
  1900 Richmond Road
  Cleveland, Ohio 44124
Kenneth C. Kirsch (5)..............           --            53,885            43,750                97,635               9%
Donna Guido (5) (6)................           --            14,600            20,625                35,225               4%
James J. Ferry (5) (6).............           --                --                --                 1,500               *
Executive Officers and Directors
  Group (6 persons)................           --            68,485            79,375               149,360              14%

------------------------

*   Less than 1%

(1) Includes shares issuable upon the exercise of options that were exercisable as of June 15, 2001 or became exercisable within 60 days of that date. Four shares of the convertible preferred stock converts into one share of common stock.

(2) Saugatuck Associates II, Inc. is the investment advisor to Saugatuck Capital Company Limited Partnership III.

(3) Constitutes 100% of the issued and outstanding convertible preferred stock.

(4) The number of shares indicated is based on Schedule 13D, dated December 28, 2000 as amended on January 23, 2001 and June 1, 2001, which was filed jointly by Alliance Capital Investment Corp. ("Alliance"), Stacie Greene, Jericho Capital Corp. SEP F/B/O Kenneth Greene ("Jericho") and Kenneth Greene. According to that filing, Ms. Greene is the President and sole executive officer of Alliance and shares power with Alliance to vote or direct the vote and to dispose of or direct the disposition of shares of Network Six stock owned by Alliance. Also, according to that filing, Mr. Greene is sole beneficiary of Jericho and shares power with Jericho to vote or direct the vote and to dispose of or direct the disposition of shares of Network Six stock owned by Jericho.

(5) The business address of Mr. Kirsch, Ms. Guido and Mr. Ferry is 475 Kilvert Street, Warwick, Rhode Island 02886.

(6) These shares are deemed to be outstanding for the purpose of computing the percentage of outstanding common stock owned by such person individually and by the group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

(7) The 178,572 shares evidencing the preferred stock on an as converted basis are deemed to be outstanding for the purpose of computing the percentage of outstanding common stock owned.

(8) Includes 178,571.42 shares of common stock into which the 714,286 shares of preferred stock are convertible as to which TRW and NSI Systems Inc. ("Acquisition Corp.") share voting and dispositive power pursuant to a purchase and sale and voting agreement TRW and Acquisition Corp. entered into with Saugatuck Capital Company Limited Partnership III dated June 6, 2001. Also includes 184,696 shares of common stock as to which TRW and Acquisition Corp. share voting and dispositive power pursuant to a certain common shareholder voting agreement entered into by TRW and Acquisition Corp. with certain common shareholders dated June 6, 2001. Includes
    132,860 shares of common stock as to which TRW and Acquisition Corp. share voting and dispositive power pursuant to a certain employee shareholder voting agreement entered into by TRW and Acquisition Corp. and certain employee shareholders which number includes 64,375 shares with respect to options exercisable within 60 days.

                             SHAREHOLDER PROPOSALS
                  FOR PRESENTATION AT THE 2001 ANNUAL MEETING

    Network Six will hold its 2001 annual meeting of Network Six shareholders only if the merger is not consummated. In the event that the 2001 Annual Meeting is held, shareholders wishing to submit a proposal to be considered for inclusion in the proxy material for Network Six's 2001 Annual Meeting must send it to Network Six, Attention: Corporate Secretary, 475 Kilvert Street, Warwick, Rhode Island 02886. Under the rules of the SEC, proposals must be received by Network Six within a reasonable time before we begin to print and mail our proxy materials for the 2001 Annual Meeting to be eligible for inclusion in Network Six's Annual Meeting proxy statement, and must comply with all applicable regulations.

                                 OTHER MATTERS

    The board of directors of Network Six knows of no other matters to be presented at the special meeting. However, if any other matters properly come before the special meeting, the persons named in the enclosed proxy will vote on such matters in accordance with their best judgment.

                      WHERE YOU CAN FIND MORE INFORMATION

    We file annual, quarterly, and current reports, proxy statements, and other information with the SEC. You may read and copy any reports, statements, or other information that we filed at the SEC's public reference rooms in Washington, D.C., New York, New York, and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our public filings are also available to the public from commercial document retrieval services and at the Internet World Wide Website maintained by the SEC at http://www.sec.gov.

                                 ANNUAL REPORT

    A COPY OF OUR 2000 ANNUAL REPORT TO THE SECURITIES AND EXCHANGE COMMISSION ON FORM 10-K, (NOT INCLUDING EXHIBITS, EXCEPT FOR EXHIBITS SPECIFICALLY INCORPORATED BY REFERENCE INTO THAT DOCUMENT), WILL BE FURNISHED TO SHAREHOLDERS FREE OF CHARGE UPON WRITTEN REQUEST TO OUR CORPORATE SECRETARY, 475 KILVERT STREET, WARWICK, RHODE ISLAND 02886.

    YOU SHOULD RELY ON THE INFORMATION CONTAINED IN THIS DOCUMENT TO VOTE YOUR SHARES AT THE SPECIAL MEETING. NETWORK SIX HAS NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS DOCUMENT.
THIS DOCUMENT IS DATED JULY   , 2001. YOU SHOULD NOT ASSUME THAT THE INFORMATION
CONTAINED IN THIS DOCUMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS DOCUMENT TO SHAREHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

                                          By order of the Board of Directors,
--------------------------------------------------------------------------------
                                          Kenneth C. Kirsch, Chairman, President
                                          and
                                          Chief Executive Officer

Warwick, Rhode Island
Dated: July   , 2001

Appendices

APPENDIX A           Agreement and Plan of Merger
APPENDIX B           Opinion of Delta Financial Group
APPENDIX C           Sections 7-1.1-73 and 7-1.1-74 of the Rhode Island Business
                     Corporation Act

                         INDEX TO FINANCIAL STATEMENTS

                                                                PAGE
                                                              --------
Independent Auditors' Report of Sansiveri, Kimball & McNamee
  L.L.P.....................................................     F-2

Balance Sheets as of December 31, 2000 and 1999.............     F-3

Statements of Operations for the Years Ended December 31,
  2000, 1999, and 1998......................................     F-5

Statements of Stockholders' Equity for the Years Ended
  December 31, 2000, 1999, and 1998.........................     F-6

Statements of Cash Flows for the Years Ended December 31,
  2000, 1999, and 1998......................................     F-7

Notes to Financial Statements December 31, 2000, 1999 and
  1998......................................................     F-9

Condensed Balance Sheet for the Quarter Ended March 31, 2001
  and Year Ended December 31, 2000..........................    F-22

Condensed Statement of Income for the Quarters Ended
  March 31, 2001 and
  March 31, 2000............................................    F-24

Condensed Statements of Cash Flow for the Quarters Ended
  March 31, 2001 and March 31, 2000.........................    F-25

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders of
Network Six, Inc.:

    We have audited the accompanying balance sheet of Network Six, Inc. as of December 31, 2000 and 1999 and the related statements of operations, stockholders' equity and cash flows for the years ended December 31, 2000, 1999 and 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, such financial statements referred to above present fairly, in all material respects, the financial position of Network Six, Inc. at December 31, 2000 and 1999, and the results of its operations and its cash flows for the years ended December 31, 2000, 1999 and 1998, in conformity with generally accepted accounting principles.

Sansiveri, Kimball & McNamee, L.L.P.
/s/ Sansiveri, Kimball & McNamee, L.L.P.

Providence, Rhode Island
February 6, 2001

                               NETWORK SIX, INC.

                                 BALANCE SHEETS

                           DECEMBER 31, 2000 AND 1999

                                                                 2000          1999
                                                              -----------   -----------
                                        ASSETS

Current assets:
  Cash and cash equivalents.................................  $ 1,650,959   $ 2,453,935
  Short term investments (Note 2)...........................    1,803,387            --
  Contract receivables, less allowance for doubtful accounts
    of $49,000 at December 31, 2000 and 1999 (Note 3).......    1,094,142     1,561,255
  Costs and estimated earnings in excess of billings on
    contracts (Note 4)......................................      843,021       759,891
  Refundable taxes on income................................           --       150,640
  Deferred taxes (Note 7)...................................      268,177       287,083
  Other assets..............................................       46,127       151,933
                                                              -----------   -----------
    Total current assets....................................    5,705,813     5,364,737
                                                              -----------   -----------
Property and equipment:
  Computers and equipment...................................      639,258       590,124
  Furniture and fixtures....................................      162,606       162,606
  Leasehold improvements....................................       20,190        20,191
                                                              -----------   -----------
                                                                  822,054       772,921
Less: accumulated depreciation and amortization.............      659,097       578,015
                                                              -----------   -----------
    Net property and equipment..............................      162,957       194,906
Deferred taxes (Note 7).....................................       79,701       513,795
Other assets................................................       47,007        86,750
                                                              -----------   -----------
Total assets................................................  $ 5,995,478   $ 6,160,188
                                                              ===========   ===========

                               NETWORK SIX, INC.

                                 BALANCE SHEETS

                           DECEMBER 31, 2000 AND 1999

                                                                 2000          1999
                                                              -----------   -----------
                         LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Current portion of long-term debt (Note 5):
    Vendors.................................................  $   100,000   $   100,000
    Others..................................................      354,018       349,141
  Accounts payable..........................................       31,023       202,195
  Accrued salaries and benefits.............................      389,158       508,193
  Other accrued expenses....................................       93,021       107,913
  Billings in excess of costs and estimated earnings on
    contracts (Note 4)......................................       19,048       124,458
  Preferred stock dividends payable.........................    1,473,612     1,119,468
                                                              -----------   -----------
    Total current liabilities...............................    2,459,880     2,511,368
                                                              -----------   -----------
Long-term debt, less current portion (Note 5):
    Vendors.................................................      442,239       542,239
    Others..................................................      416,618       775,636
                                                              -----------   -----------
    Total Liabilities.......................................    3,318,737     3,829,243
                                                              -----------   -----------
Commitments (Notes 6 and 9)

Stockholders' equity (Note 8):
  Series A convertible preferred stock, $3.50 par value.
    Authorized 857,142.85 shares; issued and outstanding
    714,285.71 shares in 2000 and 1999; liquidation of $3.50
    per share plus unpaid and accumulated dividends.........    2,235,674     2,235,674
  Common stock, $.10 par value. Authorized 4,000,000 shares;
    issued and outstanding 825,684 shares in 2000 and
    794,306 in 1999.........................................       82,568        79,430
Additional paid-in capital..................................    1,947,767     1,888,652
Treasury stock, recorded at cost, 11,843 shares at December
  31, 2000 and 8,081 shares at December 31, 1999............      (44,360)      (28,179)
Retained earnings (accumulated deficit).....................   (1,544,908)   (1,844,632)
                                                              -----------   -----------
    Total stockholders' equity..............................    2,676,741     2,330,945
                                                              -----------   -----------
    Total Liabilities and Stockholders' Equity..............  $ 5,995,478   $ 6,160,188
                                                              ===========   ===========

                See accompanying notes to financial statements.

                               NETWORK SIX, INC.
                            STATEMENTS OF OPERATIONS
                  YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998

                                                           2000          1999          1998
                                                        -----------   -----------   -----------
Contract revenue earned (Note 10).....................  $11,008,158   $10,225,676   $10,399,979
Cost of revenue earned................................    7,157,821     6,178,286     6,418,678
                                                        -----------   -----------   -----------
  Gross profit (loss).................................    3,850,337     4,047,390     3,981,301

Selling, general and administrative expenses..........    2,778,360     2,920,352     2,260,418
Litigation settlement (Note 12).......................           --     3,126,665            --
                                                        -----------   -----------   -----------
  Income (loss) from operations.......................    1,071,977    (1,999,627)    1,720,883
Other deductions (income)
  Interest expense....................................      129,732       153,765       125,314
  Interest earned.....................................     (164,623)      (88,777)      (78,437)
                                                        -----------   -----------   -----------
    Income (loss) before income taxes.................    1,106,868    (2,064,615)    1,674,006
Income taxes (Note 7).................................      453,000      (843,000)      613,000
                                                        -----------   -----------   -----------
Net income (loss).....................................  $   653,868   $(1,221,615)  $ 1,061,006
                                                        ===========   ===========   ===========
Net income (loss) per share:
Basic.................................................  $      0.37   $     (1.96)  $      0.96
                                                        ===========   ===========   ===========
Diluted...............................................  $      0.37   $     (1.96)  $      0.96
                                                        ===========   ===========   ===========
Shares used in computing net income (loss) per share:
Basic.................................................      805,809       787,638       758,547
                                                        ===========   ===========   ===========
Diluted...............................................      805,809       787,638       758,547
                                                        ===========   ===========   ===========
Preferred dividends...................................  $   354,144   $   323,476   $   335,925
                                                        ===========   ===========   ===========

                See accompanying notes to financial statements.

                               NETWORK SIX, INC.
                       STATEMENTS OF STOCKHOLDERS' EQUITY
                  YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998

                                    SERIES A                               RETAINED
                                   CONVERTIBLE              ADDITIONAL     EARNINGS                    TOTAL
                                    PREFERRED     COMMON     PAID-IN     (ACCUMULATED   TREASURY   STOCKHOLDERS'
                                      STOCK       STOCK      CAPITAL       DEFICIT)      STOCK        EQUITY
                                   -----------   --------   ----------   ------------   --------   -------------
Balance at December 31, 1997.....  $2,235,674    $73,429    $1,670,939   $(1,024,622)   $     --    $ 2,955,421

Net Income.......................                                          1,061,006                  1,061,006
Dividends on preferred stock
  13.5%/ share (Q1-Q3); 13.25%
  (Q4)...........................                                           (335,925)                  (335,925)
Shares Issued in connection with
  exercise of options 6,275
  shares.........................                    628        12,223                                   12,851
Sale of 24,094 shares of common
  stock..........................                  2,409        76,316                                   78,725
Warrants issued with term loan...                               36,806                                   36,806
                                   ----------    -------    ----------   -----------    --------    -----------
Balance at December 31, 1998.....   2,235,674     76,466     1,796,284      (299,541)         --      3,808,883

Net Income (Loss)................                                         (1,221,615)                (1,221,615)
Dividends on preferred stock
  12.75%/share (Q1-Q2); 13.0%
  (Q3); 13.25% (Q4)..............                                           (323,476)                  (323,476)
Shares Issued in connection with
  exercise of options 14,200
  shares.........................                  1,420        35,036                                   36,456
Purchase of 8,081 treasury
  shares.........................                                                        (28,179)       (28,179)
Sale of 15,443 shares of common
  stock..........................                  1,544        57,332                                   58,876
                                   ----------    -------    ----------   -----------    --------    -----------
Balance at December 31, 1999.....   2,235,674     79,430     1,888,652    (1,844,632)    (28,179)     2,330,945

Net Income.......................                                            653,868                    653,868
Dividends on preferred stock
  13.5%/ share (Q1); 14.0% (Q2);
  14.5% (Q3-Q4)..................                                           (354,144)                  (354,144)
Shares Issued in connection with
  exercise of options 29,600
  shares.........................                  2,960        53,292                                   56,252
Purchase of 3,762 treasury
  shares.........................                                                        (16,181)       (16,181)
Sale of 1,778 shares of common
  stock..........................                    178         5,823                                    6,001
                                   ----------    -------    ----------   -----------    --------    -----------
Balance at December 31, 2000.....  $2,235,674    $82,568    $1,947,767   $(1,544,908)   $(44,360)   $ 2,676,741
                                   ==========    =======    ==========   ===========    ========    ===========

                See accompanying notes to financial statements.

                               NETWORK SIX, INC.
                            STATEMENTS OF CASH FLOWS
                  YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998

                                                             2000         1999          1998
                                                          ----------   -----------   -----------
Net Income (loss).......................................  $  653,868   $(1,221,615)  $ 1,061,006
Adjustments to reconcile net income (loss) to net cash
  provided by operating activities:
  Depreciation and amortization.........................      92,091        74,237        47,415
  Litigation settlement, excluding cash received........          --     3,476,665            --
  Provision for doubtful accounts.......................          83        97,760        19,175
  Loss on sale/disposal of fixed assets.................       1,606         3,976         6,518
  Provision for deferred taxes..........................     453,000      (806,272)     (149,000)
  Accrued financing fee.................................          --            --        20,000
  Forgiveness of note payable to vendor.................          --            --       (50,036)
  Changes in operating assets and liabilities:
  Contract receivables..................................     467,030       307,773        25,416
  Cost and estimated earnings in excess of billings on
    contracts...........................................     (83,130)      460,362       168,262
  Refundable taxes on income............................     150,640      (150,640)           --
  Other current assets..................................     105,806       (39,500)      131,824
  Other noncurrent assets...............................      39,743       334,870       181,548
  Accounts payable......................................    (171,172)      143,739      (129,921)
  Accrued salaries and benefits.........................    (119,035)      (71,127)      130,187
  Accrued subcontractor expense.........................          --       (12,107)   (1,327,443)
  Other accrued expenses................................     (14,892)      (16,847)      (21,483)
  Billings in excess of costs and estimated earnings on
    contracts...........................................    (105,410)     (217,114)      185,818
  Income taxes payable..................................          --      (780,066)      766,728
                                                          ----------   -----------   -----------
    Net cash provided by operating activities...........  $1,470,228   $ 1,584,094   $ 1,066,014
                                                          ----------   -----------   -----------

                               NETWORK SIX, INC.
                      STATEMENTS OF CASH FLOWS (CONTINUED)
                  YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998

                                                             2000          1999         1998
                                                          -----------   ----------   -----------
Cash flows from investing activities:
  Purchases of:
    Short-term investments..............................  $(2,848,387)          --            --
    Property and equipment..............................      (62,472)  $ (101,925)  $  (156,299)
  Proceeds from:
    Maturities of short-term investments................    1,045,000           --            --
    Sale of assets......................................          724        1,023            --
                                                          -----------   ----------   -----------
      Net cash (used in) investing activities...........   (1,865,135)    (100,902)     (156,299)
                                                          -----------   ----------   -----------
Cash flows from financing activities:
  Principal payments on capital lease obligations.......           --      (61,447)      (59,120)
  Net proceeds (payments) from note payable to bank.....           --           --    (1,160,000)
  Proceeds from long-term debt..........................           --           --       500,000
  Payments on long-term debt............................     (454,141)    (476,998)     (132,060)
  Proceeds from issuance of common stock................       62,253       95,332        91,576
  Purchase of treasury stock............................      (16,181)     (28,179)           --
                                                          -----------   ----------   -----------
      Net cash used in financing activities.............     (408,069)    (471,292)     (759,604)
                                                          -----------   ----------   -----------
  Net increase (decrease) in cash.......................     (802,976)   1,011,900       150,111
  Cash at beginning of year.............................    2,453,935    1,442,035     1,291,924
                                                          -----------   ----------   -----------
  Cash at end of year...................................  $ 1,650,959   $2,453,935   $ 1,442,035
                                                          ===========   ==========   ===========
Supplemental cash flow information:
  Cash (received) paid during the year for:
    Income taxes, net...................................  $  (176,880)  $  893,977   $    (4,788)
                                                          ===========   ==========   ===========
    Interest, net.......................................  $   (61,253)  $    7,939   $    89,030
                                                          ===========   ==========   ===========

                See accompanying notes to financial statements.

                               NETWORK SIX, INC.

                         NOTES TO FINANCIAL STATEMENTS

                        DECEMBER 31, 2000, 1999 AND 1998

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    (A) DESCRIPTION OF BUSINESS

    Network Six, Inc. (the "Company"), is a provider of software development and computer-related consulting services to government and industry. Founded in 1976, the Company focuses on providing its services to state government health and human services agencies. Currently, substantially all of its revenues are derived from contracts with such agencies. Services are provided under "time and materials" contracts and "fixed price" contracts. Under these contracts, which are generally awarded as a result of formal competitive-bidding processes, the Company provides a range of information technology services, consisting primarily of systems integration, system design, software development, hardware planning and procurement, and personnel training.

    (B) REVENUE RECOGNITION

    Revenues from services provided under fixed-price and modified fixed-price contracts are recognized on the percentage-of-completion method, measured by the percentage of costs incurred to date to estimated total costs for each contract. This method is used because management considers costs incurred to be the best available measure of progress on these contracts. Revenues from time and materials contracts are recognized on the basis of costs incurred during the period plus the related fee earned.

    Cost of revenues earned includes all direct material and labor costs and those indirect costs related to contract performance. Selling, general, and administrative costs are charged to expense as incurred. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined. Changes in job performance, job conditions and estimated profitability including those arising from contract penalty provisions and final contract settlements, may result in revisions to costs and income and are recognized in the period in which the revisions are determined.

    Costs and estimated earnings in excess of billings on uncompleted contracts, represents revenues recognized in excess of amounts billed. Billings in excess of costs and estimated earnings on uncompleted contracts, represents billings in excess of revenues recognized. For fixed price contracts, costs and estimated earnings are billed upon customer approval of the Company's attaining various phases of completion set forth in each contract. Retainage is billed upon customer approval on contract completion. Costs and earnings on time and material contracts are billed when time is expended and material costs are incurred. The Company also recognizes revenue from the sale of hardware to various customers. Revenue and related costs for these sales are recorded when the customer accepts delivery and installation of the hardware.

    In the state government systems integration industry, it is common practice to negotiate change orders to existing contracts in progress due to the custom nature of systems integration projects. In addition, such change orders generally must be submitted to the federal government for approval because a portion of state systems integration projects are federally funded. Over the years, the Company has successfully negotiated and received federal approval of numerous contract change orders. However, the frequent need for change orders in the systems integration business and the inherent uncertainties in obtaining state and federal approval of change orders is a significant risk, which could have a material impact to the Company.

                               NETWORK SIX, INC.

                         NOTES TO FINANCIAL STATEMENTS

                        DECEMBER 31, 2000, 1999 AND 1998

    (C) CASH

    Cash and cash equivalents include investments with an original maturity of approximately three months or less.

    (D) OTHER ASSETS

    Other assets consist of employee receivables, lease receivables, sales tax refund receivable, prepaid insurance, and security deposits.

    (E) PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost. Depreciation on property and equipment is calculated using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized using the straight-line method over the shorter of the lease term or the estimated useful life of the asset.

    The estimated useful lives of property and equipment and leasehold improvements are:

Leasehold improvements   30 months
Computers and equipment  3 years
Furniture and fixtures   5 years

    When the Company determines that certain property, plant and equipment is impaired, a loss for impairment is recorded for the excess of the carrying value over the fair market value of the asset. Fair value is determined by independent appraisal, if an active market exists for the related asset. Otherwise, fair value is estimated through forecasts of expected cash flows.

    (F) INCOME TAXES

    The Company uses the asset and liability method of accounting for income taxes. Under the asset and liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

    (G) NET INCOME (LOSS) PER COMMON SHARE

    Basic net income (loss) per common share is computed by dividing net income
(loss), after deducting dividends on Series A convertible preferred stock by the weighted average number of common shares, and in the case of diluted earnings per share assuming the conversion of the convertible preferred stock and common stock equivalents outstanding during the period. Common stock equivalents include stock options and warrants. For 2000, 1999 and 1998, the stock purchase warrants, options, and convertible preferred stock and related dividends declared have not been included in the computation of net income or loss per share, since the effect would be anti-dilutive. Therefore the numerator of the basic and diluted earnings per share calculations were the same, as was the denominator.

                               NETWORK SIX, INC.

                         NOTES TO FINANCIAL STATEMENTS

                        DECEMBER 31, 2000, 1999 AND 1998

    (H) COSTS OF MODIFYING SOFTWARE

    The costs of modifying the Company's software for year 2000 compliance were charged to expense as incurred.

    (I) COSTS OF FAILURE TO BE YEAR 2000 COMPLIANT

    Any losses that may result if the Company, its suppliers, subcontractors, or customers fail to correct Year 2000 deficiencies are recorded as they are incurred.

    (J) FINANCIAL INSTRUMENTS

    Financial Instruments consist of cash, certificates of deposit, U.S. Government Securities, contract accounts receivable, leases receivable, accounts payable, lease obligations, and notes payable. The carrying value of these financial instruments approximates their fair value.

    (K) USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates include the allowance for doubtful accounts on contract receivables and the recognition of revenue on fixed price contracts by the percentage of completion method. Actual results could differ from those estimates.

(2) SHORT-TERM INVESTMENTS

    The carrying amounts and approximate fair values of certificates of deposit and U.S. government securities at December 31, 2000 are as follows:

                                                              GROSS
                                                            UNREALIZED      FAIR
                                          CARRYING AMOUNT      LOSS        VALUE
                                          ---------------   ----------   ----------
Short-term investments:

Certificates of deposit.................     $1,502,000                  $1,502,000
U.S. Government and Federal agency
  securities............................        301,387       $(1,480)      299,907
                                             ----------       -------    ----------
                                             $1,803,387       $(1,480)   $1,801,907
                                             ==========       =======    ==========

                               NETWORK SIX, INC.

                         NOTES TO FINANCIAL STATEMENTS

                        DECEMBER 31, 2000, 1999 AND 1998

(3) CONTRACT RECEIVABLES

    Contract receivables at December 31 consist of:

                                                          2000         1999
                                                       ----------   ----------
Time and materials and completed fixed price
  contracts..........................................  $  654,101   $1,012,540
Fixed price contracts in progress....................     489,299      597,890
                                                       ----------   ----------
                                                        1,143,400    1,610,430
    Less allowance for doubtful accounts.............      49,258       49,175
                                                       ----------   ----------
                                                       $1,094,142   $1,561,255
                                                       ==========   ==========

(4) COSTS AND ESTIMATED EARNINGS ON CONTRACTS

    Cost and estimated earnings on contracts at December 31 consist of:

                                                        2000          1999
                                                     -----------   -----------
Beginning balance..................................  $   635,433   $   878,681
Costs incurred.....................................    7,157,821     6,178,286
Estimated Earnings.................................    3,850,337     4,047,390
                                                     -----------   -----------
                                                      11,643,591    11,104,357
Less billings......................................   10,819,618    10,468,924
                                                     -----------   -----------
                                                     $   823,973   $   635,433
                                                     ===========   ===========

    Included in the accompanying balance sheets under the following captions:

                                                           2000       1999
                                                         --------   ---------
Costs and estimated earnings in excess of billings on
  contracts............................................  $843,021   $ 759,891
Billings in excess of costs and estimated earnings on
  contracts............................................   (19,048)   (124,458)
                                                         --------   ---------
                                                         $823,973   $ 635,433
                                                         ========   =========

Costs and estimated earnings on contracts at December 31, 2000 and 1999 are expected to be billed and collected within one year.

(5) NOTES PAYABLE

    (A) SECURED NOTES

    On September 21, 1998 the Company entered into two five-year term loans, each for $250,000. One lender was the Small Business Loan Fund Corporation, ("SBLFC"), a subsidiary of the Rhode Island Economic Development Corporation. The other lender was the Business Development Corporation of Rhode Island ("BDC"). The SBLFC loan carries an annual interest rate of 9.5% and must be repaid over five years. The BDC loan carries an annual interest rate of 10.25%, and an annual deferred fee of $5,000, and must be paid back over five years. Both term loans are secured by substantially all the assets of the Company subordinated to the revolving line of credit with a commercial bank. The BDC loan contains certain covenants which the Company complied with as of December 31, 2000. The BDC was also issued five-year warrants to purchase 11,500 shares of the

                               NETWORK SIX, INC.

                         NOTES TO FINANCIAL STATEMENTS

                        DECEMBER 31, 2000, 1999 AND 1998

Company's common stock with a strike price of $4.50 per share. The warrants expire on September 20, 2003. The fair value of the warrants was estimated by the Company to be $36,806 using the Black-Scholes model and is being amortized ratably over the exercise period. Such amount is included in other non-current assets on the accompanying balance sheet.

    On November 15, 1999, the Company entered into a revolving line of credit with a commercial bank. This $1 million revolving line of credit is secured by all of the assets of the Company. The Company can borrow up to 80% of certain qualified accounts receivable at an interest rate of prime plus 1/4%. On December 31, 2000, the revolving line of credit had an outstanding balance of zero.

    (B) UNSECURED NOTES

    On December 29, 1997, the Company restructured a $842,239 account payable with Unisys to a four year unsecured note payable. After Unisys filed a claim against the Company's Hawaii- related performance bond, the bonding company paid Unisys, and then Lockheed Martin IMS Corporation ("Lockheed") reimbursed the bonding company. Lockheed had guaranteed the Company's performance bond for the Hawaii contract. The note is payable to Lockheed and carries an initial interest rate of five percent through 1998, and six percent from 1999 until December 29, 2004, with such interest to be paid monthly. Principal payments are to be made annually as follows: December 1998--$100,000, December 1999--$100,000,
December 2000--$100,000, December 2001--$100,000, December 2002--$100,000,
December 2003--$150,000, December 2004--$192,239. The note has a discount provision for early payment.

    On May 11, 1999, the Company entered into a Settlement and Mutual Release Agreement with the State of Hawaii to resolve its long standing litigation. The Company agreed to pay the State of Hawaii $1 million over four years as follows:
June 1999--$250,000, June 2000--$250,000, June 2001--$250,000,
June 2002--$125,000 and June 2003--$125,000. The first payment was reduced by a $50,000 credit for the settlement of a lease obligation on computer equipment. The equipment lessor, who had filed suit against the Company, accepted $50,000 from the Company in full payment of that obligation. As of December 31, 2000, the remaining principal outstanding was $500,000.

    Scheduled maturities of secured and unsecured long term debt as of December 31, 2000 are as follows:

2001........................................................   $  454,019
2002........................................................      339,379
2003........................................................      327,238
2004........................................................      192,239
                                                               ----------
                                                               $1,312,875
                                                               ==========

(6) LEASES

    The Company leases office space and equipment under several operating leases expiring at various times through 2001. Rent expense, including utilities, for the years ended December 31, 2000, 1999 and

                               NETWORK SIX, INC.

                         NOTES TO FINANCIAL STATEMENTS

                        DECEMBER 31, 2000, 1999 AND 1998

1998 was approximately $248,000, $216,000 and $192,000, respectively. Rental obligations as of December 31, 2000 for the remainder of the lease terms are as follows:

                                                              OPERATING LEASES
                                                              ----------------
      2001..................................................      $213,828
      2002..................................................       196,703
                                                                  --------
Total lease payments........................................      $410,531
                                                                  ========

(7) INCOME TAXES

    The components of income tax expense (benefit) for the years ended December 31, are as follows:

                                                2000       1999        1998
                                              --------   ---------   ---------
Current taxes:
  Federal...................................  $     --   $      --   $ 599,000
  State.....................................        --          --     163,000
                                              --------   ---------   ---------
Sub total...................................        --          --     762,000
                                              --------   ---------   ---------
Deferred taxes:
  Federal...................................   358,000    (666,000)   (119,000)
  State.....................................    95,000    (177,000)    (30,000)
                                              --------   ---------   ---------
Sub total...................................   453,000    (843,000)   (149,000)
                                              --------   ---------   ---------
Total.......................................  $453,000   $(843,000)  $ 613,000
                                              ========   =========   =========

    Actual income tax expense (benefit) for the years ended December 31, differed from the amounts computed by applying the U.S. federal income tax rate of 34 percent to pretax income (loss) from operations as a result of the following:

                                                 2000       1999        1998
                                               --------   ---------   --------
Computed "expected" tax expense (benefit)....  $376,335   $(701,969)  $569,162
Increase in income tax expense (benefit)
  resulting from state and local taxes, net
  of federal income tax benefit..............    61,985    (115,618)    93,744
Change in beginning of the year balance of
  the valuation allowance for deferred tax
  asset, allocated to income tax expense.....        --          --    (50,000)
Other, net...................................    14,680     (25,413)        94
                                               --------   ---------   --------
Total income tax expense (benefit)...........  $453,000   $(843,000)  $613,000
                                               ========   =========   ========
Effective tax rate (%).......................        41          41         37
                                               ========   =========   ========

                               NETWORK SIX, INC.

                         NOTES TO FINANCIAL STATEMENTS

                        DECEMBER 31, 2000, 1999 AND 1998

    Deferred tax assets and liabilities at December 31 are comprised of the following:

                                                            2000       1999
                                                          --------   --------
Deferred tax assets:
  Accounts receivable, principally due to
  allowance for doubtful accounts.......................  $ 19,538   $ 19,508
  Deferred compensation.................................    22,588     43,089
  Loss carryforward.....................................    79,000    429,497
  Property, plant and equipment depreciation............     3,793      1,043
  Hawaii settlement.....................................   166,344    247,580
  Vacation expense......................................    55,195     54,765
  Stock bonus...........................................    10,748     20,146
  Loan facility fee.....................................     5,950      7,933
                                                          --------   --------
    Total gross deferred tax assets.....................   363,156    823,561

  Deferred tax liability
    Retainage, due to deferral for tax reporting........    15,278     22,683
                                                          --------   --------
    Net deferred tax asset..............................  $347,878   $800,878
                                                          ========   ========

    In assessing the realizability of deferred tax assets, the Company considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The Company believes their future taxable earnings will be sufficient to support the recognition of deferred tax assets.

    As of December 31, 2000, the Company has net operating losses available to offset future taxable income of approximately $230,000. Such carry forwards expire in 2019.

(8) STOCKHOLDERS' EQUITY

    (A) PREFERRED STOCK

    On October 29, 1992, the Company issued 714,285.71 shares of its Series A Convertible preferred stock at its par value of $3.50 per share. Proceeds from the issuance were $2,500,000. Costs of issuance were $264,326, and were netted against the proceeds of the offering. This stock had a redemption provision, which was exercisable at the option of the shareholder for $3.50. On March 10, 1993, an amendment to the original Stock Purchase Agreement dated October 29, 1992 was signed. The effective date of the amendment was October 29, 1992 and the agreement removed the redemption option and increased the dividend rate to the preferred stockholders beginning on October 1, 1997 as noted below. In addition, the preferred shareholders have a right and option to require the Company to buy back the preferred shares at a price of $5.60 per share upon a greater than fifty percent change in the ownership of the Company's common stock. Also, the Company has the right and option, anytime after October 30, 1997, to purchase no less than all of the preferred shares at the liquidation value of $3.50 per share plus any accrued and unpaid dividends.

    Each share of preferred stock may be converted at any time into common stock, on a basis of four shares of preferred stock for one share of common stock and the holders of preferred stock are entitled to one vote per four shares on all matters on which stockholders are entitled to vote, including the election of Directors. As long as there are at least 238,071 shares of preferred stock outstanding, the holders thereof are entitled as a class to elect one member of the Board of Directors. The

                               NETWORK SIX, INC.

                         NOTES TO FINANCIAL STATEMENTS

                        DECEMBER 31, 2000, 1999 AND 1998

affirmative vote of a majority of the issued and outstanding shares of preferred stock is required: (i) for the issuance of a class of equity securities with dividend rights superior to the preferred stock; (ii) for the Company to engage in any transaction that would materially impair the rights of the preferred stock; (iii) for the Company to declare, pay or otherwise distribute any dividends except out of retained earnings of the Company; (iv) to increase or decrease the size of the Company's Board of Directors (v) or to issue Common Stock or rights to purchase common stock to officers, employees, directors or consultants of the Company if the total number of shares held by such persons would exceed 10% of the issued and outstanding shares of Common Stock after giving effect to such issuance.

    Until September 30, 1997, the holders of preferred stock were entitled to receive dividends at the rate of 7.5% per share per annum payable quarterly in arrears commencing on December 31, 1992. Effective October 1, 1997, the dividend rate became the prime rate of interest as of the first business day following the end of the quarter, plus five (5) percent. The Company is required to pay such dividends before any dividends may be declared or paid for any of the common stock. In the event the Company shall be in arrears in whole or in part with respect to at least three quarterly dividend payments due to holders of preferred stock, such holders voting as a class are entitled to elect two members of the Board of Directors. Accrued and unpaid dividends as of December 31, 2000 were $1,473,612, which equals $2.06 per share of outstanding preferred stock.

    (B) COMMON STOCK WARRANTS

    Warrants to purchase 3,750 shares of the Company's common stock at an exercise price ranging from $12.00-$18.00 per share were authorized and issued April 14, 1995. These warrants expired on April 14, 2000.

    Warrants to purchase 10,000 shares of the Company's common stock at an exercise price of $16.00 per share were authorized and issued in 1993. At December 31, 2000 all of these warrants remain outstanding and are exercisable until November 23, 2003.

    Warrants to purchase 11,500 shares of the Company's common stock at an exercise price of $4.50 per share were authorized and issued in 1998 to one of the Company's secured lenders. At December 31, 2000 all of these warrants remain outstanding and are exercisable until September 20, 2003.

    (C) STOCK OPTION PLANS

    The Company's Board of Directors and stockholders adopted the Company's Incentive Stock Option Plans (the "Stock Option Plans") on April 1, 1993 and April 25, 1994, respectively. Options granted under the Stock Option Plans are intended to qualify as incentive options under Section 422(a) of the Internal Revenue Code of 1986, as amended. The Board of Directors administers the Stock Option Plans. Subject to certain limitations, the Board of Directors has authority to determine the exercise prices, vesting schedules and terms of the options. The maximum term of any option outstanding is ten years.

    The exercise price of options granted pursuant to the Stock Option Plans may not be less than the fair market value of the Common Stock on the date of grant. The exercise price of options granted to any participants who own stock possessing more than 10% of the total combined voting power of all classes of outstanding stock of the Company must be at least equal to 110% of the fair market value of the Common Stock on the date of grant. Any options granted to such participants must expire within

                               NETWORK SIX, INC.

                         NOTES TO FINANCIAL STATEMENTS

                        DECEMBER 31, 2000, 1999 AND 1998

ten years from the date of grant. Stock options under the Stock Option Plans are not transferable, except by estate succession.

    In October 1995, the Financial Accounting Standards Board issued SFAS
No. 123, "Accounting and Disclosure for Stock Based Compensation," which provides for a fair value based methodology of accounting for all stock option plans.

    The Company applies APB Opinion 25 and related interpretations in accounting for these plans. Since options were granted at fair market value at date of grant, no compensation cost has been recognized. Had compensation cost been determined pursuant to SFAS No. 123, the Company's net income (loss) and net income (loss) per share would have been adjusted to the pro forma amounts indicated in the table below. The effects on pro forma net income (loss) obtained from applying SFAS No. 123 may not be representative of the effects on reported net income (loss) for future years.

                                                          2000        1999
                                                        --------   -----------
Net income (loss):          As Reported                 $653,868   $(1,221,615)
                            Pro Forma                    583,255    (1,299,742)

Net income (loss) per       As Reported                 $   0.37   $     (1.96)
share:
                            Pro Forma                       0.28         (2.06)

    The fair value of each option is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions used for grants in 2000 and 1999, respectively; no dividend yield; expected volatility of 77.3% and 81.9%; risk-free interest rate of 5.4% and 5.1%; and expected lives of five years. The weighted-average fair market value of options granted during 2000 and 1999 was $1.60 and $2.70, respectively.

                               NETWORK SIX, INC.

                        DECEMBER 31, 2000, 1999 AND 1998

(8) STOCKHOLDERS' EQUITY (CONTINUED)

    A summary of the status of the Company's stock option plans as of December 31, 2000, 1999 and 1998 and changes during the years on those dates is presented below:

                                                2000                  1999                  1998
                                         -------------------   -------------------   -------------------
                                                    WEIGHTED              WEIGHTED              WEIGHTED
                                                    AVERAGE               AVERAGE               AVERAGE
                                                    EXERCISE              EXERCISE              EXERCISE
                                          SHARES     PRICE      SHARES     PRICE      SHARES     PRICE
                                         --------   --------   --------   --------   --------   --------
Outstanding at beginning of year.......  215,285     $2.57     252,440     $2.66     136,225     $1.64
Granted................................   75,000      2.39      53,000      3.93     131,410      3.65
Cancelled..............................       --        --          --        --          --        --
Exercised..............................  (29,600)     1.90     (14,200)     2.57      (6,275)     2.05
Forfeited..............................  (40,230)     4.00     (75,955)     3.80      (8,920)     2.59
                                         -------               -------               -------
Outstanding at end of year.............  220,455      2.34     215,285      2.57     252,440      2.66
                                         =======               =======               =======
Exercisable at year end................  135,328        --     113,379      2.04      80,750      1.88
                                         =======               =======               =======

    The following table summarizes information about the Company's stock options, considered compensation under SFAS 123, outstanding at December 31, 2000:

                                                      OPTIONS OUTSTANDING               OPTIONS EXERCISABLE
                                            ----------------------------------------   ---------------------
                                                   NUMBER             WEIGHTED AVG            NUMBER
                                                 OUTSTANDING           REMAINING            EXERCISABLE
EXERCISE PRICE                              AT DECEMBER 31, 2000    CONTRACTUAL LIFE   AT DECEMBER 31, 2000
--------------                              ---------------------   ----------------   ---------------------
$1.500....................................          29,450                 5.9                 29,450
 1.594....................................          51,000                10.0                     --
 1.750....................................          32,750                 6.3                 32,750
 2.000....................................          21,125                 5.9                 21,125
 3.000....................................          38,880                 7.4                 24,253
 3.125....................................          18,750                 7.1                 12,500
 3.188....................................           2,500                 7.9                  1,250
 3.250....................................           6,000                 8.9                  1,500
 4.125....................................          10,000                 8.6                  2,500
 4.625....................................           7,500                 9.2                  7,500
 4.688....................................           2,500                 9.2                  2,500
                                                   -------                                    -------
                                                   220,455                                    135,328
                                                   =======                                    =======

    At December 31, 2000, 1999, and 1998, common shares reserved for issuance under the Company's Incentive Stock Option plan was 275,000, 275,000 and 275,000, respectively. At December 31, 2000, 1999 and 1998, common shares available under the Non-Employee Director Option Plan were 50,000 for each of the years. Each director will be awarded 2,500 options, each year in January, for a maximum of 10,000 options per Director.

                               NETWORK SIX, INC.

                        DECEMBER 31, 2000, 1999 AND 1998

(9) COMMITMENTS

    The Company has a profit sharing plan under which all full-time employees with at least one year of service with the Company are eligible to participate. The Board of Directors administers the profit sharing plan and establishes the formula for each year's distributions. Distributions for each calendar year are made in the following year to eligible employees who were employed for the full previous calendar year. There was no profit sharing plan expense for the years ended December 31, 2000, 1999 and 1998.

    The Company sponsors a 401(k) Plan Trust in which all employees are eligible to participate. Participants can contribute up to 15% of total compensation subject to the annual Internal Revenue Service dollar limitation. Effective January 1, 1999 the Company elected to match 50% of employee contributions, up to 3% of each employee's annual total compensation. Company matching contributions vest ratably over 5 years. The Company's matching contributions totaled approximately $70,000 for the year ended December 31, 2000.

    Pursuant to a consulting agreement and a deferred compensation agreement with the former Chairman, the Company agreed to pay $48,000 per year for a fixed number of consulting hours, and also fund $60,000 per year to a non-qualified deferred compensation plan. The original term for the consulting agreement was seven years and eight years for the deferred compensation agreement. Effective September 1995, the consulting agreement was amended to eliminate the required consulting payments of $48,000 per year. The payments to the deferred compensation agreement will remain at $60,000 per year through the end of 2001. Accordingly, in the third quarter of 1995, the Company was required to record a liability and a related expense of approximately $245,000 for the present value of the deferred compensation payments, which will be paid at $5,000 per month through the end of 2001.

(10) CONCENTRATION OF REVENUE

    During 2000, 1999 and 1998 the Company had the following sales from customers whose individual sales exceeded 10% of the Company's total sales:

                                                             2000          1999         1998
                                                          -----------   ----------   ----------
Rhode Island DHS........................................  $ 6,153,693   $5,617,033   $5,361,955
Maine Dept of Human Services............................    2,293,745    2,111,323    2,651,893
Rhode Island DCYF.......................................    1,472,244
MIM Corporation.........................................      266,103      798,926    1,188,327
                                                          -----------   ----------   ----------
                                                          $10,185,785   $8,527,282   $9,202,175
                                                          ===========   ==========   ==========

(11) LITIGATION

    As of December 31, 2000, the Company was not involved in any litigation.

    On November 12, 1996, the State of Hawaii filed a lawsuit against the Company and Aetna Casualty and Surety and Federal Insurance Company for damages due to an alleged breach of a child support enforcement ("CSE") contract between the Company and the State of Hawaii. The Company denied the State's allegation and filed a counter-claim alleging the State of Hawaii breached the contract. In addition, on December 13, 1996, Covansys (formerly known as Complete Business

                               NETWORK SIX, INC.

                        DECEMBER 31, 2000, 1999 AND 1998

(11) LITIGATION (CONTINUED)
Solutions, Inc.) filed a lawsuit against the Company seeking damages relating to Covansys subcontract with the Company to the Hawaii CSE contract. The Company disputed Covansys claims and filed a number of counterclaims. On February 3, 1997, the Company filed a third-party complaint against MAXIMUS Corporation, Hawaii's contract supervisor and advisor on the Hawaii CSE contract, alleging, among other things, that MAXIMUS tortiously interfered in that contract. On
May 11, 1999, the Company reached a settlement agreement to end its lawsuits with the State of Hawaii and Covansys. Per the settlement, the Company agreed to pay the State of Hawaii $1 million over four years and received $300,000 from Covansys. As of the date of this filing, the Company has paid $500,000 to the State of Hawaii. The settlement resulted in a one-time charge to pre-tax earnings during the period ending June 30, 1999 of $3.1 million ($1.9 after-tax) which included the write-off of Hawaii related receivables, work in process and liabilities. On October 29, 1999, MAXIMUS agreed to pay the Company $50,000 in exchange for dismissal of the Company's third-party complaint.

(12) LITIGATION SETTLEMENT

    On May 11, 1999 the Company announced it had entered into a settlement agreement with the State of Hawaii and Covansys. See Note 11--Litigation. Prior to the settlement, the Company had assets related to the Hawaii project of $3.46 million and liabilities of $856,000. After tax considerations are taken into effect, the settlement will result in a reduction of net assets of $1.85 million. The effect of the settlement on net income for the twelve months ended December 31, 1999 was as follows:

Write off of contract receivables and costs in excess of
  billings on Hawaii contract...............................  $(3,459,382)
Present value of litigation settlement......................     (868,957)
Payment received from CBSI..................................      300,000
Payment received from MAXIMUS...............................       50,000
Hawaii payable..............................................      576,483
Capital leases, short and long term portion.................       57,994
Other accrued expenses......................................      217,197
                                                              -----------
Decrease in income before income taxes......................   (3,126,665)
Income tax effect...........................................    1,281,933
                                                              -----------
Decrease in net income......................................  $(1,844,732)
                                                              ===========

                               NETWORK SIX, INC.

                        DECEMBER 31, 2000, 1999 AND 1998

(13) QUARTERLY FINANCIAL DATA (UNAUDITED)

    The following is a summary of quarterly results from operations:

                                                                     QUARTER
                                                -------------------------------------------------
                                                  FIRST        SECOND       THIRD        FOURTH
                                                ----------   ----------   ----------   ----------
2000:
Contract revenue earned.......................  $2,856,038   $3,004,373   $2,619,519   $2,528,228
Gross profit..................................   1,072,509    1,044,660      859,958      873,210
Net income....................................     200,384      137,074      100,779      215,631
Earnings per share............................        0.15         0.06         0.01         0.15
Weighted average shares outstanding...........     795,725      819,284      825,584      813,841

1999:
Contract revenue earned.......................  $2,688,400   $2,550,370   $2,575,192   $2,411,718
Gross profit..................................   1,113,878      985,142      942,544    1,005,828
Net income (loss).............................     257,198   (1,712,238)     149,727       83,700
Earnings (loss) per share.....................        0.23        (2.27)        0.09         0.00
Weighted average shares outstanding...........     774,975      788,573      792,881      794,123

                               NETWORK SIX, INC.

                            CONDENSED BALANCE SHEETS

                                                              MARCH 31, 2001   DECEMBER 31, 2000
                                                              --------------   -----------------
                                                               (UNAUDITED)
                                             ASSETS
Current assets:
  Cash......................................................    $2,215,173        $1,650,959
  Short term investments....................................     1,237,387         1,803,387
  Contract receivables, less allowance for doubtful accounts
    of $49,000 at March 31, 2001 and December 31, 2000......     1,408,075         1,094,142
  Costs and estimated earnings in excess of billings on
    contracts...............................................       791,721           843,021
  Deferred taxes............................................       128,014           268,177
  Other current assets......................................       126,619            46,127
                                                                ----------        ----------
    Total current assets....................................     5,906,989         5,705,813
                                                                ----------        ----------
Property and equipment
  Computers and equipment...................................       636,474           639,258
  Furniture and fixtures....................................       162,606           162,606
  Leasehold improvements....................................        20,191            20,190
                                                                ----------        ----------
                                                                   819,271           822,054
Less: accum. depreciation and amortization..................       673,624           659,097
                                                                ----------        ----------
    Net property and equipment..............................       145,647           162,957
Deferred taxes..............................................        59,555            79,701
Other assets................................................        35,161            47,007
                                                                ----------        ----------
    Total Assets............................................    $6,147,352        $5,995,478
                                                                ==========        ==========

                               NETWORK SIX, INC.

                            CONDENSED BALANCE SHEETS

                                                              MARCH 31, 2001   DECEMBER 31, 2000
                                                              --------------   -----------------
                                                               (UNAUDITED)
                              LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Current portion of long-term debt:
    Vendors.................................................    $  100,000        $  100,000
    Others..................................................       355,311           354,018
  Accounts payable..........................................        85,407            31,023
  Accrued salaries and benefits.............................       267,831           389,158
  Other accrued expenses....................................       134,047            93,021
  Billings in excess of costs and estimated earnings on
    contracts...............................................            --            19,048
  Preferred stock dividends payable.........................     1,562,996         1,473,612
                                                                ----------        ----------
    Total current liabilities...............................     2,505,592         2,459,880
                                                                ----------        ----------
Long-term debt, less current portion:
  Vendors...................................................       442,239           442,239
  Others....................................................       389,795           416,618
                                                                ----------        ----------
    Total Liabilities.......................................     3,337,626         3,318,737
Stockholders' equity:
  Series A convertible preferred stock, $3.50 par value.
    Authorized 857,142.85 shares; issued and outstanding
    714,285.71 shares at March 31, 2001 and December 31,
    2000; liquidation of $3.50 per share plus unpaid and
    accumulated dividends...................................     2,235,674         2,235,674
  Common stock, $.10 par value. Authorized 4,000,000 shares;
    issued 825,684 shares at March 31, 2001 and 825,684 at
    December 31, 2000.......................................        82,568            82,568
Additional paid-in capital..................................     1,941,318         1,947,767
  Treasury stock recorded at cost 8,693 shares at March 31,
    2001 and 11,843 shares at December 31, 2000.............       (32,511)          (44,360)
Retained earnings (accumulated deficit).....................    (1,417,323)       (1,544,908)
                                                                ----------        ----------
    Total stockholders' equity..............................     2,809,726         2,676,741
                                                                ----------        ----------
    Total Liabilities & Stockholders' Equity................    $6,147,352        $5,995,478
                                                                ==========        ==========

                See accompanying notes to financial statements.

                               NETWORK SIX, INC.

                         CONDENSED STATEMENTS OF INCOME

                                  (UNAUDITED)

                                                              THREE MONTHS            THREE MONTHS
                                                          ENDED MARCH 31, 2001    ENDED MARCH 31, 2000
                                                          ---------------------   ---------------------
Contract revenue earned.................................       $2,946,953              $2,856,038
Cost of revenue earned..................................        1,892,908               1,783,529
                                                               ----------              ----------
  Gross profit..........................................        1,054,045               1,072,509
Selling, general & administrative expenses..............          708,566                 730,822
                                                               ----------              ----------
  Income from operations................................          345,479                 341,687
                                                               ----------              ----------
Other deductions (income)
  Interest expense......................................           26,231                  37,386
  Interest earned.......................................          (48,546)                (35,334)
                                                               ----------              ----------
    Income before income taxes..........................          367,794                 339,635
Income taxes............................................          150,825                 139,251
                                                               ----------              ----------
Net income..............................................       $  216,969              $  200,384
                                                               ==========              ==========
Net income per share:
Basic...................................................       $     0.16              $     0.15
                                                               ==========              ==========
Diluted.................................................       $     0.16              $     0.15
                                                               ==========              ==========
Shares used in computing net income per share:
Basic...................................................          814,891                 795,725
                                                               ==========              ==========
Diluted.................................................          814,891                 795,725
                                                               ==========              ==========
Preferred dividends.....................................       $   89,384              $   84,144
                                                               ==========              ==========

                See accompanying notes to financial statements.

                               NETWORK SIX, INC.

                       CONDENSED STATEMENTS OF CASH FLOW

                                  (UNAUDITED)

                                                            THREE MONTHS       THREE MONTHS
                                                               ENDED              ENDED
                                                           MARCH 31, 2001     MARCH 31, 2000
                                                          ----------------   ----------------
Net Income..............................................     $  216,969         $  200,384
Adjustments to reconcile net income to net cash provided
  by operating activities:
    Depreciation and amortization.......................         23,117             22,445
    Changes in operating assets and liabilities:
    Contract receivables................................       (313,933)           460,442
    Cost and estimated earnings in excess of billings on
      contracts.........................................         51,300           (429,737)
    Income taxes receivable.............................             --             (4,080)
    Other current assets................................        (80,492)             4,033
    Deferred tax assets.................................        160,309            139,250
    Other assets........................................         11,846             21,817
    Accounts payable....................................         54,384            (91,473)
    Accrued salaries and benefits.......................       (121,327)          (165,454)
    Other accrued expenses..............................         41,026             39,827
    Billings in excess of costs and estimated earnings
      on contracts......................................        (19,048)           (31,051)
                                                             ----------         ----------
        Net cash provided by operating activities.......         24,151            166,403
                                                             ==========         ==========

                               NETWORK SIX, INC.

                                  (UNAUDITED)

                                                            THREE MONTHS       THREE MONTHS
                                                               ENDED              ENDED
                                                           MARCH 31, 2001     MARCH 31, 2000
                                                          ----------------   ----------------
Cash flows from investing activities:
  Purchases of property and equipment...................         (5,807)           (30,677)
  Proceeds from maturities of short-term investments....        566,000                 --
                                                             ----------         ----------
    Net cash provided (used in) investing activities....        560,193            (30,677)
                                                             ----------         ----------
Cash flows from financing activities:
  Principal payments on capital lease obligations.......             --             (8,132)
  Payments on long term debt............................        (25,530)           (24,353)
  Proceeds from issuance of common stock................             --              6,151
  Sales (purchases) of treasury stock...................          5,400            (14,255)
                                                             ----------         ----------
      Net cash (used in) financing activities...........        (20,130)           (40,589)
                                                             ----------         ----------
  Net increase in cash..................................        564,214             95,137
  Cash at beginning of period...........................      1,650,959          2,453,935
                                                             ----------         ----------
  Cash at end of period.................................     $2,215,173         $2,549,072
                                                             ==========         ==========
Supplemental cash flow information:
    Cash paid during the period for:
      Income taxes......................................     $   10,912         $       --
      Interest..........................................         14,385             21,073
                                                             ==========         ==========

                See accompanying notes to financial statements.

                               NETWORK SIX, INC.

                         NOTES TO FINANCIAL STATEMENTS

                                 MARCH 31, 2001

                                  (UNAUDITED)

(1) Basis of Presentation

    The interim financial statements have been prepared without audit, pursuant to the rules and regulations of the Securities and Exchange Commission
    (SEC). Certain information and footnote disclosures, normally included in financial statements prepared in accordance with generally accepted accounting principles, have been condensed or omitted pursuant to SEC rules and regulations; nevertheless, management believes that the disclosures herein are adequate to make the information presented not misleading. These financial statements should be read in conjunction with the financial statements and notes thereto included in the Form 10K and Proxy Statement. In the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the financial position of the Company as of March 31, 2001, and the statements of income and cash flows for the three month periods ended March 31, 2001 and 2000, have been included herein. The results of operations for the interim periods are not necessarily indicative of the results for the full years.

(2) Under the requirements in Statement of Financial Accounting Standards (SFAS) No. 128 for calculating basic earnings per share, the dilutive effect of stock options and warrants are excluded.

                                                                      APPENDIX A

                               NETWORK SIX, INC.,
                                    TRW INC.
                                      AND
                                NSI SYSTEMS INC.
                          AGREEMENT AND PLAN OF MERGER
                            DATED AS OF JUNE 6, 2001

                               TABLE OF CONTENTS

                                                                                        PAGE
                                                                                      --------
                                          ARTICLE I.
                                            MERGER

1.1.                    The Merger..................................................     A-1
1.2.                    Effective Time..............................................     A-2
1.3.                    Conversion of Shares........................................     A-2
1.4.                    Dissenting Shares...........................................     A-2
1.5.                    Surrender of Shares.........................................     A-3
1.6                     Options.....................................................     A-4
1.7.                    Articles of Incorporation and Bylaws........................     A-5
1.8.                    Directors and Officers......................................     A-5
1.9.                    Other Effects of Merger.....................................     A-5
1.10.                   Proxy Statement.............................................     A-5
1.11.                   Additional Actions..........................................     A-6

                                         ARTICLE II.
                        REPRESENTATIONS AND WARRANTIES OF THE COMPANY

2.1.                    Organization and Good Standing..............................     A-7
2.2.                    Capitalization..............................................     A-7
2.3.                    Subsidiaries................................................     A-7
2.4.                    Authorization; Binding Agreement............................     A-7
2.5.                    Governmental Approvals......................................     A-8
2.6.                    No Violations...............................................     A-8
2.7.                    Securities Filings..........................................     A-8
2.8.                    Company Financial Statements................................     A-9
2.9.                    Absence of Certain Changes or Events........................     A-9
2.10.                   Compliance with Laws........................................    A-10
2.11.                   Permits.....................................................    A-10
2.12.                   Litigation..................................................    A-10
2.13.                   Contracts...................................................    A-10
2.14.                   Employee Benefit Plans......................................    A-10
2.15.                   Taxes and Returns...........................................    A-12
2.16                    Intellectual Property.......................................    A-12
2.17.                   Environmental Matters.......................................    A-13
2.18.                   Proxy Statement.............................................    A-14
2.19.                   Labor Matters...............................................    A-14
2.20.                   Finders and Investment Bankers..............................    A-15
2.21.                   Fairness Opinion............................................    A-15
2.22.                   Related Party Transactions..................................    A-15
2.23.                   Year 2000 Compliance........................................    A-15
2.24.                   Directors' and Officers' Liability Insurance Policies.......    A-16
2.25.                   Existing Contracts..........................................    A-16
2.26.                   No Undisclosed Material Liabilities.........................    A-16

                                                                                        PAGE
                                                                                      --------
                                         ARTICLE III.
                           REPRESENTATIONS AND WARRANTIES OF PARENT

3.1.                    Organization and Good Standing..............................    A-17
3.2.                    Authorization; Binding Agreement............................    A-17
3.3.                    Governmental Approvals......................................    A-17
3.4.                    No Violations...............................................    A-17
3.5.                    Proxy Statement.............................................    A-17
3.6.                    Finders and Investment Bankers..............................    A-18
3.7.                    Financing Arrangements......................................    A-18
3.8.                    No Prior Activities.........................................    A-18
3.9.                    Litigation..................................................    A-18

                                         ARTICLE IV.
                             ADDITIONAL COVENANTS OF THE COMPANY

4.1.                    Conduct of Business of the Company..........................    A-19
4.2.                    Notification of Certain Matters.............................    A-20
4.3.                    Access and Information......................................    A-21
4.4.                    Stockholder Approval........................................    A-21
4.5.                    Best Efforts................................................    A-21
4.6.                    Public Announcements........................................    A-21
4.7.                    Compliance..................................................    A-22
4.8.                    No Solicitation.............................................    A-22
4.9.                    SEC and Shareholder Filings.................................    A-23
4.10.                   Takeover Statutes...........................................    A-23
4.11.                   Related Party Agreements....................................    A-23
4.12.                   Employee Stock Purchase Plan................................    A-23
4.13.                   Special Committee of the Directors..........................    A-23

                                          ARTICLE V.
                                ADDITIONAL COVENANTS OF PARENT

5.1.                    Best Efforts................................................    A-24
5.2.                    Public Announcements........................................    A-24
5.3.                    Compliance..................................................    A-24
5.4.                    Employee Benefit Plans......................................    A-24
5.5.                    Indemnification, Exculpation and Insurance..................    A-24

                                         ARTICLE VI.
                                      MERGER CONDITIONS

6.1.                    Stockholder Approval........................................    A-26
6.2.                    No Injunction or Action.....................................    A-26
6.3.                    Other Approvals.............................................    A-26
6.4.                    Conditions of Obligations of Parent and Merger Sub..........    A-26
6.5.                    Conditions of Obligations of the Company....................    A-27

                                         ARTICLE VII.
                                 TERMINATION AND ABANDONMENT

7.1.                    Termination.................................................    A-28
7.2.                    Effect of Termination and Abandonment.......................    A-29

                                                                                        PAGE
                                                                                      --------
                                        ARTICLE VIII.
                                        MISCELLANEOUS

8.1.                    Confidentiality.............................................    A-31
8.2.                    Amendment and Modification..................................    A-31
8.3.                    Waiver of Compliance; Consents..............................    A-31
8.4.                    Survival....................................................    A-31
8.5.                    Notices.....................................................    A-31
8.6.                    Binding Effect; Assignment..................................    A-32
8.7.                    Expenses....................................................    A-32
8.8.                    Governing Law...............................................    A-32
8.9.                    Counterparts................................................    A-32
8.10.                   Interpretation..............................................    A-32
8.11.                   Entire Agreement............................................    A-32
8.12.                   Severability................................................    A-33
8.13.                   Specific Performance........................................    A-33
8.14.                   Third Parties...............................................    A-33
8.15.                   Disclosure Letters..........................................    A-33
8.16.                   Tax Consequences of the Merger..............................    A-33

                                            ANNEX

Annex I:                Stockholders Party to Common Shareholders Agreements........    A-35
Annex II:               List of Certain Contracts...................................    A-36

                           GLOSSARY OF DEFINED TERMS

Acquisition Agreement...............    A-22
Affiliate...........................    A-32
Agreement...........................     A-1
Benefit Plan........................    A-10
Certificate of Merger...............     A-2
Closing.............................     A-2
Closing Date........................     A-2
Common Shareholders Agreement.......     A-1
Company.............................     A-1
Company Benefit Plan................    A-10
Company Disclosure Letter...........     A-7
Company Filed Documents.............     A-9
Company Financial Statements........     A-9
Company Material Adverse Effect.....     A-7
Company Material Contract...........    A-10
Company Options.....................     A-4
Company Permits.....................    A-10
Company Proposals...................    A-21
Company Securities Filings..........     A-9
Company Stock.......................     A-1
Company Subsidiary..................     A-7
Confidentiality Agreement...........    A-31
Consent.............................     A-8
Dissenting Shares...................     A-2
Effective Time......................     A-2
Environmental Claim.................    A-13
Environmental Laws..................    A-14
Environmental Permit................    A-14
ERISA...............................    A-10
Exchange Agent......................     A-3
Financial Advisor...................     A-5
Governmental Authority..............     A-8
Hazardous Materials.................    A-14
Key Employees.......................    A-10
knowledge...........................    A-11
Law.................................     A-8

Litigation..........................    A-10
Merger..............................     A-1
Merger Consideration................     A-2
Merger Sub..........................     A-1
Multiemployer Plan..................    A-10
NASD................................    A-21
Parent..............................     A-1
Parent Disclosure Letter............    A-17
Parent Expenses.....................    A-30
Parent Filed Documents..............    A-18
Parent Group........................    A-24
Parent Information..................    A-17
Per Share Amount....................     A-1
Person..............................    A-32
Preferred Purchase Agreement........     A-1
Preferred Shares....................     A-1
Preferred Stockholder...............     A-1
Proxy Statement.....................     A-5
Related Party.......................    A-15
Rhode Island Act....................     A-1
SEC.................................     A-5
Securities Act......................     A-9
Securities Exchange Act.............     A-5
Securities Filings Contracts........    A-10
Shares..............................     A-1
Special Meeting.....................     A-5
Subsidiary..........................    A-32
Superior Proposal...................    A-23
Surviving Corporation...............     A-1
Surviving Corporation Common
  Stock.............................     A-2
Takeover Proposal...................    A-22
Takeover Statute....................    A-23
Tax.................................    A-12
Tax Return..........................    A-12
Termination Fee.....................    A-29

    This Agreement and Plan of Merger (this "Agreement") is made and entered into as of June 6, 2001, by and among Network Six, Inc., a Rhode Island corporation (the "Company"), TRW Inc., an Ohio corporation ("Parent"), and NSI Systems Inc., a Rhode Island corporation and wholly owned subsidiary of Parent ("Merger Sub").

                              W I T N E S S E T H:

    WHEREAS, the respective Boards of Directors of the Company, Merger Sub and Parent have approved the acquisition by Parent of the Company in accordance with the provisions of this Agreement;

    WHEREAS, in furtherance of such acquisition, the respective Boards of Directors of the Company, Merger Sub and Parent have each approved the merger (the "Merger") of Merger Sub with and into the Company in accordance with the laws of the State of Rhode Island and the provisions of this Agreement, whereby each outstanding share (the "Shares") of common stock, $.10 par value, of the Company ("Company Stock") will be converted into the right to receive $3.60 per share (the "Per Share Amount"), net to the shareholder in cash, without interest, subject to any dissenters rights;

    WHEREAS, Parent and Merger Sub are unwilling to enter into this Agreement (and effect the transactions contemplated hereby) unless, immediately after the execution and delivery hereof, each of the holders of Shares listed on Annex I hereto enter into an agreement (the "Common Shareholders Agreements") providing for certain matters with respect to their Shares, and certain other actions relating to the transactions contemplated by this Agreement;

    WHEREAS, Parent and Merger Sub are unwilling to enter into this Agreement (and effect the transactions contemplated hereby) unless, immediately after the execution and delivery hereof, the holder (the "Preferred Stockholder") of the outstanding Series A Convertible Preferred Stock of the Company (the "Preferred Shares") enters into a purchase and sale and voting agreement (the "Preferred Purchase Agreement") providing for the sale to the Merger Sub of the Preferred Shares, and certain other actions relating to the transactions contemplated by this Agreement;

    WHEREAS, the Board of Directors of the Company has approved this Agreement, has resolved to recommend approval of the Merger to the holders of Shares and has determined that the consideration to be paid for each Share in the Merger is fair to the holders of such Shares and to recommend that the holders of such Shares approve the Merger and adopt this Agreement and the transactions contemplated hereby; and

    WHEREAS, the Board of Directors of the Company has taken such action as is necessary so that the restrictions set forth in the Rhode Island Business Combination Act of 1990 do not apply and will not apply to Parent, Merger Sub or affiliates or associates of Parent as a result of the transactions contemplated by this Agreement;

    WHEREAS, the Company, Merger Sub and Parent desire to make certain representations, warranties and agreements in connection with, and establish various conditions precedent to, the transactions contemplated hereby.

    NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements hereinafter set forth, the parties hereto agree as follows:

                                   ARTICLE I.
                                     MERGER

    1.1. THE MERGER. Upon the terms and subject to the conditions of this Agreement, the Merger shall be consummated in accordance with the Business Corporation Act of Rhode Island (the "Rhode Island Act"). At the Effective Time (as defined in Section 1.2 hereof), upon the terms and subject to the conditions of this Agreement, Merger Sub shall be merged with and into the Company in accordance with the Rhode Island Act and the separate existence of Merger Sub shall thereupon cease, and the Company, as the surviving corporation in the Merger (the "Surviving Corporation"), shall continue its corporate existence under the laws of the State of Rhode Island as a subsidiary of Parent. At Parent's election, any direct or indirect subsidiary of Parent other than Merger Sub may be merged with and into the Company instead of Merger Sub. In the event of such an election, the parties agree to execute an appropriate amendment to this Agreement to reflect such election. The parties shall prepare and execute articles of merger in order to comply in all respects with the requirements of the Rhode Island Act and with the provisions of this Agreement or, if applicable, a certificate of ownership and merger (each, a "Certificate of Merger").

    1.2. EFFECTIVE TIME. The Merger shall become effective at the time of the filing of the Certificate of Merger with the Secretary of State of Rhode Island in accordance with the applicable provisions of the Rhode Island Act or at such later time as may be specified in the Certificate of Merger. As soon as practicable after all of the conditions set forth in Article VI of this Agreement have been satisfied or waived by the party or parties entitled to the benefit of the same, the parties hereto shall cause the Merger to become effective. Parent and the Company shall mutually determine the time of such filing and the place where the closing of the Merger (the "Closing") shall occur. The time when the Merger shall become effective is herein referred to as the "Effective Time" and the date on which the Effective Time occurs is herein referred to as the "Closing Date."

    1.3. CONVERSION OF SHARES. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holder of any of the following securities:

    (a) Each Share issued and outstanding immediately before the Effective Time (other than any Shares to be cancelled pursuant to Section 1.3(b) hereof and any Dissenting Shares (as hereinafter defined)) shall be cancelled and extinguished and be converted into the right to receive the Per Share Amount (the "Merger Consideration") in cash payable to the holder thereof, without interest, promptly upon surrender of the certificate representing such Share or appropriate proof of lost certificates, in accordance with Section 1.5 hereof. From and after the Effective Time, the holders of certificates evidencing ownership of any such Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided for herein or by applicable Law.

    (b) Each Share held in the treasury of the Company and each Share owned by Parent or any direct or indirect wholly owned Subsidiary of Parent (other than Shares held by TRW Investment Management Co., its advisors or employee benefit plans of Parent or any of its Subsidiaries) immediately before the Effective Time, including without limitation Merger Sub, shall be cancelled and extinguished and no payment or other consideration shall be made with respect thereto. Each share of the Series A Convertible Preferred Stock owned by Parent or any direct or indirect wholly owned subsidiary of Parent immediately before the Effective Time, including without limitation Merger Sub, shall be cancelled and extinguished and no payment or other consideration shall be made with respect thereto.

    (c) The shares of Merger Sub common stock outstanding immediately prior to the Merger shall be converted into 8,000 validly issued, fully paid and non-assessable shares of common stock of the Surviving Corporation, or such other number of such Shares as Parent may determine with notice to the Company prior to the Effective Time (the "Surviving Corporation Common Stock"), which 8,000 shares (or such other number of shares) of the Surviving Corporation Common Stock shall constitute all of the issued and outstanding capital stock of the Surviving Corporation and shall be owned by Parent.

    1.4. DISSENTING SHARES. (a) Notwithstanding any provision of this Agreement to the contrary, any Shares issued and outstanding immediately prior to the Effective Time and held by a holder who has demanded and perfected his demand for appraisal of his Shares in accordance with the Rhode Island Act (including but not limited to Section7-1.1-74 thereof) and as of the Effective Time has neither effectively withdrawn nor lost his right to such appraisal ("Dissenting Shares") shall not be converted into or represent a right to receive the Merger Consideration, but the holder thereof shall be entitled to only such rights as are granted by the Rhode Island Act.

    (b) Notwithstanding the provisions of Section 1.4(a) hereof, if any holder of Shares who demands appraisal of his Shares under the Rhode Island Act shall effectively withdraw or lose (through failure to perfect or otherwise) his right to appraisal, then as of the Effective Time or the occurrence of such event, whichever occurs later, such holder's Shares shall automatically be converted into and represent only the right to receive the Merger Consideration, without interest thereon, upon surrender of the certificate or certificates representing such Shares or appropriate proof of lost certificate.

    (c) The Company shall give Parent (i) prompt notice of any written demands for appraisal or payment of the fair value of any Shares, withdrawals of such demands, and any other instruments served pursuant to the Rhode Island Act received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the Rhode Island Act. The Company shall not voluntarily make any payment with respect to any demands for appraisal and shall not, except with the prior written consent of Parent, settle or offer to settle any such demands.

    1.5. SURRENDER OF SHARES. (a) Prior to the Closing Date, Parent shall appoint Equiserve Limited Partnership or another agent reasonably acceptable to the Company to act as exchange agent (the "Exchange Agent") for the Merger. As of the Effective Time, Parent shall deposit with the Exchange Agent for the benefit of holders of Shares, the aggregate consideration to which such holders shall be entitled at the Effective Time pursuant to Section 1.3 hereof. Such funds shall be invested by the Exchange Agent as directed by Parent or, after the Effective Time, the Surviving Corporation, provided that such investments shall be in obligations of or guaranteed by the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody's Investors Service, Inc. or Standard & Poor's Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker's acceptances of commercial banks with capital exceeding $500 million. Any net profit resulting from, or interest or income produced by, such investments will be payable to the Merger Sub, the Surviving Corporation or Parent, as Parent directs.

    (b) On the Closing Date, Parent shall instruct the Exchange Agent to mail to each holder of record of a certificate representing any Shares cancelled upon the Merger pursuant to Section 1.3(a) hereof, promptly after receiving from the Company a list of such holders of record, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the certificates shall pass, only upon delivery of the certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the certificates. Each holder of a certificate or certificates representing any Shares cancelled upon the Merger pursuant to Section 1.3(a) hereof may thereafter surrender such certificate or certificates to the Exchange Agent, as agent for such holder, to affect the surrender of such certificate or certificates on such holder's behalf for a period ending one hundred eighty
(180) days after the Effective Time. Upon the surrender of certificates representing the Shares, Parent shall cause the Exchange Agent to promptly pay the holder of such certificates in exchange therefor cash in an amount equal to the Per Share Amount multiplied by the number of Shares represented by such certificate subject to Sections 1.5(c) and 1.5(e) hereof. Until so surrendered, each such certificate (other than certificates representing Dissenting Shares or Shares held by Parent or any direct or indirect wholly owned Subsidiary of Parent other than Shares held by TRW Investment Management Co., its advisors or employee benefit plans of Parent or any of its Subsidiaries or in the treasury of the Company) shall represent solely the right to receive the aggregate Merger Consideration relating thereto.

    (c) If payment of cash in respect of cancelled Shares is to be made to a person other than the person in whose name a surrendered certificate or instrument is registered, it shall be a condition to such payment that the certificate or instrument so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the person requesting such payment shall have paid any transfer and other Taxes (as hereinafter defined) required by reason of such payment in a name other than that of the registered holder of the certificate or instrument surrendered or shall have established to the satisfaction of Parent or the Exchange Agent that such Tax either has been paid or is not payable.

    (d) At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of Shares shall be made thereafter, other than transfers of Shares that have occurred prior to the Effective Time. In the event that, after the Effective Time, certificates for Shares are presented to the Surviving Corporation, its transfer agent or the Exchange Agent, they shall be cancelled and exchanged for cash as provided in Section 1.3(a) hereof. No interest shall accrue or be paid on any cash payable upon the surrender of a certificate or certificates that immediately before the Effective Time represented outstanding Shares. From and after the Effective Time, the holders of certificates evidencing ownership of Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided for herein or by applicable Law.

    (e) The Merger Consideration paid in the Merger shall be net to the holder of Shares in cash, subject to reduction only for any applicable federal back-up withholding or, as set forth in Section 1.5(c) hereof, stock transfer Taxes payable by such holder.

    (f) Promptly following the date which is 180 calendar days after the Effective Time, the Exchange Agent shall deliver to Parent all cash (including interest received with respect thereto), certificates and other documents in its possession relating to the transactions contemplated hereby, and the Exchange Agent's duties shall terminate. Thereafter, each holder of a certificate representing Shares (other than certificates representing Dissenting Shares and certificates representing Shares to be cancelled pursuant to Section 1.3(b) hereof) shall be entitled to look to Parent only as a general creditor with respect to the aggregate Merger Consideration relating thereto payable upon surrender of such certificate, without any interest or dividends thereon (subject to applicable abandoned property, escheat and similar Laws).

    (g) None of the Company, Merger Sub, Parent or the Exchange Agent shall be liable to any holder of Shares for cash delivered to a public official pursuant to any abandoned property, escheat or similar law, rule, regulation, statute, order, judgment or decree.

    1.6. OPTIONS. (a) The Company hereby represents and warrants, and based thereon Parent and Merger Sub hereby acknowledge, that (i) Section 2.14 of the Company Disclosure Letter (as hereinafter defined) lists all of the stock option plans under which outstanding options to purchase Shares have been granted,
(ii) that Section 2.14 of the Company Disclosure Letter lists all of the outstanding options to purchase Shares (the "Company Options") granted under the Company's stock option plans, the vesting schedule for such options, and the exercise prices of such options. Each Company Option, whether or not then exercisable or vested, shall, as a result of the Merger, be fully exercisable and vested immediately prior to the Effective Time and (iii) all Company Options which are outstanding immediately prior to the Effective Time shall be cancelled as of the Effective Time and the holders thereof shall be entitled to receive from the Surviving Company (or, at Parent's option, Parent) at the Effective Time, in respect of each Share subject to such Company Option, an amount in cash equal to the excess, if any, of the Merger Consideration over the exercise price per share thereof (such payment to be net of applicable withholding taxes), PROVIDED that the holder of any such Company Option shall, as a condition to any payment and prior to the Effective Time, deliver an executed Amendment to Stock Option Awards agreement included as part of Section 2.14 of the Company Disclosure Letter. At the Effective Time, Parent shall provide the Surviving Corporation with the funds necessary to satisfy any of its obligations under this Section 1.6(a).

    (b) The Company shall cause the Company Option Plans to terminate as of the Effective Time.

    1.7. ARTICLES OF INCORPORATION AND BYLAWS. At the Effective Time, the Articles of Incorporation and the Bylaws of the Surviving Corporation shall be the Articles of Incorporation and the Bylaws of Merger Sub in effect at the Effective Time (subject to any subsequent amendments); provided, however, the name of the Surviving Corporation shall be "Network Six, Inc."

    1.8. DIRECTORS AND OFFICERS. At the Effective Time, the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, and the officers of the Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation, in each case until their successors are duly elected or appointed and qualified.

    1.9. OTHER EFFECTS OF MERGER. The Merger shall have all further effects as specified in the applicable provisions of the Rhode Island Act.

    1.10. PROXY STATEMENT. (a) The Company, acting through its Board of Directors, shall duly call, give notice of, convene and hold a special meeting (the "Special Meeting") of shareholders as soon as practicable for the purpose of considering and taking action upon this Agreement and the Merger.

    (b) As promptly as practicable after the date hereof, but in no event later than ten (10) business days after the date hereof, the Company shall prepare and file with the Securities and Exchange Commission (the "SEC") under the Securities Exchange Act of 1934, as amended (the "Securities Exchange Act"), and shall use its best efforts to have cleared by the SEC, and promptly thereafter shall mail to stockholders, a proxy statement in connection with a meeting of the Company's stockholders to consider the Merger or an information statement, as appropriate (such proxy statement or information statement, as amended or supplemented, the letter to the Company's stockholders, the notice of meeting and form of proxy to be distributed to the Company's stockholders and any annexes, schedules and exhibits required to be filed with the SEC in connection therewith are collectively herein referred to as the "Proxy Statement"). The Proxy Statement shall contain the recommendation of the Board of Directors of the Company in favor of the Merger and the fairness opinion of Delta Financial Group, Inc. (the "Financial Advisor") and such other disclosures as are required by Law (as defined in Section 2.6 hereof).

    (c) The shareholder vote required for the adoption of this Agreement and the Merger shall be the vote required by the Rhode Island Act. The Company will use its best efforts to solicit from its shareholders proxies in favor of adoption and approval of the Merger and to take all other reasonable action necessary or, in the judgment of Parent, helpful to secure the vote of shareholders required by the Rhode Island Act to effect the Merger and the conversion into cash of the outstanding Shares pursuant to Section 1.3 hereof.

    (d) Parent will furnish the Company with such information concerning Parent and its subsidiaries as is necessary in order to cause the Proxy Statement, insofar as it relates to Parent and its subsidiaries, to comply with applicable Law. Parent agrees promptly to advise the Company if, at any time prior to the Special Meeting, any information provided by it specifically for inclusion in the Proxy Statement is or becomes incorrect or incomplete in any material respect and to provide the Company with the information needed to correct such inaccuracy or omission. Parent will furnish the Company with such supplemental information as may be necessary in order to cause the Proxy Statement, insofar as it relates to Parent and its subsidiaries, to comply with applicable Law after the mailing thereof to the stockholders of the Company.

    (e) The Company and Parent agree to cooperate in making any preliminary filings of the Proxy Statement with the SEC, as promptly as practicable, pursuant to Rule 14a-6 under the Securities Exchange Act.

    (f) The Company shall provide Parent for its review a copy of the Proxy Statement at least such amount of time prior to each filing thereof as is customary in transactions of the type contemplated hereby. Parent authorizes the Company to utilize in the Proxy Statement the information concerning Parent and its subsidiaries provided to the Company in connection with, or contained in, the Proxy Statement.

    1.11. ADDITIONAL ACTIONS. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of Merger Sub or the Company or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of Merger Sub or the Company, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of Merger Sub or the Company, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

                                  ARTICLE II.
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

    The Company represents and warrants to Parent and Merger Sub that, except as set forth in the correspondingly numbered Sections of the letter, dated the date hereof, from the Company to Parent (the "Company Disclosure Letter"):

    2.1. ORGANIZATION AND GOOD STANDING. The Company is a corporation or partnership duly organized, validly existing and in good standing under the laws of the State of Rhode Island and has all requisite corporate power and authority and any necessary governmental approval to own, lease and operate its properties and to carry on its business as now being conducted. The Company is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not, individually or in the aggregate, have or be reasonably likely in the future to have a material adverse effect on the business, assets, condition (financial or otherwise), liabilities, results of operations or prospects of the Company taken as a whole ("Company Material Adverse Effect") or prevent or delay the consummation of the Merger. The Company has heretofore made available to Parent accurate and complete copies of the Articles of Incorporation and Bylaws, as currently in effect, of the Company.

    2.2. CAPITALIZATION. As of the date hereof, the authorized capital stock of the Company consists of (a) 4,000,000 shares of Company Stock, and
(b) 857,142.86 shares of Series A Convertible Preferred Stock, par value $3.50 per share. As of the close of business on the day immediately preceding the date hereof, (a) 816,991 shares of Company Stock were issued and outstanding,
(b) 714,285.71 shares of Series A Convertible Preferred Stock were issued and outstanding, (c) 8,693 shares of Company Stock were issued and held in the treasury of the Company, (d) Company Options to purchase 222,875 shares of Company Stock had been granted and not exercised and (e) warrants to purchase 11,500 (Business Development Company of Rhode Island) and 10,000 (Citizens Trust Company) shares of Company Stock had been granted and not exercised. No other capital stock of the Company is authorized or issued. All issued and outstanding shares of the Company Stock are duly authorized, validly issued, fully paid and non-assessable and free of preemptive or similar rights. Except as set forth in
Section 2.2 of the Company Disclosure Letter, as of the date hereof there were no, and as of the Effective Time there will be no, outstanding rights, subscriptions, warrants, puts, calls, unsatisfied preemptive rights, options or other agreements of any kind relating to any of the outstanding, authorized but unissued, unauthorized or treasury shares of the capital stock or any other interest in the ownership or earnings of the Company or other security of the Company, and there is no authorized or outstanding security of any kind convertible into or exchangeable for any such capital stock or other security. Except as set forth in Section 2.2 of the Company Disclosure Letter, there are no outstanding contractual obligations of the Company or any Company Subsidiaries to repurchase, redeem or otherwise acquire any shares of Company Stock or the capital stock of any Company Subsidiary or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any such subsidiary or any other entity.

    2.3. SUBSIDIARIES. There are no Company Subsidiaries. For purposes of this Agreement, the term "Company Subsidiary" shall mean any corporation, partnership or other legal entity of which the Company (either alone or through or together with any other subsidiary) owns a majority of the capital stock or other equity interests, and the Company is entitled to vote for the election of the board of directors or other governing body of such corporation, partnership or other legal entity.

    2.4. AUTHORIZATION; BINDING AGREEMENT. The Company has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including, but not limited to, the Merger, have been duly and validly authorized by the Company's Board of Directors and no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement or to consummate the transactions contemplated hereby (other than the adoption of this Agreement by the stockholders of the Company). This Agreement has been duly and validly executed and delivered by the Company and constitutes the legal, valid and binding agreement of the Company, enforceable against the Company in accordance with its terms. The only vote of holders of any class or series of the Company's capital stock required to adopt this Agreement and approve the Merger and the transactions contemplated hereby is the affirmative vote of a majority of (i) the outstanding Shares, voting together as a class with the Preferred Shares on an as converted basis, and (ii) the outstanding Preferred Shares, voting as a separate class. The Rhode Island Business Combination Act of 1990 is the only state takeover or control share statute or similar statute or regulation that applies or purports to apply to the Merger, or any of the transactions contemplated hereby or thereby. The Board of Directors of the Company has taken such action as is necessary so that the restrictions set forth in the Rhode Island Business Combination Act of 1990 do not apply and will not apply to Parent, Merger Sub or affiliates or associates of Parent as a result of the transactions contemplated by this Agreement, the Common Shareholders Agreements and the Preferred Purchase Agreement.

    2.5. GOVERNMENTAL APPROVALS. No consent, approval, waiver or authorization of, notice to or declaration or filing with ("Consent") any nation or government, any state or other political subdivision thereof, any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including, without limitation, any governmental or regulatory authority, agency, department, board, commission, administration or instrumentality, any court, tribunal or arbitrator and any self-regulatory organization, domestic or foreign ("Governmental Authority"), on the part of the Company is required in connection with the execution, delivery or performance by the Company of this Agreement, or the consummation by the Company of the transactions contemplated hereby other than
(i) the filing of the Certificate of Merger with the Secretary of State of Rhode Island in accordance with the Rhode Island Act, (ii) filings with the SEC, and
(iii) such filings as may be required in any jurisdiction where the Company is qualified or authorized to do business as a foreign corporation in order to maintain such qualification or authorization.

    2.6. NO VIOLATIONS. Except as disclosed on Section 2.6 of the Company Disclosure Letter, the execution, delivery and performance of this Agreement, the consummation of the transactions contemplated hereby and compliance by the Company with any of the provisions hereof or thereof will not (i) conflict with or result in any breach of any provision of the Articles of Incorporation or Bylaws or other governing instruments of the Company, (ii) require any Consent under or result in any breach or violation of or constitute (with or without due notice or lapse of time or both) a default (or an event which with notice or lapse of time or both could become a default) or result in the loss of a benefit under, or give rise to any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of the Company pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company is a party or by which the Company or its respective properties are bound or affected, except as would not reasonably be expected to result in a Company Material Adverse Effect,
(iii) result in the creation or imposition of any material lien or encumbrance of any kind upon any of the assets of the Company or (iv) subject to obtaining the Consents from Governmental Authorities referred to in Section 2.5 hereof, contravene any applicable provision of any statute, law, rule or regulation or any order, decision, injunction, judgment, award or decree ("Law") to which the Company or its assets or properties are subject.

    2.7. SECURITIES FILINGS. The Company has timely filed all forms, reports, statements and documents required to be filed with the SEC since December 31, 2000, each of which has complied in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the "Securities Act") or the Securities Exchange Act, each as in effect on the date so filed. The Company has made available to Parent true and complete copies of (i) its Annual Reports on Form 10-K, as amended, for the years ended December 31, 1998, 1999 and 2000, as filed with the SEC, (ii) its proxy statements relating to all of the meetings of stockholders (whether annual or special) of the Company since January 1, 1998, as filed with the SEC, and
(iii) all other reports, statements and registration statements and amendments thereto (including, without limitation, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as amended) filed by the Company with the SEC since January 1, 1998, and prior to the date hereof (collectively, the "Company Filed Documents"). The reports and statements required to be filed or furnished to stockholders pursuant to the Securities Exchange Act subsequent to the date hereof through the Effective Time, collectively with the Company Filed Documents, are referred to collectively herein as the "Company Securities Filings." As of their respective dates, or as of the date of the last amendment thereof, if amended after filing, none of the Company Securities Filings contained or, as to the Company Securities Filings subsequent to the date hereof, will contain, any untrue statement of a material fact or omitted or, as to the Company Securities Filings subsequent to the date hereof through the Effective Time, will omit, to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company has heretofore furnished or made available to Parent a complete and correct copy of any amendments or modifications which have not yet been filed with the SEC to executed agreements, documents or other instruments which previously had been filed by the Company with the SEC pursuant to the Securities Act or the Securities Exchange Act.

    2.8. COMPANY FINANCIAL STATEMENTS. The audited consolidated financial statements and unaudited interim financial statements of the Company included in the Company Securities Filings (the "Company Financial Statements") have been or will be, as the case may be, prepared in accordance with generally accepted accounting principles applied on a consistent basis and present fairly, in all material respects, the consolidated financial position of the Company as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended subject, in the case of the unaudited interim financial statements, to normal recurring year-end audit adjustments (which individually or in the aggregate are not material in nature or amount), any other adjustments described in the Company Filed Documents and the fact that certain information and notes have been condensed or omitted in accordance with the Securities Exchange Act.

    2.9. ABSENCE OF CERTAIN CHANGES OR EVENTS. Since December 31, 2000, except as disclosed in Section 2.9 of the Company Disclosure Letter or in Company Filed Documents filed subsequent to such date and prior to date hereof, the Company has conducted its business only in the ordinary course and in a manner consistent with past practice and, since such date, there has not been: (i) any event that, individually or in the aggregate, has had or is reasonably likely in the future to have a Company Material Adverse Effect, (ii) any declaration, payment or setting aside for payment of any dividend or other distribution or any redemption or other acquisition of any shares of capital stock or securities of the Company by the Company, (iii) any material damage or loss to any material asset or property, whether or not covered by insurance, (iv) any change by the Company in accounting principles or practices, (v) any revaluation by the Company of any of its material assets, including but not limited to, writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business, (vi) any entry by the Company into any commitment or transactions material to the Company (other than commitments or transactions entered into in the ordinary course of business), or (vii) any increase in or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including without limitation the granting of stock options, stock appreciation rights, performance awards, or restricted stock awards), stock purchase or other employee benefit plan or agreement or arrangement, or, any other increase in the compensation payable or to become payable to any present or former directors or officers, or any employment, consulting or severance agreement or arrangement entered into with any such present or former directors, officers or employees of the Company covered by Section 5.4 of the Company Disclosure Letter ("Key Employees"). Since January 1, 2001, the Company has not taken, nor failed to take, any action that would have constituted a breach of Section 4.1 hereof had the covenants therein applied since that date, except as described in Section 2.9 of the Company Disclosure Schedule.

    2.10. COMPLIANCE WITH LAWS. The business and operations of the Company have been operated in compliance in all material respects with all Laws applicable thereto.

    2.11. PERMITS. (i) The Company has all permits, certificates, licenses, approvals and other authorizations required in connection with the operation of its business (collectively, "Company Permits") except where the failure to have such Permit would not be expected to have a Company Material Adverse Effect,
(ii) the Company is not in violation of any Company Permit and (iii) no proceedings are pending or, to the knowledge of the Company, threatened to revoke or limit any Company Permit.

    2.12. LITIGATION. There is no suit, action, investigation, claim or proceeding ("Litigation") pending or, to the best knowledge of the Company, threatened against the Company which, individually or in the aggregate, has had or would be reasonably likely in the future to have a Company Material Adverse Effect, nor is there any judgment, decree, writ, award, injunction, rule or order of any Governmental Authority outstanding against the Company which, individually or in the aggregate, has had or would be reasonably likely in the future to have a Company Material Adverse Effect or prevent or result in a delay of the consummation of the Merger.

    2.13. CONTRACTS. The Company is not a party nor is it subject to any note, bond, mortgage, indenture, contract, lease, license, agreement or instrument (each, a "Contract") that is required to be described in or filed as an exhibit to any Company Securities Filing ("Securities Filings Contract") that is not so described in or filed as required by the Securities Act of 1933, as amended, and the rules and regulations thereunder (the "Securities Act"), or the Securities Exchange Act in respect of the Company Filed Documents, as the case may be. All Securities Filings Contracts and all other Contracts which have a value in excess of $50,000 (together with Securities Filings Contracts, "Company Material Contracts") are valid and binding and are in full force and effect and enforceable against the Company or such subsidiary and, to the best knowledge of the Company, against the other parties thereto in accordance with their respective terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors' rights generally and by principles of equity regarding the availability of remedies.

    2.14. EMPLOYEE BENEFIT PLANS. (a) Section 2.14 of the Company Disclosure Letter contains a complete and accurate list of all Benefit Plans (as hereinafter defined) maintained or contributed to by the Company ("Company Benefit Plan"). A "Benefit Plan" shall include (i) an employee benefit plan as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, together with all regulations thereunder ("ERISA"), even if, because of some other provision of ERISA, such plan is not subject to any or all of ERISA's provisions, and (ii) whether or not described in the preceding clause, any pension, profit sharing, severance, employment, vacation, disability, change-in-control, bonus, stock bonus, deferred or supplemental compensation, retirement, thrift, stock purchase or stock option plan or any other compensation, welfare, fringe benefit or retirement plan, perquisite arrangement, program, policy or arrangement including any funding mechanism now in effect or required as a result of this Agreement or otherwise, whether formal or informal, oral or written, legally binding or not, providing for benefits for or the welfare of any or all of the current or former employees, independent contractors or agents of the Company or its beneficiaries or dependents; provided that Benefit Plans shall not include any Multiemployer Plan, as defined in Section 3(37) of ERISA (a "Multiemployer Plan"). Each of the Company Benefit Plans has been maintained in compliance with its terms and all applicable Law, except where the failure to do so would not be reasonably likely in the future to result in a Company Material Adverse Effect. The Company does not contribute to, or have any outstanding liability with respect to, any Multiemployer Plan.

    (b) With respect to each Benefit Plan, the Company has delivered or made available to Purchaser a current, accurate and complete copy (or, to the extent no such copy exists, an accurate description) thereof and, to the extent applicable: (i) any related trust agreement or other funding instrument;
(ii) the most recent IRS determination letter, if applicable; (iii) any summary plan description and other written communications by the Company or any Company Subsidiaries to their employees concerning the extent of the benefits provided under a Benefit Plan; and (iv) for the three most recent years (A) the Form 5500 and attached schedules, to the extent required to be filed by ERISA or the Internal Revenue Code of 1986, as amended (the "Code"), (B) audited financial statements, with attached opinions of independent accountants,
(C) actuarial valuation reports, and (D) the Form PBGC-1 for any Benefit Plan required to file such Form. The financial statements so delivered fairly present the financial condition and the results of operations of each of such plans as of such date, in accordance with generally accepted accounting principles.

    (c) (i) Each Benefit Plan has been established and administered in accordance with its terms, and in material compliance with applicable provisions of ERISA, the Code, and other applicable laws, rules and regulations; each Benefit Plan which is intended to be qualified within the meaning of Code section 401(a) is so qualified in form and operation and has received a favorable determination letter as to its qualification, and nothing has occurred, whether by action or failure to act, that would cause the loss of such qualification; (iii) to the best knowledge (which means, for purposes of this agreement, actual knowledge, after due inquiry, of any officer of the Company) of the Company, no event has occurred and no condition exists that would subject the Company, either directly or by reason of its affiliation with an ERISA Affiliate, as hereinafter defined, to any tax, fine, lien or penalty imposed by ERISA, the Code or other applicable laws, rules and regulations; (iv) for each Benefit Plan with respect to which a Form 5500 has been filed, no material change has occurred with respect to the matters covered by the most recent Form since the date thereof; and (v) no "reportable event" (as such term is defined in ERISA section 4043), "prohibited transaction" (as such term is defined in ERISA section 406 and Code section 4975), "accumulated funding deficiency" (as such term is defined in ERISA section 302 and Code section 412 (whether or not waived)) or failure to make by its due date a required installment under Code section 412(m) has occurred with respect to any Benefit Plan or any other plan maintained for employees of any ERISA Affiliate of the Company. "ERISA Affiliate," as applied to any person, means (i) any corporation which is a member of a controlled group of corporations within the meaning of Code section 414(b) of which that person is a member, (ii) any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common control within the meaning of Code section 414(c) of which that person is a member, and (iii) any member of an affiliated service group within the meaning of Code section 414(m) and (o) of which that person, any corporation described in clause (i) above or any trade or business described in clause (ii) above is a member.

    (d) Neither the Company nor any ERISA Affiliate participates in, or has participated in, any plan subject to Title IV of ERISA;

    (e) The Company has not ever contributed to or had an obligation to contribute to any Multiemployer Plan. No ERISA Affiliate has withdrawn from any such Multiemployer Plan in a complete or partial withdrawal under Subtitle E of Title IV of ERISA with respect to which there is any outstanding liability as of the date hereof, or received notice from any such Multiemployer Plan that it is in reorganization or insolvency pursuant to ERISA sections 4241A or 4045 or that it intends to terminate or has terminated under ERISA section 4041 or 4042.

    (f) With respect to any Benefit Plan, (i) no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the knowledge of the Company, threatened, and (ii) no facts or circumstances exist, to the knowledge of the Company, that could give rise to any such actions, suits or claims.

    (g) No Benefit Plan exists that could result in the payment to any present or former employee of the Company of any money or other property or accelerate or provide any other rights or benefits to any present or former employee of the Company as a result of the transaction contemplated by this Agreement, whether or not such payment would constitute a parachute payment within the meaning of Code section 280G.

    (h) Each of the Benefit Plans can be terminated by the Company within a period of 30 days, without payment of any additional compensation or amount or the additional vesting or acceleration of any benefits.

    (i) All group health plans of the Company and any ERISA Affiliate have been operated in compliance with Parts 6 and 7 of Title I of ERISA, to the extent such requirements are applicable. Except to the extent required under ERISA section 601, the Company does not provide health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employees.

    2.15. TAXES AND RETURNS. (a) The Company and any consolidated, combined, unitary or aggregate group for tax purposes of which the Company is or has been a member has timely filed, or caused to be timely filed all Tax Returns (as hereinafter defined) required to be filed by it, and has paid, collected or withheld, or caused to be paid, collected or withheld, all Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves in the Company Financial Statements have been established in accordance with generally accepted accounting principles, consistently applied, or which are being contested in good faith. All such Tax Returns were true, correct and complete in all material respects. There are no claims or assessments pending against the Company for any alleged deficiency in any Tax, and the Company has not been notified in writing of any proposed Tax claims or assessments against the Company (other than in each case, claims or assessments for which adequate reserves in the Company Financial Statements have been established or which are being contested in good faith and are immaterial in amount). The Company does not have any waivers or extensions of any applicable statute of limitations to assess any Taxes. There are no outstanding requests by the Company for any extension of time within which to file any Tax Return or within which to pay any material amounts of Taxes shown to be due on any return. To the best knowledge of the Company, there are no liens for Taxes on the assets of the Company except for statutory liens for current Taxes not yet due and payable.

    (b) For purposes of this Agreement, the term "Tax" shall mean any federal, state, local, foreign or provincial income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, alternative or added minimum, ad valorem, transfer or excise tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty imposed by any Governmental Authority. The term "Tax Return" shall mean a report, return or other information (including any attached schedules or any amendments to such report, return or other information) required to be supplied to or filed with a governmental entity with respect to any Tax, including an information return, claim for refund, amended return or declaration or estimated Tax.

    2.16. INTELLECTUAL PROPERTY. The Company owns, or is licensed or otherwise possesses legal enforceable rights to use all patents, trademarks, trade names, service marks, copyrights and any applications therefor, technology, know-how, trade secrets, computer software programs or applications, domain names and tangible or intangible proprietary information or materials that are used in the business of the Company as currently conducted, except for any such failures to own, be licensed or possess that, individually or in the aggregate, has not had and is not reasonably likely in the future to have a Company Material Adverse Effect. All patents, trademarks, trade names, service marks and copyrights held by the Company which are material to its business are valid and subsisting.

    2.17.  ENVIRONMENTAL MATTERS.  (a)  Except as specifically described in
Section 2.17 of the Company Disclosure Letter:

        (i) (A) the Company is, and within the period of all applicable statutes of limitation has been, in compliance in all material respects with all
Environmental Laws applicable to any of its current or former operations; and
(B) the Company believes that it will, and will not incur material expense in excess of the amounts reflected in the Company's statements and capital budgets to, maintain compliance in all material respects with all Environmental Laws applicable to any of its current or former operations or properties or attain and maintain such compliance with respect to any of its planned operations over the next three years;

        (ii) (A) the Company holds all Environmental Permits (each of which is in full force and effect) required for any of its current operations and for any property owned, leased, or otherwise operated by it, and is, and within the period of all applicable statues of limitation has been, in compliance in all material respects with the terms of all such Environmental Permits; and (B) the Company has no knowledge that over the next three years: any of its Environmental Permits will not be, or will entail material expense to be, timely renewed or complied with; any additional Environmental Permits required of it for current operations or for any property owned, leased, or otherwise operated by it, or for any of its planned operations, will not be timely granted or complied with; or any transfer or renewal of, or reapplication for, any Environmental Permit required as a result of the Merger will not be, timely effected;

        (iii) no review by, or approval of, any Governmental Authority or other person is required under any Environmental Law in connection with the execution or delivery of this Agreement;

        (iv) the Company has not received any Environmental Claim against it, and the Company has no knowledge of any such Environmental Claim being threatened or contemplated;

        (v) to the best of the Company's knowledge, Hazardous Materials that are reasonably likely to form the basis of any Environmental Claim against the
Company are not present on any property owned, leased, or operated by it;

        (vi) no material Environmental Claim is pending or, to the best knowledge of the Company, threatened, and, to the best of the Company's knowledge, there exists no Hazardous Materials that is reasonably likely to form the basis of any Environmental Claim, in any case against any person or entity (including without limitation any predecessor of the Company) whose liability the Company has or may have retained or assumed either contractually or by operation of law, or, to the best of the Company's knowledge, against any real or personal property which the Company formerly owned, leased, or operated, in whole or in part which would result in a Company Material Adverse Effect; and

        (vii) to the best of the Company's knowledge, there are no facts which the Company reasonably believes could form the basis of a material
Environmental Claim against it arising out of the non-compliance or alleged non-compliance with any Environmental Law, or the presence or suspected presence of Hazardous Materials at any location; the Company does not expect to incur any material costs to comply with Environmental Laws during the next three years; the Company does not expect to incur any material costs for ongoing, and reasonably anticipated, investigation and remediation of Hazardous Materials (including, without limitation, any payments to resolve any threatened or asserted Environmental Claim for investigation and remediation costs)..

    (b) For purposes of this Agreement, the terms below shall have the following meanings:

    "Environmental Claim" means any claim, demand, action, suit, complaint, proceeding, directive, investigation, lien, demand letter, or notice (written or oral) of alleged noncompliance, violation, or liability, by any person or entity asserting liability or potential liability (including without limitation, liability or potential liability for enforcement, investigatory costs, remediation costs, operation and maintenance costs, governmental response costs, natural resource damages, property damage, personal injury, fines or penalties), regardless of legal theory, arising out of, based on or resulting from (i) the presence, discharge, emission, release or threatened release of any Hazardous Materials at any location, (ii) circumstances forming the basis of any violation or alleged violation of any Environmental Laws or Environmental Permits, or
(iii) otherwise relating to obligations or liabilities under any Environmental Law.

    "Environmental Laws" means any and all laws, rules, orders, regulations, statutes, ordinances, guidelines, codes, decrees, or other legally enforceable requirement (including, without limitation, common law) of any foreign government, the United States, or any state, local, municipal or other governmental authority, regulating, relating to or imposing liability or standards of conduct concerning protection of human health (including, without limitation, employee health and safety) or the environment (including without limitation indoor air, ambient air, surface water, groundwater, land surface, subsurface strata, or plant or animal species).

    "Environmental Permits" means all permits, licenses, registrations, approvals, exemptions and other filings with or authorizations, by any Governmental Authority under any Environmental Law.

    "Governmental Authority" means any nation or government, any state or other political subdivision thereof and any entity (including, without limitation, a court) exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

    "Hazardous Materials" means all hazardous or toxic substances, wastes, materials or chemicals, petroleum (including crude oil or any fraction thereof), petroleum products, asbestos, asbestos-containing materials, pollutants, contaminants, radioactivity, electromagnetic fields and all other materials, whether or not defined as such, that are regulated pursuant to any Environmental Laws or that could result in liability under any applicable Environmental Laws.

    2.18. PROXY STATEMENT. The Proxy Statement will comply in all material respects with the applicable requirements of the Securities Exchange Act except that no representation or warranty is being made by the Company with respect to any information supplied to the Company by Parent or Merger Sub specifically for inclusion in the Proxy Statement. The Proxy Statement will not, at the time the Proxy Statement is filed with the SEC or first sent to stockholders, at the time of the Company's stockholders' meeting or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the meeting of the Company's stockholders held for approval of the Merger which has become false or misleading. No representation is made by the Company with respect to written information supplied by Parent or Merger Sub specifically for inclusion in the Proxy Statement.

    2.19. LABOR MATTERS. The Company is not a party to any collective bargaining agreement, memorandum of understanding, settlement or other labor agreement with any union or labor organization and no union or labor agreement with any union or labor organization has been recognized by the Company as an exclusive bargaining representative for employees of the Company. There is no current union representation matter involving employees of the Company, nor, to the best of the Company's knowledge, any significant activity or proceeding of any labor organization (or representative thereof) or employee group to organize any such employees; there is no material labor dispute, strike, picketing or work stoppage, or any lockout, involving employees of the Company pending or, to the best of the Company's knowledge, threatened against or involving the Company or and Company Subsidiary there is no (i) arbitration, unfair labor practice, investigation, employment discrimination or other labor or employment related charge, complaint or claim against the Company pending or, to the best of the Company's knowledge, threatened before any court, arbitrator, mediator or governmental agency or tribunal, or (ii) adjudication by any court, arbitrator, mediator or governmental agency or tribunal that, in the case of either clause (i) or
(ii) above, has or would reasonably be expected to have a Company Material Adverse Effect.

    2.20. FINDERS AND INVESTMENT BANKERS. Neither the Company nor any of its officers or directors has employed any broker, finder or financial advisor or otherwise incurred any liability for any brokerage fees, commissions or financial advisors' or finders' fees in connection with the transactions contemplated hereby, other than pursuant to agreements with the Financial Advisor and Bentley Associates, L.P., copies of which have been provided to Parent.

    2.21. FAIRNESS OPINION. The Company's Board of Directors has received from the Financial Advisor a written opinion addressed to it to the effect that, as of the date hereof, the consideration to be paid to the Company's common stockholders pursuant to the Merger is fair to such stockholders from a financial point of view.

    2.22. RELATED PARTY TRANSACTIONS. Except as set forth in the Company Filed Documents, no director, officer or affiliate of the Company, including for these purposes, any controlling shareholder or director, officer or partner of any such affiliate (each a "Related Party") (i) has outstanding any indebtedness or other similar obligation to the Company or (ii) other than employment-related benefits contemplated by or disclosed in this Agreement, is a party to any legally binding material contract, commitment or obligation to, from or with the Company.

    2.23.  YEAR 2000 COMPLIANCE.  (a)  Except as specifically described in
Section 2.23 of the Company Disclosure Letter, the Information Technology (as defined below) of the Company is Year 2000 Compliant (as defined below) and will not cause an interruption in the ongoing operations of the business of the Company or give rise to liability, including product liability, due to a problem arising from a failure of the Information Technology relating to Year 2000 Compliance (as defined below), except where such failures individually or in the aggregate, will not or are not reasonably likely to in the future have a Company Material Adverse Effect. Section 2.23 of the Company Disclosure Letter sets forth correct and complete lists of all of the hardware, software, firmware, network systems, embedded systems, telecommunication systems, and other Information Technology of the Company which is not Year 2000 Compliant.

    (b) The Company has been, is and on the Closing Date will continue to be, in compliance in all respects with all applicable laws requiring disclosure of the Year 2000 Compliance status of the Information Technology of the business of the Company, the Year 2000 Compliance efforts of the Company and other Year 2000 related disclosures.

    (c) As used in this Agreement, "Year 2000 Compliant" and "Year 2000 Compliance" mean, with respect to Information Technology, that the Information Technology accurately processes date/time data and date-related data (including, but not limited to, calculating, comparing, and sequencing) from, into, and between the twentieth and twenty-first centuries, and during the twenty-first century, the years 1999 and 2000 and leap year calculations, to the extent that Information Technology is used in combination with other Information Technology, such Information Technology properly exchanges date/time data with such other Information Technology, and the Information Technology has been tested to verify these capabilities.

    (d) As used in this Agreement, "Information Technology" means all software, hardware, firmware, telecommunications systems, network systems, embedded systems, and other systems or components that are owned or used by the Company.

    (e) The Company (i) has made a full and complete assessment of the Year 2000 Issues (as defined below) and (ii) does not reasonably anticipate that Year 2000 Issues will have a Company Material Adverse Effect on its operations, business, financial condition or results of operations.

    (f) As used in this Agreement, "Year 2000 Issues," means anticipated costs, problems and uncertainties associated with being Year 2000 Compliant, including the ability of certain computer applications to effectively handle data including dates on and after January 1, 2000, as such ability affects the business, operations, and financial condition of the Company and of the Company's material customers, suppliers and vendors.

    2.24. DIRECTORS' AND OFFICERS' LIABILITY INSURANCE POLICIES. Section 2.24 of the Company disclosure Letter sets forth a full and complete list of all directors' and officers' liability insurance policies maintained by or on behalf of the Company on the date thereof.

    2.25. EXISTING CONTRACTS. The Company has not received any notices of default or termination with respect to any contract listed on Annex II hereto.

    2.26. NO UNDISCLOSED MATERIAL LIABILITIES. There are no liabilities of the Company of any kind whatsoever, whether accrued, contingent, absolute, determined or determinable, other than: (a) liabilities disclosed in the Company's Form 10-Q for the quarter ended March 31, 2001 included in the Company Filed Documents; and (b) liabilities incurred in the ordinary course of business consistent with past practice since March 31, 2001, which individually or in the aggregate, would not have a Company Material Adverse Effect.

                                  ARTICLE III.
                    REPRESENTATIONS AND WARRANTIES OF PARENT

    Parent represents and warrants to the Company that, except as set forth in the correspondingly numbered Sections of the letter, dated the date hereof, from Parent to the Company (the "Parent Disclosure Letter"):

    3.1. ORGANIZATION AND GOOD STANDING. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority and any necessary governmental authority to own, lease and operate its properties and to carry on its business as now being conducted.

    3.2. AUTHORIZATION; BINDING AGREEMENT. Parent and Merger Sub have all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including, but not limited to, the Merger, have been duly and validly authorized by the respective Boards of Directors of Parent and Merger Sub, and by Parent as sole shareholder of Merger Sub, and no other corporate proceedings on the part of Parent, Merger Sub or any other subsidiary of Parent are necessary to authorize the execution and delivery of this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of Parent and Merger Sub and constitutes the legal, valid and binding agreements of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms.

    3.3. GOVERNMENTAL APPROVALS. No Consent from or with any Governmental Authority on the part of Parent or Merger Sub is required in connection with the execution or delivery by Parent and Merger Sub of this Agreement or the consummation by Parent and Merger Sub of the transactions contemplated hereby other than (i) the filing of the Certificate of Merger with the secretary of State of Rhode Island in accordance with the Rhode Island Act, (ii) filings with the SEC, (iii) those Consents that, if they were not obtained or made, would not prevent or delay consummation of the Merger or otherwise prevent Parent or Merger Sub from performing their obligations under this Agreement and (iv) such filings as may be required in any jurisdiction where Parent is qualified or authorized to do business as a foreign corporation in order to maintain such qualification or authorization.

    3.4. NO VIOLATIONS. The execution, delivery and performance of this Agreement, the consummation of the transactions contemplated hereby and compliance by Parent and Merger Sub with any of the provisions hereof will not
(i) conflict with or result in any breach of any provision of the charter documents or Bylaws or other governing instruments of Parent or any of Parent's Subsidiaries, (ii) require any Consent under or result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any material contract, instrument, permit, license or franchise to which the Parent is a party or by which Parent or any of its assets or property is subject, (iii) result in the creation or imposition of any material lien or encumbrance of any kind upon any of the assets of Parent or any subsidiary of Parent or (iv) subject to obtaining the Consents from Governmental Authorities referred to in Section 3.3 hereof, contravene any Law to which Parent or any subsidiary of Parent or its or any of their respective assets or properties are subject, except, in the case of clauses (ii), (iii) and (iv) above, for any deviations from the foregoing which would not, individually or in the aggregate, have or be reasonably likely in the future to have a material adverse effect on the business, assets, condition (financial or otherwise), liabilities or results of operations of Parent and its subsidiaries taken as a whole.

    3.5. PROXY STATEMENT. None of the information supplied by Parent, its officers, directors, representatives, agents or employees (the "Parent Information"), specifically for inclusion in the Proxy

Statement will, on the date the Proxy Statement is first mailed to stockholders, at the time of the Special Meeting or at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it will be made, will be false or misleading with respect to any material fact, or will omit to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for such stockholders' meeting which has become false or misleading. Notwithstanding the foregoing, neither Parent nor Merger Sub makes any representation or warranty with respect to any information that has been supplied by the Company or its accountants, counsel or other authorized representatives for use in any of the foregoing documents.

    3.6. FINDERS AND INVESTMENT BANKERS. Neither Parent nor any of its officers or directors has employed any broker, finder or financial advisor or otherwise incurred any liability for any brokerage fees, commissions or financial advisors' or finders' fees in connection with the transactions contemplated hereby.

    3.7. FINANCING ARRANGEMENTS. At the Effective Time, Parent will have funds available to it (exclusive of any funds in the Company's accounts at the Effective Time) sufficient to purchase the Shares in accordance with the terms of this Agreement.

    3.8. NO PRIOR ACTIVITIES. Except for obligations or liabilities incurred in connection with its incorporation or organization or the negotiation and consummation of this Agreement, the Common Shareholders Agreements and the Preferred Purchase Agreement and the transactions contemplated hereby and thereby, Merger Sub has not incurred any obligations or liabilities, and has not engaged in any business or activities of any type or kind whatsoever or entered into any agreements or arrangements with any person or entity.

    3.9 LITIGATION. Except as disclosed in any report, statement or other document filed by Parent with the SEC prior to the date hereof ("Parent Filed Documents"), there is (i) no Litigation pending or, to the best knowledge of Parent and Merger Sub, threatened against Parent or Merger Sub which, individually or in the aggregate, has had or would be reasonably likely in the future to have a prevent or result in a delay of the consummation of the Merger, and (ii) no judgment, decree, writ, award, injunction, rule or order of any Governmental Authority outstanding against Parent or Merger Sub which, individually or in the aggregate, has had or would be reasonably likely in the future to prevent or result in a delay of the consummation of the Merger.

                                  ARTICLE IV.
                      ADDITIONAL COVENANTS OF THE COMPANY

    The Company covenants and agrees as follows:

    4.1. CONDUCT OF BUSINESS OF THE COMPANY. (a) Except as expressly contemplated by Section 4.1 of the Company Disclosure Letter, during the period from the date of this Agreement to the Effective Time, (i) the Company shall conduct its business in the ordinary course and consistent with past practice, and the Company shall use best efforts to preserve intact its business organization, keep available the services of its officers and employees and preserve intact the present commercial relationships of the Company with all persons with whom it does business and (ii) without limiting the generality or effect of the foregoing, the Company will not:

    (A) amend or propose to amend its Articles of Incorporation or Bylaws (or comparable governing instruments);

    (B) authorize for issuance, issue, deliver, grant, sell, pledge, dispose of or propose to issue, deliver, grant, sell, pledge or dispose of any shares of, or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any shares of, the capital stock or other securities of the Company including, but not limited to, stock appreciation rights, phantom stock, any securities convertible into or exchangeable for shares of stock of any class of the Company, except for the issuance of up to 222,875 Shares pursuant to the exercise of either incentive or non-qualified stock options, including management stock options, outstanding on the close of business on the day immediately preceding the date of this Agreement and listed in Section 2.2 of the Company Disclosure Schedule in accordance with their present terms;

    (C) split, combine or reclassify any shares of its capital stock or declare, pay or set aside any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock (except that the Company may, with prior notice to Parent, pay accrued and unpaid dividends through, but not beyond, March 31, 2001 on the Preferred Stock), or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire, directly or indirectly, any shares of its capital stock or other securities;

    (D) (a) other than in the ordinary course of business consistent with past practice, (i) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, indirectly, contingently or otherwise) for the obligations of any person or (ii) make any loans, advances or capital contributions to, or investments in, any other person (other than customary travel, relocation or business advances to employees);
       (b) acquire the stock or the assets of, or merge or consolidate with, any other person; (c) voluntarily incur any material liability or obligation (absolute, accrued, contingent or otherwise) other than in the ordinary course of business and in a manner consistent with past practice; or
       (d) sell, transfer, mortgage, pledge or otherwise dispose of, or encumber, or agree to sell, transfer, mortgage, pledge or otherwise dispose of or encumber, any assets or properties, real, personal or mixed material to the Company other than sales of products in the ordinary course of business and in a manner consistent with past practice;
       (e) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person, or make any loans, advances or capital contributions to, or investments in, any other person (other than in the ordinary course of business consistent with past practice); (f) enter into any contract or agreement other than in the ordinary course of business consistent with past practice; or (g) enter into a commitment to make any single capital expenditure which is in excess of $5,000 or enter into commitments to make capital expenditures (during any two-month period) which are, in the aggregate, in excess of $10,000;

    (E) increase in any manner the compensation of any of its directors, officers or employees or enter into, establish, amend or terminate any employment, consulting, retention, change in control, collective bargaining, bonus or other incentive compensation, profit sharing, health or other welfare, stock option or other equity, pension, retirement, vacation, severance, deferred compensation or other compensation or benefit plan, policy, agreement, trust, fund or arrangement with, for or in respect of, any shareholder, officer, director, other employee, agent, consultant or affiliate other than (i) as required pursuant to the terms of agreements in effect on the date of this Agreement and set forth in or contemplated by Section 4.1 of the Company Disclosure Schedule,
       (ii) increases in salaries of employees who are not directors or officers of the Company or Key Employees made in the ordinary course of business consistent with past practice or (iii) increases in salaries of Key Employees with Parent's prior written consent;

    (F) except as may be required as a result of a change in Law or in generally accepted accounting principles, change any of the accounting practices or principles used by it;

    (G) make any material Tax election, settle or compromise any material federal, state, local or foreign Tax liability, or waive any statute of limitations for any Tax claim or assessment or change its fiscal year;

    (H) settle or compromise any pending or threatened suit, action or claim which is material or which relates to the transactions contemplated hereby;

    (I) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company (other than the Merger);

    (J) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction (a) in the ordinary course of business and consistent with past practice of liabilities reflected or reserved against in the financial statements of the Company or incurred in the ordinary course of business and consistent with past practice and (b) of liabilities required to be paid, discharged or satisfied pursuant to the terms of any contract in existence on the date hereof (including, without limitation, benefit plans relating to directors) or entered into in accordance with this Section 4.1;

    (K) permit any insurance policy naming the Company as a beneficiary or a loss payable payee to be cancelled or terminated without the prior consent of the Parent, except in the ordinary course of business and consistent with past practice; or

    (L) take, or offer or propose to take, or agree to take in writing or otherwise, any of the actions described in Section 4.1(a) or any action which would make any of the representations or warranties of the Company contained in this Agreement untrue and incorrect as of the date when made if such action had then been taken, or would result in any of the Conditions not being satisfied.

    (M) pay the legal fees or other expenses of the Preferred Stockholder in connection with the transactions contemplated by this Agreement or otherwise or reimburse the Preferred Stockholder for such fees or expenses in an aggregate amount in excess of $50,000.

    (b) The Company shall use its best efforts to comply in all material respects with all Laws applicable to it or any of its properties, assets or business and maintain in full force and effect all the Company Permits necessary for, or otherwise material to, such business.

    4.2. NOTIFICATION OF CERTAIN MATTERS. The Company shall give prompt notice to Parent if any of the following occur after the date of this Agreement:
(i) receipt of any notice or other communication in writing from any third party alleging that the Consent of such third party is or may be required in connection with the transactions contemplated by this Agreement; (ii) receipt of any notice or other communication from any Governmental Authority (including, but not limited to, the National Association of Securities Dealers (the "NASD") or any securities exchange) in connection with the transactions contemplated by this Agreement; (iii) the occurrence of an event which would or would be reasonably likely in the future to (A) have a Company Material Adverse Effect or prevent or delay the consummation of the Merger or (B) cause any Merger condition (as set forth in Article VI) to be unsatisfied at any time prior to the consummation of the Merger; (iv) any breach by the Company of any provision hereof; or (v) the commencement or, to its knowledge, threat of any Litigation involving or affecting the Company or any of its respective properties or assets, or, to its knowledge, any employee, agent, director or officer, in his or her capacity as such, of the Company which, if pending on the date hereof, would have been required to have been disclosed in this Agreement or which relates to the consummation of the Merger.

    4.3. ACCESS AND INFORMATION. Between the date of this Agreement and the Effective Time, the Company will give, and shall cause its accountants and legal counsel to give, Parent and its respective authorized representatives (including, without limitation, its financial advisors, accountants and legal counsel), at all reasonable times, access as reasonably requested to all personnel, offices and other facilities and to all contracts, agreements, commitments, books and records (including Tax Returns) of or pertaining to the Company, will permit the foregoing to make such reasonable inspections as they may require and will cause its officers promptly to furnish Parent with
(a) such financial and operating data and other information with respect to the business and properties of the Company as Parent may from time to time reasonably request, and (b) a copy of each report, schedule and other document filed or received by the Company pursuant to the requirements of applicable securities laws or the NASD.

    4.4. STOCKHOLDER APPROVAL. As soon as practicable following the date hereof, the Company will take all steps necessary to duly call, give notice of, convene and hold a meeting of its stockholders for the purpose of voting upon the approval and adoption of this Agreement and the transactions contemplated hereby (the "Company Proposals"). Except as otherwise contemplated by this Agreement, (i) the Board of Directors of the Company will recommend to the stockholders of the Company that they approve the Company Proposals, (ii) the Company will include in the Proxy Statement the unanimous recommendation of the Company's Board of Directors that the stockholders of the Company vote in favor of the adoption of this Agreement and the transactions contemplated hereby and the written opinion of the Financial Advisor that the consideration to be received by the common stockholders of the Company pursuant to the Merger is fair from a financial point of view and (iii) the Company will use its best efforts to obtain any necessary approval by the Company's stockholders of the Company Proposals.

    4.5. BEST EFFORTS. Subject to the terms and conditions herein provided, the Company agrees to use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, including, but not limited to,
(i) obtaining all Consents from Governmental Authorities and other third parties required for the consummation of the Merger and the transactions contemplated thereby and (ii) having vacated, dismissed or withdrawn any order, stay, decree, judgment or injunction of any Governmental Authority which temporarily, preliminarily or permanently prohibits or prevents the transactions contemplated by this Agreement. Upon the terms and subject to the conditions hereof, the Company agrees to use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary to satisfy the other conditions of the closing set forth herein.

    4.6. PUBLIC ANNOUNCEMENTS. So long as this Agreement is in effect, the Company shall not, and shall cause its officers, directors and authorized representatives not to, issue or cause the publication of any press release or any other announcement with respect to the Merger or the transactions contemplated hereby without the consent of Parent, except for such of the foregoing as the Company determines that such release or announcement is required by applicable Law or pursuant to any applicable listing agreement with, or rules or regulations of, the NASD, in which case the Company, prior to making such announcement, will, if practicable in the circumstances, consult with Parent regarding the same.

    4.7. COMPLIANCE. In consummating the transactions contemplated hereby, the Company shall comply, in all material respects, with all applicable Laws.

    4.8. NO SOLICITATION. (a) The Company shall, and shall cause its officers, directors, employees, representatives and agents to, immediately cease any discussions or negotiations with any parties that may be ongoing with respect to a Takeover Proposal (as hereinafter defined). The Company shall not, nor shall it authorize or permit any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it to, directly or indirectly, (i) solicit, initiate or encourage (including by way of furnishing information), or take any other action designed or reasonably likely to facilitate, any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any Takeover Proposal or (ii) participate in any discussions or negotiations regarding any Takeover Proposal; PROVIDED, HOWEVER, that if, at any time prior to the Effective Time and following the receipt of a Superior Proposal, the Board of Directors of the Company determines in good faith, based upon the advice of outside counsel, that such action is necessary for the Board of Directors to comply with its fiduciary duties to the Company's stockholders under applicable Law, the Company may, in response to a Superior Proposal that was made in circumstances not otherwise involving a breach of this Agreement, and subject to compliance with Section 4.8(c), (x) furnish information with respect to the Company to a bona fide third party which has made a Superior Proposal pursuant to a confidentiality agreement having terms substantially the same as the Confidentiality Agreement (as hereinafter defined), provided that the Company advises Parent of all such nonpublic information delivered to such person concurrently with its delivery to the requesting party, and
(y) participate in negotiations regarding such Superior Proposal. "Takeover Proposal" means any inquiry, proposal or offer from any person relating to any direct or indirect acquisition or purchase of 10% or more of the assets of the Company or 10% or more of any class of equity securities of the Company, any tender offer or exchange offer that if consummated would result in any person beneficially owning 10% or more of any class of equity securities of the Company, any merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company, other than the transactions contemplated by this Agreement.

    (b) Except as set forth in this Section 4.8, neither the Board of Directors of the Company nor any committee thereof shall (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Parent, the approval or recommendation by such Board of Directors or such committee of the Merger or the Company Proposals, (ii) approve or recommend, or propose publicly to approve or recommend, any Takeover Proposal or (iii) cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (each, an "Acquisition Agreement") related to any Takeover Proposal. Notwithstanding the foregoing, in the event that prior to the Effective Time the Board of Directors of the Company determines in good faith, in response to a Superior Proposal that was made in circumstances not otherwise involving a breach of this Agreement, after consultation with outside counsel, that such action is necessary for the Board of Directors to comply with its fiduciary duties to the Company's stockholders under applicable law, the Board of Directors of the Company may (subject to this and the following sentences)
(x) withdraw or modify its approval or recommendation of the Merger or the Company Proposals or (y) approve or recommend a Superior Proposal, PROVIDED, HOWEVER, that any actions described in clauses (x) and (y) may be taken only at a time that is after the fifth business day following Parent's receipt of written notice advising Parent that the Board of Directors of the Company has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal, identifying the person making such Superior Proposal and providing notice of the determination of the Board of Directors of the

Company of what action referred to herein the Board of Directors of the Company has determined to take, PROVIDED, FURTHER, that the foregoing proviso shall not prevent the Board of Directors of the Company from taking any actions described in clause (x) within five business days of the Special Meeting so long as the notice described in the foregoing proviso is received by Parent prior to Noon, New York time, on the date of the Special Meeting. For purposes of this Agreement, a "Superior Proposal" means a bona fide written Takeover Proposal which (i) a majority of the disinterested members of the Board of Directors of the Company determines, in their good faith judgment (based on the opinion of independent financial advisors) that the value of the consideration provided for in such proposal exceeds 110% of the Per Share Amount, and, considering all relevant factors, is as or more favorable to the Company and its stockholders than the Merger and (ii) for which financing, to the extent required, is then fully committed or which, in the good faith judgment of a majority of the disinterested members of the Board of Directors (based on the advice of independent financial advisors), is reasonably capable of being financed by such third party.

    (c)  In addition to the obligations of the Company set forth in paragraphs
(a) and (b) of this Section 4.8, the Company shall immediately advise Parent orally and in writing of any request for information or of any Takeover Proposal, the material terms and conditions of such request or the Takeover Proposal and the identity of the person making such request or Takeover Proposal and shall keep Parent promptly advised of all significant developments which could reasonably be expected to culminate in the Board of Directors of the Company withdrawing, modifying or amending its recommendation of the Merger and the transactions contemplated by this Agreement.

    (d) Nothing contained in this Section 4.8 shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Securities Exchange Act or from making any disclosure to the Company's stockholders; PROVIDED, HOWEVER, neither the Company nor its Board of Directors nor any committee thereof shall, except as in accordance with Section 4.8(b), withdraw or modify, or propose publicly to withdraw or modify, its position with respect to the Merger or the Company Proposals or approve or recommend, or propose publicly to approve or recommend, a Takeover Proposal.

    4.9. SEC AND SHAREHOLDER FILINGS. The Company shall send to Parent a copy of, or notify Parent of the filing and availability on EDGAR of, all public reports and materials as and when it sends the same to its stockholders, the SEC or any state or foreign securities commission.

    4.10. TAKEOVER STATUTES. If any "fair price," "moratorium," "control share acquisition" or other similar antitakeover statute or regulation enacted under state or federal laws in the United States (each a "Takeover Statute") is or may become applicable to the Merger, the Company and the members of its Board of Directors will use best efforts to grant such approvals, and take such actions as are necessary so that the transactions contemplated by this Agreement and the Company Proposals may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any Takeover Statute on any of the transactions contemplated hereby.

    4.11. RELATED PARTY AGREEMENTS. Except as set forth in Section 4.11 of the Company Disclosure Letter and except for employment-related agreements or obligations contemplated by or disclosed in this Agreement, the Company shall take all actions necessary to terminate, effective as of the Effective Time, all contracts, commitments or obligations to, from or with the Company, on the one hand, and any Related Party, on the other hand.

    4.12. EMPLOYEE STOCK PURCHASE PLAN. Promptly following the execution hereof and in all cases prior to any public announcement concerning this Agreement, the Company will terminate its Section423 employee stock purchase plan and refund to participating employees any funds contributed thereto but not yet utilized for the purchase of Company Stock.

    4.13. SPECIAL COMMITTEE OF THE DIRECTORS. Promptly following the execution hereof the Board of Directors will adopt a resolution to provide that no fees shall accrue to the Special Committee of the Board of Directors after the date hereof.

                                   ARTICLE V.
                         ADDITIONAL COVENANTS OF PARENT
                    PARENT COVENANTS AND AGREES AS FOLLOWS:

    5.1. BEST EFFORTS. Subject to the terms and conditions herein provided, Parent agrees to use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, including, but not limited to, (i) obtaining all Consents from Governmental Authorities and other third parties required for the consummation of the Merger and the transactions contemplated thereby and
(ii) having vacated, dismissed or withdrawn any order, stay, decree, judgment or injunction of any Governmental Authority which temporarily, preliminarily or permanently prohibits or prevents the transactions contemplated by this Agreement. Upon the terms and subject to the conditions hereof, Parent agrees to use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary to satisfy the other conditions of the closing set forth herein. Notwithstanding any other provision hereof, in no event will Parent, Merger Sub or any of their Affiliates (collectively, the "Parent Group") be required to take or fail to take any action in order to obtain or make a Consent arising out of any contractual or legal obligation of or applicable to the Company, and in no event will any member of the Parent Group be required to enter into or offer to enter into any divestiture, hold-separate, business limitation or similar agreement or undertaking in connection with this Agreement, or the transactions contemplated hereby.

    5.2. PUBLIC ANNOUNCEMENTS. So long as this Agreement is in effect, Parent shall not, and shall cause its officers, directors and authorized representatives not to, issue or cause the publication of any press release or any other announcement with respect to the Merger or the transactions contemplated hereby without the consent of the Company, except for such of the foregoing as to which Parent determines that such release or announcement is required by applicable Law or pursuant to any applicable listing agreement with, or rules or regulations of, any stock exchange on which shares the Parent's capital stock are listed or the NASD, in which case Parent, prior to making such announcement, will, if practicable in the circumstances, consult with the Company regarding the same.

    5.3. COMPLIANCE. In consummating the transactions contemplated hereby, Parent shall comply in all material respects with all applicable Laws.

    5.4. EMPLOYEE BENEFIT PLANS. As of the Effective Time, Parent shall cause the Surviving Corporation to take such actions with respect to the Company Benefit Plans and the Key Employees as are set forth in Section 5.4 of the Parent Disclosure Letter.

    5.5. INDEMNIFICATION, EXCULPATION AND INSURANCE. (a) All rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time existing in favor of the current or former directors, officers or employees of the Company (the "Indemnified Parties") to the maximum extent as provided in the Company's articles of incorporation or bylaws (as the same now exists or hereafter may be amended, but in the case of such amendment only to the extent such amendment permits broader rights), the Rhode Island Act (as the same now exists or hereafter may be amended, but in the case of such amendment only to the extent such amendment permits broader rights), or in separate indemnity agreements between the Company and such indemnified parties, will be assumed by the Surviving Corporation and Parent will cause the Surviving Corporation to honor such obligations in accordance with the terms thereof, to the extent permitted by applicable law, without further action, as of the Effective Time, and such rights will continue in full force and effect in accordance with their respective terms. In addition, from and after the Effective Time, directors and officers of the Company who become directors or officers of Parent will be entitled to the same indemnity rights and protections (including those provided by directors' and officers' liability insurance) as are afforded to other directors and officers of Parent. Notwithstanding any other provision hereof, the provisions of this Section 5.5 are (i) intended to be for the benefit of, and will be enforceable by, each Indemnified Party, his or her heirs and his or her representatives and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise.

    (b) Parent will, and will cause the Surviving Corporation to, maintain in effect for a period of six years after the Effective Time policies of directors' and officers' liability insurance equivalent in all material respects to those maintained by or on behalf of the Company on the date hereof (and having coverage and containing terms and conditions which in the aggregate are not less advantageous to the persons currently covered by such policies as insured) with respect to claims arising from any actual or alleged wrongful act or omission occurring prior to the Effective Time for which a claim has not been made against any director or officer of the Company and/or any director or officer of the Company Subsidiaries prior to the Effective Time; PROVIDED, HOWEVER, that if the aggregate premiums for such insurance exceeds 200% of the per annum rate of premium currently paid by the Company for such insurance on the date of this Agreement, then Parent will cause the Surviving Corporation to, and the Surviving Corporation will, provide the maximum coverage that will then be available at an aggregate premium equal to 200% of such rate, provided, further, however, that, notwithstanding such 200% limitation, such directors' and officers' coverage, or equivalent "tail" or "discovery period" coverage, will in any event be provided for a minimum of three years following the Effective Time.

                                  ARTICLE VI.
                               MERGER CONDITIONS

    The respective obligations of each party to effect the Merger shall be subject to the fulfillment or waiver at or prior to the Effective Time of the following conditions, PROVIDED that the obligation of each party to effect the Merger shall not be relieved by the failure of any such conditions if such failure is the proximate result of any breach by such party of any of its material obligations under this Agreement:

    6.1. STOCKHOLDER APPROVAL. The Company Proposals shall have been approved at or prior to the Effective Time by the requisite vote of the stockholders of the Company in accordance with the Rhode Island Act and the Company's Articles of Incorporation, which the Company has represented shall be solely the affirmative vote of a majority of the outstanding Shares, voting together as a class with Preferred Shares on an as converted basis, and a majority of the Preferred Shares, voting as a separate class.

    6.2. NO INJUNCTION OR ACTION. No order, statute, rule, regulation, executive order, stay, decree, judgment or injunction shall have been enacted, entered, promulgated or enforced by any court or other Governmental Authority which temporarily, preliminarily or permanently prohibits or prevents the consummation of the Merger which has not been vacated, dismissed or withdrawn prior to the Effective Time.

    6.3. OTHER APPROVALS. On or prior to the Closing Date, the Consents specified in Section 2.5 of the Company Disclosure Letter, and Section 3.3 of the Parent Disclosure Letter, if any, shall have been obtained.

    6.4. CONDITIONS OF OBLIGATIONS OF PARENT AND MERGER SUB. The obligations of Parent and Merger Sub to effect the Merger are subject to the satisfaction of the following conditions (which may be waived in whole or in part by Parent):
(a) the Company shall have performed all of the obligations required to be performed by it under this Agreement on or before the Closing Date; (b) the representations and warranties of the Company shall be true and correct as of the date hereof and, except to the extent such representations and warranties speak as of an earlier date, as of the Effective Time, as though made at and as of the Effective Time; (c) the Company shall have obtained all Consents required from Governmental Authorities and other third parties required for the consummation of the Merger and the transactions contemplated hereby; (d) the Company and the Parent shall have received written communications from the parties to the contracts listed on Annex II stating that such party is aware of the proposed transfer of ownership of the Company to the Parent and that such transfer will not cause such party to terminate the contract or refuse assignment of the contract, or containing such other language that is acceptable to the Parent in its sole reasonable discretion; (e) that the Company shall have received, prior to the Effective Time, from the holder of each Company Option and from the holder of each Restricted Stock Unit, an executed Amendment form included as part of Section 2.14 of the Company Disclosure Letter, (f) the Parent shall have received a certificate dated the Closing Date signed on behalf of the Company by its Chief Executive Officer or the Chief Financial Officer confirming the matters set forth in clauses (a), (b), (c), (d) and (e) of this
Section 6.4; (g) the Financial Advisor shall not have withdrawn or modified its written opinion referred to in Section 2.21; (h) that each of the Stockholders listed on Annex I have executed and delivered to Parent a Common Shareholders Agreement and the Preferred Stockholder has executed and delivered to Parent the Preferred Purchase Agreement; (i) Merger Sub shall have acquired all the Preferred Shares from the Preferred Stockholder pursuant to the Preferred Purchase Agreement; (j) that the holders of the Warrants referred to in
Section 2.2 shall have agreed in writing that such Warrants shall be cancelled at the Effective Time; (k) that the Company employees listed on Schedule 5.4 of the Parent Disclosure Schedule shall have executed and delivered to Parent and the Company agreements (and, as applicable, releases) in the forms included as part of Schedule 5.4 of the

Parent Disclosure Letter (and the revocation period provided for in any such release shall have expired); and (l) the Company shall have delivered to the Parent an opinion of Duffy & Sweeney, LTD, dated the Closing Date, to the effect that the Company is duly incorporated, validly existing and in good standing under the State of Rhode Island and that this Agreement has been duly authorized, executed and delivered by the Company and is enforceable against the Company in accordance with its terms.

    6.5 CONDITIONS OF OBLIGATIONS OF THE COMPANY. The obligations of the Company to effect the Merger are subject to the satisfaction of the following conditions (which may be waived in whole or in part by the Company): (a) Parent and Merger Sub shall have performed all of the obligations required to be performed by it under this Agreement on or before the Closing Date; (b) the representations and warranties of Parent and Merger Sub shall be true and correct as of the date hereof and, except to the extent such representations and warranties speak as of an earlier date, as of the Effective Time, as though made at and as of the Effective Time; and the Company shall have received a certificate from an authorized officer of Parent and Merger Sub concerning the matters set forth in clauses (a) and (b) of this Section 6.5; and (c) Parent and Merger Sub shall have obtained all Consents required from Governmental Authorities and other third parties, if any, required for the consummation of the Merger and the transactions contemplated hereby.

                                  ARTICLE VII.
                          TERMINATION AND ABANDONMENT

    7.1. TERMINATION. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after approval of the stockholders of the Company, upon the occurrence of any of the following:

    (a)  by mutual written consent of Parent and the Company;

    (b) by either Parent or the Company if any Governmental Authority shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement or, for the benefit of Parent only, the Preferred Purchase Agreement or any of the Common Shareholders Agreements, and such order, decree or ruling or other action shall have become final and nonappealable;

    (c) by Parent if the Company shall have breached in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement which breach or failure to perform is incapable of being cured or has not been cured in all material respects by the date that is one business day prior to the date scheduled for the Special Meeting;

    (d) by Parent if (i) the Board of Directors of the Company or any committee thereof shall have withdrawn or modified in a manner adverse to Parent its approval or recommendation of the Merger or any of the Company Proposals, or failed to reconfirm its recommendation within two business days after a written request to do so, or approved or recommended any Takeover Proposal or the Company shall have failed to comply with its agreements set forth in
Section 1.10(b) hereof or (ii) the Board of Directors of the Company or any committee thereof shall have resolved to take any of the foregoing actions;

    (e) by the Parent if there shall be in effect an injunction or other order, decree, judgment or ruling by a Governmental Authority of competent jurisdiction or a Law shall have been promulgated, enacted, taken or threatened by a Governmental Authority of competent jurisdiction which in any such case
(i) prohibits or restricts the ownership or operation by Parent (or any of its Affiliates or Subsidiaries) of any portion of the Company's business or assets, or compels Parent (or any of its Affiliates or Subsidiaries) to dispose of or hold separate any portion of the Company's business or assets or (ii) imposes any material limitations on the ability of Parent or any of its Affiliates or Subsidiaries effectively to control in any respect the business and operations of the Company;

    (f) by the Parent if any Governmental Authority shall have instituted any action, suit or proceeding seeking any relief or remedy referred to in paragraph (e) or material damages as a result of any of this Agreement or any transactions contemplated hereby;

    (g) by the Company if Parent shall have breached in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform is incapable of being cured or has not been cured in all material respects by the date that is one business day prior to the date scheduled for the Special Meeting;

    (h) by the Company in order to enter into a definitive agreement providing for a Superior Proposal entered into in accordance with Section 4.8, provided that prior thereto the Company has paid the Termination Fee and Parent Expenses in accordance with Section 7.2;

    (i) by Parent, if the Company, any of its officers or directors or financial or legal advisors shall take any of the actions that would be proscribed by Section 4.8 hereof but for the exceptions therein allowing certain actions to be taken pursuant to the proviso in the second sentence of
Section 4.8(a) hereof or pursuant to the second sentence of Section 4.8(b) hereof;

    (j) by either the Company or the Parent if at the Special Meeting (including any adjournment thereof) this Agreement and the Merger shall fail to be adopted by the affirmative vote required under the Rhode Island Act and the Company's Articles of Incorporation;

    (k) by the Parent if it shall have been publicly disclosed or Parent shall have otherwise learned that beneficial ownership (determined for the purposes of this paragraph as set forth in Rule 13d-3 promulgated under the Securities Exchange Act) of more than 25% of the outstanding Shares has been acquired by any person (including the Company, any of the Company Subsidiaries or affiliates thereof) or group (as defined in Section 13(d)(3) of the Securities Exchange
Act), other than Parent or any of its affiliates; PROVIDED, HOWEVER, in the case of any acquisition by any of the parties listed on Annex I hereto that has previously filed a Schedule 13D with respect to its ownership of Shares of the Company, such percentage shall be 35% with respect to such party (together with such party's affiliates or any other person with which such party forms a "group" for purposes of the rules promulgated under Section 13 of the Securities Exchange Act);

    (l) by the Parent if there shall have occurred any event that, individually or when considered together with any other matter, has had or is reasonably likely in the future to have a Company Material Adverse Effect; or

    (m) by the Company or the Parent if the Merger shall not have been consummated on or before the 180th calendar day after the date hereof, PROVIDED that the terminating party's failure to perform any of its obligations under this Agreement does not result in the failure of the Merger to be so consummated by such time.

    The party desiring to terminate this Agreement pursuant to the preceding paragraphs shall give written notice of such termination to the other party in accordance with Section 8.5 hereof.

    7.2. EFFECT OF TERMINATION AND ABANDONMENT. (a) In the event of termination of this Agreement and the abandonment of the Merger pursuant to this
Article VII, this Agreement (other than Sections 7.2, 8.1, 8.3, 8.5, 8.6, 8.7, 8.8, 8.11, 8.12, 8.13, 8.14 and 8.15 hereof) shall become void and of no effect with no liability on the part of any party hereto (or of any of its directors, officers, employees, agents, legal or financial advisors or other representatives); PROVIDED, HOWEVER, that no such termination shall relieve any party hereto from any liability for any breach of this Agreement prior to termination. If this Agreement is terminated as provided herein, each party shall hold in confidence in accordance with the terms and conditions of the Confidentiality Agreement all materials obtained from, or based on or otherwise reflecting or generated in whole or in part from information obtained from, any other party hereto in connection with the transactions contemplated by this Agreement, and shall not use any such materials for the purpose of competing with the businesses of the other parties hereto, whether obtained before or after the execution hereof.

    (b) In the event that (A) a Takeover Proposal shall have been made known to the Company or has been made directly to its stockholders generally or any person shall have publicly announced an intention (whether or not conditional) to make a Takeover Proposal and thereafter this Agreement is terminated by either the Company or Parent pursuant to 7.1(j) hereof or by the Company pursuant to Section 7.1(m) hereof or (B) this Agreement is terminated (x) by the Company pursuant to Section 7.1(h) hereof, (y) by Parent pursuant to
Section 7.1(d), 7.1(i) or 7.1(k) hereof or (z) Parent pursuant to
Section 7.1(c) hereof, then the Company shall promptly, but in no event later than two business days after the date of such termination, pay Parent a fee equal to $300,000 (the "Termination Fee"), payable by wire transfer of same day funds; PROVIDED, HOWEVER, that no Termination Fee shall be payable to Parent pursuant to a termination by the Company pursuant to Section 7.1(j) or
Section 7.1(m) hereof unless and until within nine months of such termination, the Company or any of the Company Subsidiaries enters into a definitive agreement providing for any Takeover Proposal with the person or persons or any of their respective affiliates which proposed a Takeover Proposal prior to the termination of this Agreement. The Company acknowledges that the agreements contained in this

Section 7.2(b) are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Parent would not enter into this Agreement. In the event the Termination Fee becomes payable pursuant to this
Section 7.2(b), the Company shall promptly pay upon Parent's request all reasonable out-of-pocket charges and expenses incurred by Parent in connection with this Agreement, the Common Shareholders Agreements and the Preferred Purchase Agreement and the transactions contemplated hereby and thereby not to exceed $50,000 (the "Parent Expenses"), which payments shall be in addition to the Termination Fee. Notwithstanding the foregoing, the fee or expense reimbursement contemplated hereby shall be paid pursuant to this Section 7.2(b) regardless of any alleged breach by Parent of its obligations hereunder, PROVIDED that no payment by the Company made pursuant to this Section 7.2(b) shall operate or be construed as a waiver by the Company of any breach of this Agreement by Parent or Merger Sub or of any rights of the Company in respect thereof.

                                 ARTICLE VIII.
                                 MISCELLANEOUS

    8.1. CONFIDENTIALITY. Each of Parent, Merger Sub and the Company will hold, and will cause its respective officers, employees, accountants, counsel, financial advisors and other representatives to hold, any nonpublic information in accordance with the terms of the Confidentiality Agreement dated
December 22, 2001, between Parent and the Company (the "Confidentiality Agreement"). As of the Effective Time, all of Parent's restrictions and obligations under the Confidentiality Agreement shall terminate.

    8.2. AMENDMENT AND MODIFICATION. This Agreement may be amended, modified or supplemented only by a written agreement among the Company, Parent and Merger Sub.

    8.3. WAIVER OF COMPLIANCE; CONSENTS. Any failure of the Company on the one hand, or Parent and Merger Sub on the other hand, to comply with any obligation, covenant, agreement or condition herein may be waived by Parent on the one hand, or the Company on the other hand, only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this
Section 8.3.

    8.4. SURVIVAL. The respective representations, warranties, covenants and agreements of the Company and Parent contained herein or in any certificates or other documents delivered prior to or at the Closing shall survive the execution and delivery of this Agreement, notwithstanding any investigation made or information obtained by the other party, but shall terminate at the Effective Time, except for those contained in Sections 1.4, 1.5, 1.6, 1.8, 5.4, 5.5 and
8.1 hereof, which shall survive beyond the Effective Time.

    8.5. NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, by facsimile, receipt confirmed, or on the next business day when sent by overnight courier or on the second succeeding business day when sent by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified by like notice):

    (i) if to the Company, to:

       Network Six, Inc.
       475 Kilvert Street
       Warwick, Rhode Island 02886
       (401) 732-9000 phone

       Attention: Chief Financial Officer
       Telecopy: (401) 732-9009

       with a copy to:

       Duffy & Sweeney, LTD
       300 Turks Head Building
       Providence, Rhode Island 02903

       Attention: Robert D. Emerson
       Telecopy: (401) 455-0701

                                          and

    (ii) if to Parent or Merger Sub, to:

       TRW Inc.
       1900 Richmond Road
       Cleveland, Ohio 44124

       Attention: Secretary
       Telecopy: (216) 291-7255

       with copies to:

       TRW Inc.
       12011 Sunset Hills Road
       Reston, Virginia 20190-3285

       Attention: Assistant General Counsel
       Telecopy: (703) 345-7075

    8.6. BINDING EFFECT; ASSIGNMENT. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned or delegated by any of the parties hereto prior to the Effective Time without the prior written consent of the other party hereto except that Parent and Merger Sub may assign or delegate all or any of their respective rights and obligations hereunder to a direct or indirect wholly-owned subsidiary or subsidiaries of Parent, PROVIDED, HOWEVER, that no such assignment or delegation shall relieve the assigning or delegating party of its duties hereunder.

    8.7. EXPENSES. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs or expenses, subject to the rights of Parent under
Section 7.2(b) hereof.

    8.8. GOVERNING LAW. This Agreement shall be deemed to be made in, and in all respects shall be interpreted, construed and governed by the laws of the State of New York, except to the extent that the terms and consummation of the Merger is subject to the Rhode Island Act, in which case such law shall govern.

    8.9. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

    8.10. INTERPRETATION. The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement. As used in this Agreement, (i) the term "person" shall mean and include an individual, a partnership, a joint venture, a corporation, a limited liability company, a trust, an association, an unincorporated organization, a Governmental Authority and any other entity, (ii) unless otherwise specified herein, the term "Affiliate," with respect to any person, shall mean and include any person controlling, controlled by or under common control with such person and (iii) the term "Subsidiary" of any specified person shall mean any corporation 50 percent or more of the outstanding voting power of which, or any partnership, joint venture, limited liability company or other entity
50 percent or more of the total equity interest of which, is directly or indirectly owned by such specified person.

    8.11. ENTIRE AGREEMENT. This Agreement and the documents or instruments referred to herein including, but not limited to, the Annex(es) attached hereto and Disclosure Letters referred to herein, which Annex(es) and Disclosure Letters are incorporated herein by reference, and the Confidentiality Agreement embody the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants, or undertakings, other than those expressly set forth or referred to herein or therein. This Agreement supersedes all prior agreements and the understandings between the parties with respect to such subject matter.

    8.12. SEVERABILITY. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction.

    8.13. SPECIFIC PERFORMANCE. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement and were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the parties further agree that each party shall be entitled to an injunction or restraining order to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other right or remedy to which such party may be entitled under this Agreement, at law or in equity.

    8.14. THIRD PARTIES. Nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any person that is not a party hereto or thereto or a successor or permitted assign of such a party; PROVIDED HOWEVER, that the parties hereto specifically acknowledge that the provisions of Sections 1.6, 5.4 and 5.5 hereof are intended to be for the benefit of, and shall be enforceable by, the current or former employees, officers and directors of the Company and/or the Company Subsidiaries affected thereby and their heirs and representatives and the provisions of Section 1.5(b) are intended to be for the benefit of, and shall be enforceable by, stockholders of the Company affected thereby and their heirs and representatives.

    8.15. DISCLOSURE LETTERS. The Company and Parent acknowledge that the Company Disclosure Letter and the Parent Disclosure Letter (i) relate to certain matters concerning the disclosures required and transactions contemplated by this Agreement, (ii) are qualified in their entirety by reference to specific provisions of this Agreement, (iii) are not intended to constitute and shall not be construed as indicating that such matter is required to be disclosed, nor shall such disclosure be construed as an admission that such information is material with respect to the Company or Parent, as the case may be, except to the extent required by this Agreement, and (iv) disclosure of the information contained in one Section of the Company Disclosure Letter or Parent Disclosure Letter shall be deemed proper disclosure for the Section to which specific reference is made.

    8.16. TAX CONSEQUENCES OF THE MERGER. The parties hereto acknowledge that the Merger will NOT qualify as a tax-free reorganization within the meaning of section 368 of the Internal Revenue Code of 1986, as amended. Parent and Merger Sub make no representations or warranties to the Company or its stockholders regarding the tax ramifications of the Merger.

    IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be signed and delivered by their respective duly authorized officers as of the date first above written.

                                                       TRW INC.

                                                       By:           /s/ WILLIAM B. LAWRENCE
                                                            -----------------------------------------
                                                                       William B. Lawrence
                                                            EXECUTIVE VICE PRESIDENT, GENERAL COUNSEL
                                                                          AND SECRETARY

                                                       NSI SYSTEMS INC.

                                                       By:             /s/ RONALD P. VARGO
                                                            -----------------------------------------
                                                                         Ronald P. Vargo
                                                                   VICE PRESIDENT AND TREASURER

                                                       NETWORK SIX, INC.

                                                       By:            /s/ KENNETH C. KIRSCH
                                                            -----------------------------------------
                                                                        Kenneth C. Kirsch
                                                              PRESIDENT AND CHIEF EXECUTIVE OFFICER

                                    ANNEX I

Stockholders Party to Common Shareholders Agreements

a.  Alliance Capital Investment Corp.,
    Jericho Capital Corp. SEP f/b/o Kenneth Greene,
    Kenneth Greene, and Stacy Greene

b.  Kenneth C. Kirsch and Kenneth C. Kirsch Revocable Trust--1993

c.  Donna J. Guido

                                    ANNEX II

1. Contract dated July 1, 1999 between the Company and the State of Rhode Island Department of Human Services (INRHODES contract)

2. Contract dated January 27, 2000 between the Company and the State of Rhode Island Department of Children, Youth and Families (RICHIST contract)

3. Contract dated April, 1997 between the Company and the State of Maine Department of Human Services (MACWIS contract)

                                                                      APPENDIX B

                                     [LOGO]

                                                                    June 6, 2001

Board of Directors
Network Six, Inc.
475 Kilvert Street
Warwick, Rhode Island 02886

Gentlemen and Ms. Guido:

    You have requested our opinion regarding the fairness to the common stockholders of Network Six, Inc. ("Network Six") of the proposed sale (the "Sale") of Network Six to TRW Inc. ("TRW"). The terms of the Sale are set forth in the Merger Agreement dated June 6, 2001, between Network Six and TRW (the "Agreement"). Pursuant to the Agreement, TRW will purchase a) the outstanding shares of common stock of Network Six for $3.60 per share, b) the vested and unvested options of Network Six with an exercise price of $3.60 per share or less for the difference between the exercise price and $3.60, and c) the Series A Convertible Preferred Stock of Network Six with a liquidation value of $2,500,000 for a three-year promissory note in the principal amount of $2,500,000 bearing interest at 6% per year. The aggregate cash purchase price for the outstanding shares of common stock is expected to be approximately $3,050,000, and the aggregate purchase price for the outstanding options is expected to be approximately $301,000.

    Delta Financial Group, Inc. ("DFG") is frequently engaged in the valuation of businesses and their securities in connection with both its investment banking activities and its financial advisory services. DFG has acted as a financial advisor to the Special Committee of the Board of Directors of Network Six in connection with its review and negotiation of potential transactions for the sale of Network Six. DFG is being paid a fee for such services and for the preparation of this opinion. DFG has provided no other investment banking or financial advisory services to Network Six or its principal shareholders.

    In connection with rendering this opinion we have:

       - reviewed the Agreement,

       - reviewed the audited financial statements of Network Six for the year ended December 31, 2000,

       - reviewed the unaudited financial statements of Network Six for the three months ended March 31, 2001,

       - reviewed the financial projections for the year 2001 prepared by the management of Network Six,

       - reviewed the price and volume history of the common stock of Network
         Six,

       - considered the discussions Network Six has held with other potential acquirors during the past twelve months,

       - considered the competitive environment for companies engaged in providing information technology services to federal, state and local governments and their agencies,

       - considered the prospects for Network Six as an independent company, and

       - reviewed the terms of recent acquisitions of companies similar to Network Six.

In addition, as part of our review we held discussions with the management of Network Six.

    We have relied upon the accuracy and completeness of the financial and other information we have been provided by Network Six for the purposes of this opinion. We have not attempted to independently verify such information. We have also assumed that the financial forecasts provided to us have been reasonably prepared and reflect the best currently available judgements and estimates of the management of Network Six.

    Based upon and subject to the foregoing and based upon such other factors as we considered relevant, it is our opinion that the terms of the Sale are fair from a financial point of view to the common stockholders of Network Six.

                                                       Sincerely,

                                                       /s/ TIMOTHY HURLEY
                                                       ---------------------------------------------
                                                       Timothy Hurley, President

                                                                      APPENDIX C

                     RHODE ISLAND BUSINESS CORPORATION ACT

    7-1.1-73. RIGHT OF SHAREHOLDERS TO DISSENT.--(a) Any shareholder of a corporation has the right to dissent from any of the following corporate actions:

    (1) Any plan of merger or consolidation to which the corporation is a party, unless the corporation is the surviving corporation in a merger and the approval of its stockholders was not required by virtue of the provisions of either
Section 7-1.1-67 or Section 7-1.1-68.1; or

    (2) Any acquisition which requires the approval of the shareholders under
Section 7-1.1-70.1;

    (3) Any sale or exchange of all or substantially all of the property and assets of a corporation which requires the approval of the shareholders under
Section 7-1.1-72.

        (b) A shareholder may not dissent as to less than all of the shares registered in his or her name which are owned beneficially by him or her. A nominee or fiduciary may not dissent on behalf of any beneficial owner as to less than all of the shares of the owner registered in the name of the nominee or fiduciary.

        (c) Unless otherwise provided in the articles of incorporation of the issuing corporation, there is no right to dissent for the holders of the shares of any class or series of stock which, on the date fixed to determine the stockholders entitled to receive notice of the proposed transaction (or a copy of the agreement of merger under Section 7-1.1-68.1), were:

    (1) Registered on a national securities exchange or included as national market securities in the national association of securities dealers automated quotations system or any successor national market system; or

    (2) Held of record by not less than two thousand (2,000) stockholders.

    7.1.1-74. RIGHTS OF DISSENTING SHAREHOLDERS.--(a) Any shareholder electing to exercise the right of dissent shall file with the corporation, prior to or at the meeting of shareholders at which the proposed corporate action is submitted to a vote, a written objection to the proposed corporate action. If the proposed corporate action is approved by the required vote and the shareholder has not voted in favor of it, the shareholder may, within ten (10) days after the date on which the vote was taken, or if a corporation is to be merged without a vote of its shareholders into another corporation, any of its shareholders may, within fifteen (15) days after the plan of the merger has been mailed to the shareholders, make written demand on the corporation, or, in the case of a merger or consolidation, on the surviving or new corporation, domestic or foreign, for payment of the fair value of the shareholder's shares. If the proposed corporate action is effected, the corporation shall pay to the shareholder, upon surrender of the certificate or certificates representing the shares, the fair value of the shares as of the day prior to the date on which the vote was taken approving the proposed corporate action, excluding any appreciation or depreciation in anticipation of the corporate action. Any shareholder failing to make demand within the ten (10) day period or the fifteen
(15) day period, as the case may be, is bound by the terms of the proposed corporate action. Any shareholder making the demand is thereafter only entitled to payment as provided in this section and is not entitled to vote or to exercise any other rights of a shareholder.

    (b) No demand may be withdrawn unless the corporation consents to it. If, however, the demand is withdrawn upon consent, or if the proposed corporate action is abandoned or rescinded or the shareholders revoke the authority to effect the action, or if, in the case of a merger, on the date of the filing of the articles of merger the surviving corporation is the owner of all the outstanding shares of the other corporations, domestic and foreign, that are parties to the merger, or if no demand or petition for the determination of fair value by a court has been made or filed within the time provided in this section, or if a court of competent jurisdiction determines that the shareholder is not entitled to the relief provided by this section, then the right of the shareholder to be paid the fair value of his or her shares ceases and his or her status as a shareholder is restored, without prejudice to any corporate proceedings taken during the interim.

    (c) Within ten (10) days after the corporate action is effected, the corporation, or, in the case of a merger or consolidation, the surviving or new corporation, domestic or foreign, shall give written notice of the action to each dissenting shareholder who has made demand as provided in these provisions, and shall make a written offer to each shareholder to pay for the shares at a specified price deemed by the corporation to be the fair value of the shares. The notice and offer shall be accompanied by a balance sheet of the corporation the shares of which the dissenting shareholder holds, as of the latest available date and not more than twelve (12) months prior to the making of the offer, and a profit and loss statement of the corporation for the twelve (12) month period ended on the date of the balance sheet.

    (d) If within thirty (30) days after the date on which the corporate action was effected the fair value of the shares is agreed upon between any dissenting shareholder and the corporation, payment for the shares shall be made within ninety (90) days after the date on which the corporate action was effected, upon surrender of the certificate or certificates representing the shares. Upon payment of the agreed value, the dissenting shareholder ceases to have any interest in the shares.

    (e) If within the period of thirty (30) days a dissenting shareholder and the corporation do not agree on the matter, then the corporation, within thirty
(30) days after receipt of written request for the filing from any dissenting shareholder given within sixty (60) days after the date on which the corporate action was effected, shall, or at its election at any time within the period of sixty (60) days may, file a petition in any court of competent jurisdiction in the county in this state where the registered office of the corporation is located praying that the fair value of the shares is found and determined. If, in the case of a merger or consolidation, the surviving or new corporation is a foreign corporation without a registered office in this state, the petition shall be filed in the county where the registered office of the domestic corporation was last located. If the corporation fails to institute the proceeding as provided, any dissenting shareholder may do so in the name of the corporation. All dissenting shareholders, wherever they reside, shall be made parties to the proceeding as an action against their shares quasi in rem. A copy of the petition shall be served on each dissenting shareholder who is a resident of this state and shall be served by registered or certified mail on each dissenting shareholder who is a nonresident. Service on nonresidents shall also be made by publication as provided by law. The jurisdiction of the court is plenary and exclusive. All shareholders who are parties to the proceeding are entitled to judgment against the corporation for the amount of the fair value of their shares. The court may, if it so elects, appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers have the power and authority that is specified in the order of their appointment or an amendment of the order. The judgment is payable only upon and concurrently with the surrender to the corporation of the certificate or certificates representing the shares. Upon payment of the judgment, the dissenting shareholder ceases to have any interest in the shares.

    (f) The judgment shall include an allowance for interest at the rate of interest on judgments in civil actions from the date on which the vote was taken on the proposed corporate action to the date of payment.

    (g) The costs and expenses of any proceeding shall be determined by the court and assessed against the corporation, but all or any part of the costs and expenses may be apportioned and assessed as the court deems equitable against any or all of the dissenting shareholders who are parties to the proceeding to whom the corporation has made an offer to pay for the shares if the court finds that the action of the shareholders in failing to accept the offer was arbitrary or vexatious or not in good faith.

The expenses include reasonable compensation for and reasonable expenses of the appraisers, but exclude the fees and expenses of counsel for and experts employed by any party; but if the fair value of the shares as determined materially exceeds the amount which the corporation offered to pay for the shares, or if no offer was made, the court in its discretion may award to any shareholder who is a party to the proceeding a sum that the court determines to be reasonable compensation to any expert or experts employed by the shareholder in the proceeding.

    (h) Within twenty (20) days after demanding payment for his or her shares, each shareholder demanding payment shall submit the certificate or certificates representing his or her shares to the corporation for notation on the certificate that the demand has been made. His or her failure to do so shall, at the option of the corporation, terminate his or her rights under this section unless a court of competent jurisdiction, for good and sufficient cause shown, directs otherwise. If shares represented by a certificate on which notation has been made are transferred, each new certificate issued for the shares shall bear similar notation, together with the name of the original dissenting holder of the shares, and a transferee of the shares acquires by the transfer no rights in the corporation other than those which the original dissenting shareholder had after making demand for payment of the fair value of the shares.

    (i) Shares acquired by a corporation pursuant to payment of the agreed value for the shares or to payment of the judgment entered for the shares, as provided in this section, may be held and disposed of by the corporation as in the case of other treasury shares. However, in the case of a merger or consolidation, they may be held and disposed of as the plan of merger or consolidation otherwise provides.

                                  FORM OF PROXY

      PLEASE VOTE, SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

                                NETWORK SIX, INC.
            PROXY FOR SPECIAL MEETING OF SHAREHOLDERS AUGUST __, 2001
                       SOLICITED BY THE BOARD OF DIRECTORS

            The undersigned, having received notice of the special meeting of shareholders to be held on August ___, 2001 at ______ _.m., local time, at the Crowne Plaza Hotel at the Crossings, 801 Greenwich Avenue, Warwick, Rhode Island and the Proxy Statement relating to the meeting, hereby revokes all prior proxies and appoints Kenneth C. Kirsch and James J. Ferry, and each of them acting singly, with full power of substitution, as proxies to represent and vote on behalf of the undersigned, as designated below, all shares of common stock, par value $0.10 per share, of Network Six, Inc., a Rhode Island corporation, that the undersigned would be entitled to vote if present in person at the special meeting of shareholders and any adjournment or adjournments thereof. These proxies are authorized to vote in their discretion upon such other matters as may properly come before the special meeting.

            When properly executed, this proxy will be voted in the manner directed herein by the undersigned. IF A CHOICE IS NOT SPECIFIED WITH RESPECT TO ANY PROPOSAL, THIS PROXY WILL BE VOTED FOR SUCH PROPOSAL.

            Attendance of the undersigned at the special meeting will not be deemed to revoke this proxy unless the undersigned shall revoke this proxy in writing and shall vote in person at the special meeting.

EACH STOCKHOLDER SHOULD SIGN THIS PROXY PROMPTLY AND RETURN IT IN THE ENCLOSED ENVELOPE. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF NETWORK SIX, INC.

                                      PROXY

INSTRUCTIONS FOR VOTING YOUR PROXY:

Mark, sign and date the attached proxy card and return it in the postage-paid envelope enclosed.

[X] Votes must be indicated, as in example to the left, in black or blue ink.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH OF THE PROPOSALS.

1. To approve and adopt the Agreement and Plan of Merger by and among Network Six, Inc., TRW Inc. and NSI Systems Inc., dated as of June 6, 2001 pursuant to which NSI Systems will be merged with and into Network Six, with Network Six continuing as the surviving corporation, and pursuant to which each outstanding share of Network Six common stock will be converted into the right to receive $3.60 in cash, without interest, as more fully described in the accompanying proxy statement and the merger agreement which is attached as Appendix A to the proxy statement:

            [ ]FOR                  [ ] AGAINST            [ ] ABSTAIN

2. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

            [ ]FOR                  [ ] AGAINST            [ ] ABSTAIN

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED, OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR PROPOSALS 1 AND 2.


DATED:______________, 2001              SIGNATURE(S)



                                        ________________________________________



                                        ________________________________________
                                        Please sign name(s) exactly as appearing on your stock certificate. If shares are held jointly, each joint owner should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.





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